As filed with the Securities and Exchange Commission on December 28, 2000.

                                                      Registration No. 333-47568
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -----------

                            AMENDMENT NO. 2 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                  -----------

                             GLOBAL KNOWLEDGE, INC.
             (Exact name of registrant as specified in its charter)

                                  -----------

         Delaware                    8200                    13-3860294
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of              Industrial            Identification No.)
     incorporation or        Classification Code
      organization)                Number)

                            9000 Regency Parkway,
                                  Suite 500
                             Cary, North Carolina
                                    27511
                                (919) 461-8600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  -----------

                             Stacey M. Cannon, Esq.
                       Vice President and General Counsel
                             Global Knowledge, Inc.

                            One Federal Street

                            Billerica, MA 01821

                              (978) 439-2400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  -----------
                                   Copies to:
       Robert A. Schwed, Esq.                    Lawrence D. Levin, Esq.
     REBOUL, MACMURRAY, HEWITT,                    KATTEN MUCHIN ZAVIS
         MAYNARD & KRISTOL                  525 West Monroe Street, Suite 1600
        45 Rockefeller Plaza                     Chicago, Illinois 60661
      New York, New York 10111                        (312) 902-5200
           (212) 841-5700
   Approximate Date Of Commencement Of Proposed Sale To The Public: As soon as practicable after this Registration Statement becomes effective.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                  -----------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED DECEMBER 28, 2000

                               14,600,000 Shares

                              [LOGO APPEARS HERE]

                             Global Knowledge, Inc.

                                  Common Stock

                                   --------

  Prior to this offering, there has been no public market for our common stock. The initial public offering price of the common stock is expected to be between $11.00 and $13.00 per share. We have applied to list our common stock on The Nasdaq National Market under the symbol "GOGK."

  The underwriters have an option to purchase a maximum of 2,190,000 additional shares to cover over-allotments of shares.

  Investing in our common stock involves risks. See "Risk Factors" on page 9.

                                                       Underwriting  Proceeds to
                                                       Discounts and   Global
                                       Price to Public  Commissions   Knowledge
                                       --------------- ------------- -----------
Per Share.............................       $              $            $
Total.................................      $              $            $

  Delivery of the shares of common stock will be made on or about           ,
2001.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston                        Banc of America Securities LLC

                           U.S. Bancorp Piper Jaffray

                The date of this prospectus is           , 2001.

                          Inside Front Cover/Gatefold

Graphics appearing on the inside front cover include Global Knowledge logo with
 "The Education Integration Company" tagline underneath it and a stylized globe positioned in the center with
           "www.globalknowledge.com", "1-800-COURSES" and three rows listing each of the twenty countries in which we do business in alphabetical order.

  Graphics and headings appearing on the gatefold following the inside cover:
  A stylized globe will be positioned in the center of the gatefold with four
                     Sections positioned around the globe.

                                   Section A

            (picture of a student working with a piece of hardware) "Instructor-led IT training: Intensive hands-on training delivered in the classroom or on-site."

    (picture of a student with headset receiving training over the Internet) "Instructor-led e-Learning: Interactive classroom experience from any location over the Web."

                                   Section B

   (picture of Knowledge Pathways product screenshot with logo treatment for
                        Knowledge Pathways and OnDemand)
  "Software Education Products: Group training management systems, customized content development
         platforms, and on demand in-application performance support."


                                   Section C

                    (screenshot of content on a web browser)

   (stylized picture of a Personal Digital Assistant displaying our content)

             (collage of branded texts from within our book series) "Self-Paced e-Learning: Course content delivered anywhere, any time, at any pace through: hosted Web-based
  e-Learning, remote online labs, online mentoring, PDA-based e-Learning, and self study guides."

                                   Section D


   (collage of various pictures representing our Program Management Services)
    "Full Service Program Management: Complete learning solutions to assess training needs, design tailored
  curricula, and manage all aspects of administration, instruction, mentoring, and tracking on a global basis."


                               Inside back cover

           "Global Knowledge Developed Courseware and Certifications"
   Course titles for some of our proprietary courses are displayed across the page.
               "Vendor-Authorized Courseware and Certifications"
 Logos of vendors with whom we have strategic vendor training relationships are displayed across the page.

                                   Back cover

    Global Knowledge logo with "The Education Integration Company" tagline.
                           "www.globalknowledge.com"

                                 ------------

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    2
Risk Factors........................    9
Special Note Regarding Forward-
 Looking Statements.................   16
Use of Proceeds.....................   16
Dividend Policy.....................   16
Capitalization......................   17
Dilution............................   18
Selected Consolidated Financial
 Data...............................   19
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   21
Business............................   36

                                    Page
                                    ----
Management.........................  55
Certain Relationships and Related
 Transactions......................  64
Principal Stockholders.............  66
Description of Capital Stock.......  68
Shares Eligible for Future Sale....  70
Underwriting.......................  72
Notice to Canadian Residents.......  75
Legal Matters......................  76
Experts............................  76
Where You Can Find Additional
 Information About Us..............  76
Index to Consolidated Financial
 Statements........................ F-1

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.



                     Dealer Prospectus Delivery Obligation

   Until           , 2001 (25 days after the commencement of this offering),
all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before buying shares in this offering. You should read the entire prospectus carefully. References in this prospectus to "Global Knowledge," "we," "our" and "us" refer to Global Knowledge, Inc. and each of our wholly-owned subsidiaries including Global Knowledge Network, Inc.
                             Global Knowledge, Inc.

   Based on 1999 revenues, we believe we are the world's largest independent information technology education integrator. We offer comprehensive training and software solutions, including assessment, curriculum design, training delivery and program management. We focus on networking systems and applications that manage the flow of voice, data and image through telecommunications and information systems networks--often referred to as the information technology, or IT, "convergence" space. We address the compelling need for skilled IT professionals responsible for designing, implementing and supporting networking systems within this rapidly changing global infrastructure.

   We believe that our solutions uniquely position us to meet the needs of multi-national corporations. We offer our clients:

  . a broad range of vendor-authorized and proprietary content to address the practical needs of IT professionals;

  . full-service integration and program management capabilities to offer large scale, turn-key solutions;

  . comprehensive delivery capabilities, including instructor-led and e-learning alternatives to maximize flexibility, retention and individual performance;

  . global resources, including instructors, facilities and a scalable e-Learning infrastructure; and

  . digital content coupled with e-Learning tools and software applications designed to enhance the performance of IT professionals through continuous support.

   We have a strong track record of delivering consistent solutions so that clients can be assured that their workforces will receive high-quality training, regardless of delivery format or location. Our clients are primarily leading technology, Internet infrastructure, and voice and data telecommunications companies, including AT&T, Cisco, Compaq, Deutsche Telekom, Ericsson, Korea Telecom, MCI, Nortel Networks, NTT and Sprint.

   Our educational solutions are designed to empower companies and their employees with choice over when, where and how their IT education programs will be designed and delivered. We collaborate with clients to design tailored programs that blend e-Learning tools with our instructor-led curricula to achieve the most effective results for individual learners. We have strategic training relationships with technology leaders such as Cisco, Microsoft, Oracle, Compaq, Nortel Networks, Red Hat, Novell, Enterasys and Entrust to deliver over 500 "vendor-authorized" training courses to IT professionals on product-specific skills in advanced networking and communications. We complement those courses with over 200 "Global Knowledge Developed" or "proprietary" courses that focus on integrating advanced technology concepts into multi-vendor IT environments, as well as prerequisite fundamentals to vendor-authorized courses. We deliver our training solutions through a flexible combination of instructor-led training, instructor-led live e-Learning, self-paced

e-Learning and printed study guides. We protect our clients' investment in training with performance enhancement e-Learning tools and software applications, including OnDemand Personal Navigator, which guides enterprise resource planning and customer relationship management application users through difficult tasks while remaining live in the application, and Knowledge Pathways, a comprehensive e-Learning platform for content development, assessment and personalized learning solutions.

   Over the past decade, demand for communications bandwidth across worldwide telecommunications systems has increased dramatically, driving global telecommunications providers to rapidly upgrade to a comprehensive infrastructure capable of carrying all information types, including voice, data and image. This migration to a universal system, commonly referred to as convergence, has significantly impacted the reach and power of applications supporting electronic commerce, enterprise resource planning, supply chain management and customer relationship management. With these applications running over disparate operating systems in most multinational corporations, those organizations require an advanced, intelligent network capable of coordinating information over the convergence infrastructure to accommodate voice, data and image information components. We believe that this specialized area of internetworking communications represents one of the highest growth areas in the Internet and technology sectors.

   Due to the strategic imperative to implement and support today's intelligent networks, demand for skilled internetworking IT professionals is far outstripping current supply. There is a clear need for quality education integrators to train IT professionals in high growth convergence technologies, such as internet infrastructure, telecommunications and data networking. This need is often referred to as the convergence skills gap. Although many training providers attempt to address this market, most focus only on regional markets, offer limited content, or provide training through a single delivery method, precluding them from serving the complex needs of large, multi-national corporations. We believe that learners prefer to have options for when, where and how they learn, and that the demand for various learning alternatives will be distributed across the full spectrum available in the marketplace. Accordingly, we believe that a significant market opportunity exists for education integrators that can offer full-service solutions to meet the mission critical needs of global organizations and their IT professionals.

   Our strategy is to become the leading provider of education integration services and products to global organizations and their IT professionals. The key elements of our strategy include:

  . exploiting the convergence skills gap by providing the advanced training required by corporations and their IT professionals in mission critical IT subject areas;

  . pursuing opportunities to provide complete training services throughout the entire extended enterprise and customer base of the most advanced technology hardware and software companies;

  . leveraging existing client relationships by increasing sales at these specifically targeted accounts and using the credibility provided by those relationships in marketing our products to other potential clients worldwide;

  . continuing to provide integrated learning solutions that offer the greatest level of flexibility to our clients and achieve the highest level of performance for their IT professionals; and

  . leveraging strategic relationships with hardware and software vendors to offer multi-vendor, comprehensive training solutions to IT professionals in the convergence space.

   Our mission is to increase the competitiveness of global organizations by training their IT professionals to maximize the value derived from complex information systems. Beginning with our acquisition of the Digital Learning Services division of Digital Equipment Corporation in 1995, we have built the global resources and infrastructure to manage complete education programs for many of the world's largest corporations. Through our integrated approach, we provide solutions to clients in 20 countries and 15 languages on a daily basis. We generate service revenue through instructor-led training, instructor-led live e-Learning and custom education offerings and product revenue through the sale of self-paced e-Learning courses, software and technology-based products and printed study guides.

   We face a number of risks that you should consider before you decide to buy our common stock. These risks, which are set forth in greater detail in "Risk Factors," include, among other things, that we have a history of substantial losses and a substantial accumulated deficit, that we operate in a highly competitive market with low barriers to entry, that we must attract and retain qualified instructors and that, following the closing of this offering, our existing stockholders will hold approximately 69.2% of our outstanding common stock and will be able to control the election of directors and all other matters requiring stockholder approval.

   Our principal executive offices are located at 9000 Regency Parkway, Suite 500 in Cary, North Carolina. Our investor relations officer is located in our office at One Federal Street in Billerica, Massachusetts. The telephone number is 978-439-2370. Our web site is www.globalknowledge.com. Information contained in our web site is not part of this prospectus.

   "Global Knowledge", "Global Knowledge Network", "PTS Learning Systems", "OnDemand Personal Navigator", "Knowledge Pathways", "Netgun", "Competence Key" and "CustomDOC" are some of our trademarks. This prospectus also includes trade names, trademarks and service marks of other companies and organizations.

                                  The Offering

 Common stock offered.........................  14,600,000 shares
 Common stock to be outstanding after the       55,490,573 shares
  offering....................................
 Use of proceeds..............................  To pay outstanding borrowings under our subordinated notes and our credit facility,
                                                to redeem a portion of our Series A
                                                redeemable convertible preferred stock, and
                                                for general corporate purposes, including
                                                working capital and potential strategic
                                                acquisitions. See "Use of Proceeds."
 Proposed Nasdaq National Market symbol.......  GOGK

   The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding on December 28, 2000 and excludes:

  . 3,674,125 shares of our common stock issuable upon exercise of outstanding stock options, at a weighted average exercise price of $8.48 per share; and

  . 1,826,587 shares of our common stock reserved for future grants under our stock plan.

   Except where we indicate otherwise, all information in this prospectus assumes:

  . the completion of this offering on January 31, 2001;

  . the redemption of $20.0 million of our Series A redeemable convertible preferred stock;

  . the conversion of all shares of our Series A redeemable convertible preferred stock which are not redeemed and all outstanding shares of our Series B redeemable convertible preferred stock into 9,985,593 shares of common stock upon the completion of this offering;

  . a one-for-four reverse stock split of our common stock to be effected before the completion of this offering; and

  . no exercise of the underwriters' over-allotment option.

                      Summary Consolidated Financial Data
                     (in thousands, except per share data)

   The following tables set forth summary financial data for our company. The calculation of basic and diluted net loss per share and pro forma basic and diluted net loss per share is described in Note 4(n) to the consolidated financial statements included elsewhere in this prospectus. We were incorporated on October 18, 1995 and began operations on December 21, 1995. You should read this information together with the financial statements and the notes to those statements appearing elsewhere in this prospectus and the information under "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                         Period from                                     Nine Months Ended
                         inception to   Year Ended December 31,            September 30,
                         December 31, --------------------------------   -------------------
                             1996       1997        1998        1999       1999       2000
                         ------------ ---------   ---------   --------   --------   --------
                                    (in thousands except per share data)
Consolidated Statement
 of Operations Data:
  Revenue...............   $120,801   $ 192,880   $ 217,301   $256,720   $175,736   $312,855
  Cost of revenue.......     96,488     115,267     125,232    148,382    101,934    174,803
                           --------   ---------   ---------   --------   --------   --------
  Gross margin..........     24,313      77,613      92,069    108,338     73,802    138,052
  Operating expenses....     96,472     168,002     114,383    123,876     82,024    138,910
                           --------   ---------   ---------   --------   --------   --------
  Loss from operations..    (72,159)    (90,389)    (22,314)   (15,538)    (8,222)      (858)
  Interest and other
   expense, net.........      2,803      13,105      15,893     16,664     11,887     13,665
  Provision for income
   taxes................        --        1,219       2,100      1,083        677        900
                           --------   ---------   ---------   --------   --------   --------
  Net loss..............   $(74,962)  $(104,713)  $ (40,307)  $(33,285)  $(20,786)  $(15,423)
                           ========   =========   =========   ========   ========   ========
  Net loss applicable to
   common stockholders..   $(76,195)  $(107,074)  $ (43,007)  $(36,517)  $(22,827)  $(20,603)
                           ========   =========   =========   ========   ========   ========
  Net loss per common
   share:
    Basic and diluted...   $ (15.24)  $  (10.06)    $ (3.53)  $  (2.20)  $  (1.57)  $  (0.70)
                           ========   =========   =========   ========   ========   ========
    Pro forma basic and
     diluted............                                      $  (0.49)             $  (0.10)
                                                              ========              ========
  Shares used in
   computing net loss
   per common share:
    Basic and diluted...      5,000      10,641      12,193     16,614     14,581     29,629
                           ========   =========   =========   ========   ========   ========
    Pro forma basic and
     diluted............                                        37,632                50,647
                                                              ========              ========
Other Data:
  EBITDA (1)............   $(54,739)  $ (27,219)  $   5,476   $ 10,779   $  9,904   $ 24,764
  EBITDA margin (1).....      (45.3)%     (14.1)%       2.5 %      4.2 %      5.6 %      7.9 %
  Cash flows from
   operating
   activities...........     (2,185)    (44,043)     (5,861)     5,804     (2,796)    20,549
  Cash flows from
   investing
   activities...........    (97,024)    (67,065)    (11,438)   (99,828)   (13,770)   (28,136)
  Cash flows from
   financing
   activities...........    109,400     116,175       9,542     99,327     14,166      2,906

   (1) EBITDA is defined as loss from operations plus depreciation and amortization. EBITDA is presented herein because we believe that EBITDA is a measure commonly used by lenders and certain investors to evaluate a company's performance. We also believe that EBITDA data may help to understand our performance because such data may reflect our ability to generate cash flows, which is an indicator of our ability to satisfy our debt service, capital expenditure and working capital requirements. However, EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operating activities each as determined in accordance with generally accepted accounting principles, or GAAP. Moreover, EBITDA does not necessarily indicate whether cash flow will be sufficient for such items as working capital or capital expenditures, or to react to changes in our industry or to the economy generally. EBITDA margin and adjusted EBITDA margin are computed by dividing EBITDA and adjusted EBITDA, respectively, by revenue. EBITDA and the adjustments made to determine adjusted EBITDA as defined herein may not be comparable with similarly titled measures reported by other companies.

     We have adjusted EBITDA in the table below for charges recorded in conjunction with acquisitions and with restructurings associated with acquisitions and our change in focus from DEC and Microsoft platforms to networking systems and applications. Adjusted EBITDA is presented herein to more accurately disclose the cash flows generated by our current business operations. The Company has incurred restructuring charges and acquisition-related expenses in the periods below due primarily to the change in business focus and the acquisitions completed since inception and we anticipate that we will incur similar charges and expenses in future periods in the event additional acquisitions are consummated. The following table sets forth a reconciliation of EBITDA to adjusted EBITDA for each period included herein:

                             Period from                                Nine Months
                             inception to                                  Ended
                             December 31, Year Ended December 31,      September 30,
                             ------------ ---------------------------  ---------------
                                 1996       1997      1998     1999     1999    2000
                             ------------ --------   -------  -------  ------  -------
                                                  (in thousands)
   EBITDA..................    $(54,739)  $(27,219)  $ 5,476  $10,779  $9,904  $24,764
   Acquisition-related stay
    bonuses(1).............         --       1,300       --       458     --     1,767
   Restructuring
    charge(2)..............       5,744      7,484     4,881    2,195     --     2,889
   Acquired in process
    research and
    development(3).........      14,844      2,404       --     1,900     --       --
                               --------   --------   -------  -------  ------  -------
     Adjusted EBITDA.......    $(34,151)  $(16,031)  $10,357  $15,332  $9,904  $29,420
                               ========   ========   =======  =======  ======  =======
     Adjusted EBITDA
      margin...............       (28.3)%     (8.3)%     4.8%     6.0%    5.6%     9.4%
                               ========   ========   =======  =======  ======  =======

--------------------
 (1) Reflects the elimination of one time bonuses paid to employees of acquired businesses for transitioning to Global Knowledge, Inc.
 (2) Reflects the elimination of restructuring charges as more fully described in Note 9 to our consolidated financial statements included elsewhere in this prospectus.
 (3) Reflects the elimination of charges for acquired in process research and development incurred in connection with acquired businesses.

   The following table sets forth our consolidated balance sheet data as of September 30, 2000:

     On an actual basis;

     On a pro forma basis to reflect the conversion of all Series A redeemable convertible preferred stock including accrued dividends from September 30, 2000 to the completion of the offering, except for $20.0 million of such preferred stock that will be redeemed upon completion of this offering, and all shares of Series B redeemable convertible preferred stock into an aggregate of 9,985,593 shares of common stock, all of which will occur upon the completion of this offering; and

     On a pro forma as adjusted basis to give effect to the sale of the 14,600,000 shares of common stock offered in this prospectus at an assumed initial public offering price of $12.00 per share, after deducting underwriting discounts and estimated offering expenses and the use of $20.0 million of the net proceeds to redeem Series A redeemable convertible preferred stock, $78.4 million plus accrued interest from September 30, 2000 to the closing of this offering to repay subordinated notes to affiliates of our principal stockholder and $35.2 million plus accrued interest from September 30, 2000 to the closing of this offering to repay borrowings under our credit facility. See "Use of Proceeds."

                                                    September 30, 2000
                                               -------------------------------
                                                            Pro     Pro Forma
                                                Actual     Forma   As Adjusted
                                               ---------  -------  -----------
                                                      (in thousands)
   Consolidated Balance Sheet Data:
   Cash and cash equivalents.................. $  10,878  $10,878   $ 33,828
   Working capital............................   (69,069) (69,069)   (10,919)
   Total assets...............................   256,242  256,242    279,192
   Total long-term debt, net of current
    portion...................................    84,227   84,227      7,045
   Redeemable convertible preferred stock.....   133,587   20,000        --
   Total stockholders' equity (deficit).......  (126,610) (13,023)   142,309

                                  RISK FACTORS

   You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. If any of the following risks materialize, our business could be harmed, the price of our common stock could decline and you may lose all or part of your investment. See "Special Note Regarding Forward-Looking Statements."

Risks Associated with our Business and Financial Performance

We expect our quarterly results to fluctuate. If we fail to meet revenue and earnings estimates, our stock price could decline.

   We have in the past experienced fluctuations in our quarterly operating results and anticipate that these fluctuations will continue and could intensify in the future due to a variety of factors, including:

  . fluctuations in demand for our services, including gain or loss of specific clients or agreements;

  . frequency and availability of course sessions, including the number of days in a quarter during which courses can be conducted;

  . timing of course development;

  . timing of expansion into new markets; and

  . other factors discussed in these Risk Factors.

   You should consider these factors when evaluating past periods, and, due to the potential for material variations in the effects of these factors, you should not rely upon results of past periods as an indication of our future performance. In addition, the long-term viability of our business could be negatively impacted if the significance of any of these factors were to increase substantially. Because our operating results may vary significantly from quarter to quarter as a result of the factors described above, results may not meet the expectations of securities analysts and investors, and this may cause our stock price to decline.

Our operating results are subject to seasonal fluctuations that may impact our revenue.

   Our operating results have historically been subject to seasonal fluctuations. Generally, revenue and operating income are flat between our second and third quarter. This seasonality is due in part to our clients' annual budget and purchasing cycles and weather, holiday and vacation considerations that affect the number of courses that may be offered in a quarter. We expect that these seasonal trends will continue to impact our revenue.

We have a history of operating losses, and we may not be able to achieve or maintain profitability.

   Since we began operations in December 1995, we have incurred losses in every fiscal period. Our accumulated deficit through September 30, 2000 was approximately $283.4 million. For the year ended

December 31, 1999 and the nine months ended September 30, 2000, we incurred net losses of $33.3 million and $15.4 million, respectively. In addition, during these same periods our non-U.S. operations incurred net losses of $10.4 million and $8.0 million, respectively, including net losses of $9.0 million and $11.2 million, respectively, suffered by our European operations. If we do not become profitable within the time frame expected by investors, the market price of our common stock may be adversely affected. We cannot assure you that we or, in particular, our non-U.S. operations, will generate sufficient revenues to achieve profitability. Even if we do achieve profitability, we cannot assure you that we will be able to sustain or increase profitability in the future.

Our success depends on our ability to keep ahead of changes in technology.

   Our success depends, in significant part, on our ability to anticipate and keep pace with the market introduction of new hardware, software and networking technologies. The need to respond to technological changes may require us to make substantial, unanticipated expenditures in order to develop new courses and acquire equipment to deliver them. We may be unable to anticipate or respond successfully to technological change due to financial, technological or other constraints.

We rely on alliances with hardware and software vendors that may not continue in the future.

   We have focused and expect to continue to focus on the development of strategic training relationships with key equipment and software providers such as Cisco, Enterasys and Nortel Networks for the development of content and the marketing of our products and services. Our success will depend in part on the success of those entities and our ability to establish successful strategic training relationships with other entities. Although we have entered into informal arrangements with several key equipment and software providers, we have not entered into any long-term agreements with any of these entities and the relationships are not on an exclusive basis. There is no assurance that these entities will continue to promote our products and services and will not compete with us in the future.

We may not be able to successfully enter new markets for our OnDemand software product.

   Until July 2000, OnDemand Personal Navigator, our in-application training and support software solution for enterprise applications, was exclusively distributed in the U.S. by SAP America. Through September 30, 2000, substantially all of our revenue from sales of this product were from users of SAP's software applications. In July 2000, we settled a dispute with SAP concerning SAP's development of a software product competitive with OnDemand. Under the settlement, SAP agreed to pay us $9.6 million in return for our agreement to continue to provide and maintain OnDemand for users of SAP's software application through March 2001. Thereafter, we agreed to provide and maintain OnDemand for users on a case-by-case basis. Although SAP now offers its competing product, we continue to market and sell OnDemand to users of SAP's software; however, there can be no assurance that we will be able to compete effectively with SAP's product. In addition, since SAP, which was previously our sole distribution channel, is no longer marketing OnDemand with its software applications, our revenues from sales of OnDemand to users of SAP's software applications have significantly decreased. If we are not successful in our efforts to develop a direct sales force and other distribution channels, our revenues may continue to decrease. Finally, we are currently offering our OnDemand product for use with the enterprise software applications sold by PeopleSoft and Siebel; however, we have not yet generated significant revenue from sales of OnDemand for such applications, and there can be no assurance that we will successfully penetrate this market.

We may not be able to attract or retain a sufficient number of qualified instructors and course developers to maintain the quality of our services.

   Our future success will depend on our ability to attract and retain highly skilled instructors and course developers to develop our courses and software. Competition for such personnel is intense. In fact, some major markets are experiencing labor shortages. In addition, many of our instructors, particularly in the U.S., are engaged as independent contractors and, therefore, have the ability to work for other education providers while they are working for us. While we take steps to provide incentives to these instructors to remain with us, these incentives may not be sufficient to assure that such instructors will be available to teach our courses when we need them.

Our success depends on our ability to meet the needs of the rapidly changing market.

   To reach the widest possible audience, we supplement our instructor-led training with instructor-led live e-Learning and self-paced e-Learning offerings. The market for IT education and training is influenced by rapidly changing technology, evolving industry standards, changes in customer needs and frequent introductions of new products by hardware and software vendors. New methods of providing IT education in a technology-based format are being developed and offered in the marketplace, including intranet and Internet offerings. Many of these new offerings involve new and different business models. In addition, multimedia and other product functionality features are being added to educational software. Accordingly, our future success will depend upon the extent to which we are able to develop and implement products that address these emerging market requirements on a timely basis.

Because many learners access our e-Learning solutions over the Internet, factors adversely affecting the use of the Internet could harm our business.

   A number of our learners access our e-Learning solutions over the Internet. Any factors that adversely affect Internet usage could disrupt the ability of those learners to access our e-Learning solutions, which would adversely affect client satisfaction and therefore our business. Factors that could disrupt Internet usage include slow access, security concerns, network problems or service disruptions that prevent learners from accessing an Internet server and delays in, or disputes concerning, the development of industry wide Internet standards and protocols.

Increased competition may result in decreased demand for our products and services, which may result in reduced revenue and gross margins and loss of market share.

   The market for IT training solutions is highly fragmented and competitive, and we expect this competition to increase. We expect that, because of the lack of significant barriers to entry, new competitors will enter the market in the future. In addition to increased competition from new companies, established companies are also entering into the market through acquisitions of smaller companies that directly compete with us, and we expect this trend to continue. We may also face competition from publishing companies and vendors of application software, including those vendors with whom we have formed strategic training relationships.

   Our primary source of direct competition comes from third-party suppliers of instructor-led IT, business, management and professional skills education and training, as well as suppliers of computer-based training and e-Learning solutions. We also face indirect competition from the internal training departments of our potential clients. Further, we compete with consultants, value-added resellers and network integrators. We expect that as organizations increase their dependence on outside suppliers of training, we will face increasing competition from these other suppliers as education and training managers more frequently compare training products provided by outside suppliers.

   Growing competition may result in reduced revenue and gross margins and loss of market share for us, any one of which could have a material adverse effect on our business and results of operations. Many of our current and potential competitors have substantially greater financial, technical, sales, marketing and other resources, and we expect that we will face increased pricing pressure from competitors as clients demand more value for their training budgets. In addition, we may be unable to provide products that compare favorably with new instructor-led techniques or interactive training software.

Demand for our products and services may be especially susceptible to adverse economic conditions.

   Our business and financial performance may be damaged more than most companies by adverse financial conditions affecting our target clients or by a general weakening of the economy because some companies may not view training products and services as critical to the success of their businesses. If these companies experience disappointing operating results, whether as a result of adverse economic conditions, competitive issues or other factors, they may decrease or forego education and training expenditures before limiting their other expenditures.

Our non-U.S. operations are subject to risks that could negatively impact our future operating results.

   In 1999, 47.2% of our revenue was from sources outside the U.S. We expect that international operations will continue to account for a significant portion of our revenue, and we intend to continue to expand our operations outside of the U.S. These operations are subject to inherent risks, including difficulties or delays in developing and supporting non-English language versions of our products and services, political and economic conditions in various jurisdictions that affect staffing and managing foreign subsidiary operations, changes in governmental regulation, longer account receivable payment cycles and potential adverse tax consequences. Any of these factors could have a material adverse effect on our operations outside of the U.S., which could negatively impact our financial performance.

The success of our non-U.S. operations, in particular those in Europe, is dependent on the ability of our new management team to work together.

   A number of the members of our non-U.S. management team, including Michael Weilbacher, our Vice President and General Manager of Europe, Middle East and Africa, have been with us for only a few months. Given their limited experience working with us and members of our senior management team, it is possible that we will not build an effective and efficient management team.

Our business is subject to currency fluctuations that could adversely affect our operating results.

   Due to our multinational operations, our operating results are subject to fluctuations in the exchange rates between the U.S. dollar and the currencies in which we collect revenue or pay expenses. In particular, the value of the U.S. dollar against the Euro and related currencies impacts our operating results. Our expenses are not necessarily incurred in the currency in which revenue is generated, and, as a result, we are required from time to time to convert currencies to meet our obligations. These currency conversions are subject to exchange rate fluctuations, and changes to the value of the Euro and related currencies relative to other currencies could adversely affect our results of operations.

Our business will not operate efficiently if we are unable to manage our growth effectively.

   Our failure to properly manage our recent and future growth could have a material adverse effect on the quality of our products and services and the efficiency of our operations. To manage the expected growth of our operations, we will be required to improve existing and implement new operational, financial and management controls, reporting systems and procedures.

We may not be successful in our efforts to identify, complete or integrate acquisitions.

   Our failure to manage risks associated with acquisitions could harm our business. Since our inception, we have completed several acquisitions, and we anticipate that acquisitions in new or existing markets will continue to be a key component of our business strategy. We have in the past not been able to integrate acquired businesses into our company as quickly as we initially planned. In the future, we may not be able to identify, acquire or profitably manage additional businesses or integrate successfully any acquired businesses without substantial expense, delay or other operational or financial problems.

Our business operations could be significantly disrupted if we lose members of our management team.

   Our success depends to a significant degree upon the continued contributions of our executive officers, both individually and as a group. We have no written employment agreements with any of our executive officers. The loss of the services of Duncan Anderson, our President and Chief Executive Officer, Bruce Ryan, our Executive Vice President and Chief Financial Officer, David Marini, our Chief Operating Officer, or Arthur Zamkoff, the President of our Knowledge Products Division, could prevent us from executing our business strategy. See "Management--Directors and Executive Officers" for a listing of our executive officers.

Our ability to offer courses may be affected by natural disasters, strikes and other unpredictable events.

   Natural disasters, external labor disruptions and other adverse events may affect our ability to conduct our business, resulting in loss of revenue. For instance, we have been adversely affected in the past by severe blizzards and floods that have, in some cases, reduced the ability of course participants to travel to our courses. These natural disasters have also disrupted the printing and transportation of the printed catalogs used in our direct mail campaigns. Furthermore, postal strikes have occurred in several of the countries where we operate which have delayed and reduced delivery of our direct mail marketing materials. Transportation strikes have also occurred in several of the countries where we operate, adversely affecting course attendance.

We may be unable to protect our proprietary rights, and any unauthorized use of our technology may result in development of products or services that compete with ours.

   Our success depends on our ability to protect our rights in our intellectual property and trade secrets. We rely upon a combination of copyright, trademark and trade secret laws, customer license agreements and other methods to protect our proprietary rights. We also enter into confidentiality agreements with our employees, consultants and third parties to seek to limit and protect the distribution of our proprietary information. However, we have not signed protective agreements in every case, and parties may breach confidentiality agreements and other protective contracts we have executed. In addition, unauthorized parties could copy aspects of our products and services and obtain and use information that we regard as proprietary. Further, the laws of some countries that we compete in may not protect our intellectual property rights to the same extent as do the laws of the U.S. We may not become aware of, or have adequate remedies in the event of, violations of our intellectual property. We have licensed, and expect that we will continue to license, some of our intellectual property rights, including trademarks or copyrighted material, to third parties. While we attempt to ensure that these licensees maintain the quality of our brand, they could take actions that might materially and adversely affect the value of our intellectual property rights or reputation. We also rely on technologies that we license from third parties. These licenses may not continue to be available to us on commercially reasonable terms in the future, if at all. As a result, we may be required to obtain substitute technology of lower quality or at greater cost. Litigation may be necessary in the future to enforce our intellectual property rights, to protect trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and diversion of our management and technical resources.

Legal proceedings could be costly or adversely affect our ability to sell our products and services.

   We are from time to time involved in various lawsuits and legal proceedings. In addition, third parties could in the future claim that our current or future products infringe their intellectual property rights. Although we are currently not a party to any material legal proceeding, any claim, with or without merit, could result in costly litigation or require us to modify or cease sales of our products or services, any of which could have a material adverse effect on our business and results of operations. Infringement claims could also result in an injunction prohibiting the sale of our products or the provision of our services or require us to enter into royalty or licensing agreements, which if required, may not be available on terms acceptable to us, if at all.

Our ability to conduct business in some states or countries could be limited if government regulation increases or changes.

   Many federal, state and international governmental agencies assert authority to regulate providers of educational programs, including non-degree granting education providers such as Global Knowledge. Although we believe that we are generally exempt from such regulation, there can be no assurance that the federal, state or international regulatory structure will not change. For example, if we were required to comply with, or found to be in violation of, a regulatory body's current or future licensing or regulatory requirements, particularly those relating to accreditation of educational institutions, we could be subject to civil or criminal sanctions, including monetary penalties. Additionally, we could be required to incur significant on-going expenses to comply with these regulatory requirements or, conceivably, could be barred from providing educational services in that jurisdiction.

Risks Associated with this Offering

Entities and individuals affiliated with Welsh, Carson, Anderson & Stowe will control approximately 69.2% of our common stock after this offering and, as a result, will be able to exercise control over all matters requiring stockholder approval.

   Upon the completion of this offering, entities and individuals affiliated with the private equity investment firm of Welsh, Carson, Anderson & Stowe, or WCAS, will beneficially own, in the aggregate, approximately 69.2% of our outstanding common stock. As a result, WCAS will be able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which may have the effect of delaying or preventing a third party from acquiring control over us. These transactions may also include those that other stockholders do not deem to be in their best interests or in which WCAS might otherwise receive a premium for its shares over prevailing prices.

We have broad discretion to use the offering proceeds, and we intend to use approximately $98.4 million for payments to affiliates of WCAS.

   Of the proceeds from this offering, approximately $78.4 million plus accrued interest from September 30, 2000 to the completion of the offering will be used to repay our subordinated notes and $20.0 million will be used to redeem a portion of our Series A redeemable convertible preferred stock, each held by affiliates of WCAS. In addition, of the remaining proceeds of this offering, a portion is not otherwise allocated for specific uses. Our management has broad discretion to spend the proceeds from this offering in ways with which you may not agree. The failure of our management to apply these funds effectively could result in unfavorable returns. This could harm our business and may cause our stock price to decline.

Our securities have no prior market, and we cannot assure you that our stock price will not decline after the offering.

   Before this offering, there has not been a public market for our common stock. We cannot predict the extent to which investor interest in Global Knowledge will lead to the development of an active trading market for our common stock. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. In addition, the market price of our common stock may decline below the initial public offering price. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. In the past, some companies whose market price has declined below the initial public offering price, or who have experienced volatility in their market price, have been the object of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of our management's attention and resources.

Our stock price may be particularly volatile because of the industry we are in.

   The stock market in general has recently experienced extreme price and volume fluctuations. In particular, the market prices of securities of IT education providers have been extremely volatile and have experienced fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market fluctuations could adversely affect the price of our common stock.

Future sales of our common stock held by current stockholders may depress our stock price.

   Once a trading market develops for our common stock, many of our stockholders will have an opportunity to sell their common stock for the first time. Sales of a substantial number of shares of our common stock by current stockholders in the public market following this offering could cause the market price of our common stock to decline. See "Shares Eligible For Future Sale" for further details regarding the number of shares eligible for public sale after this offering.

You will suffer immediate and substantial dilution in the value of your shares if you invest in our common stock.

   The initial public offering price of our common stock is substantially higher than its net tangible book value per share immediately after the offering. You will suffer immediate and substantial dilution in net tangible book value per share because your investment will be at a substantially higher per share price than those of our existing stockholders. The dilution will be $11.55 per share in the net tangible book value of the common stock from the initial public offering price. If outstanding options to purchase shares of our common stock are exercised, you will incur further dilution.

Provisions in our charter documents and Delaware law may make it difficult for a third party to acquire our company and could depress the price of our common stock.

   Upon the completion of this offering, Delaware law and our second restated certificate of incorporation and bylaws will contain provisions that could delay, defer or prevent a change in control of our company or a change in our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. These provisions of our second restated certificate of incorporation include:

  . authorizing our board of directors to issue additional preferred stock;

  . limiting the persons who may call special meetings of stockholders; and

  . establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

   We are also subject to certain provisions of Delaware law that could delay, deter or prevent us from entering into an acquisition, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in a business combination with an interested stockholder unless specific conditions are met. The existence of these provisions could limit the price that investors are willing to pay in the future for shares of our common stock and may deprive you of an opportunity to sell your shares at a premium over prevailing prices.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those indicated by forward-looking statements. In evaluating these statements, you should specifically consider various factors, including the risks described above and in other parts of this prospectus. These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                USE OF PROCEEDS

   We expect to receive net proceeds of approximately $160.9 million from the sale of 14,600,000 shares of common stock, or approximately $173.2 million if the underwriters exercise their over-allotment option in full, assuming an initial public offering price of $12.00 per share and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us.

   We plan to use the net proceeds of this offering as follows:

  . $78.4 million plus accrued interest from September 30, 2000 to the closing of this offering to repay subordinated notes which bear interest at 13% per annum and mature at the earlier of December 2001 and the closing of an underwritten initial public offering of our common stock and which are held by affiliates of WCAS, our principal stockholder;

  . $35.2 million plus accrued interest from September 30, 2000 to the closing of this offering to repay outstanding borrowings under our credit facility, which bear interest at LIBOR (6.66% at September 30, 2000) plus 1.25% per annum and matures on June 30, 2001; and

  . $20.0 million to redeem a portion of the outstanding shares of our Series
    A redeemable convertible preferred stock which is held by affiliates of WCAS.

   The remaining net proceeds from this offering, $23.0 million, will be used for general corporate purposes, including working capital and potential strategic acquisitions. The proceeds received from our subordinated notes and our credit facility were used to finance acquisitions and ongoing working capital. We currently have no commitments or agreements to acquire any businesses and are not involved in any acquisition negotiations. Pending the uses described above, we intend to invest the net proceeds in interest-bearing, investment grade securities.

                                DIVIDEND POLICY

   We have never paid any cash dividends on our capital stock. We currently intend to retain any future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

                                 CAPITALIZATION

   The following table sets forth our consolidated capitalization as of September 30, 2000:

  . On an actual basis;

  . On a pro forma basis to reflect the conversion of all Series A redeemable convertible preferred stock including accrued dividends from September 30, 2000 to the completion of the offering, except for $20.0 million of such preferred stock which will be redeemed upon completion of this offering, and all shares of Series B redeemable convertible preferred stock into an aggregate of 9,985,593 shares of common stock, all of which will occur upon the completion of this offering; and

  . On a pro forma as adjusted basis to give effect to the sale of the 14,600,000 shares of common stock offered in this prospectus at an assumed initial public offering price of $12.00 per share, after deducting underwriting discounts and estimated offering expenses and the use of $20.0 million of the net proceeds to redeem Series A redeemable convertible preferred stock, $78.4 million plus accrued interest from September 30, 2000 to the closing of this offering to repay subordinated notes to affiliates of our principal stockholder and $35.2 million plus accrued interest from September 30, 2000 to the closing of this offering to repay borrowings under our credit facility. See "Use of Proceeds."

   This information should be read together with the Selected Consolidated Financial Data, Management's Discussion and Analysis of Financial Condition and Results of Operations, our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

                                        As of September 30, 2000
                         -------------------------------------------------------
                                                                      Pro Forma
                          Actual               Pro Forma             As Adjusted
                         ---------             ---------             -----------
                                             (in thousands,
                                    except share and per share data)
Cash and Cash
 Equivalents             $  10,878             $  10,878              $  33,828
                         =========             =========              =========
Current Debt:
  Revolving credit
   facility............. $  19,200             $  19,200              $     --
  Term note payable to
   bank.................    16,000                16,000                    --
  Current portion of
   capital lease
   obligations..........     5,912                 5,912                  5,912
                         ---------             ---------              ---------
    Total current debt.. $  41,112             $  41,112              $   5,912
                         =========             =========              =========

Long-Term Debt:
  Subordinated notes
   payable to affiliates
   of principal
   stockholder, net of
   original issue
   discount of $1,282... $  77,182             $  77,182              $     --
  Long-term portion of
   capital lease
   obligation...........     7,045                 7,045                  7,045
                         ---------             ---------              ---------
    Total long-term
     debt...............    84,227                84,227                  7,045
                         ---------             ---------              ---------
Redeemable Convertible
 Preferred Stock, at
 redemption value:
  Series A--1,000,000
   shares authorized;
   974,018 shares issued
   and outstanding
   actual, 200,000
   shares issued and
   outstanding pro forma
   and no shares issued
   and outstanding pro
   forma as adjusted....   111,030                20,000                    --
  Series B--6,100,000
   shares authorized;
   4,295,796 shares
   issued and
   outstanding actual,
   no shares issued and
   outstanding pro forma
   and pro forma as
   adjusted.............    22,557                   --                     --
                         ---------             ---------              ---------
  Total redeemable
   convertible preferred
   stock................   133,587                20,000                    --
                         ---------             ---------              ---------
Stockholders' Deficit:
  Preferred stock, par
   value $0.01 per
   share: Authorized no
   shares at September
   30, 2000, 5,000,000
   shares pro forma as
   adjusted, no shares
   issued and
   outstanding actual,
   pro forma and pro
   forma as adjusted....       --                    --                     --
  Common Stock, par
   value $0.01 per
   share; Authorized--
   50,000,000 shares at
   September 30, 2000
   and 200,000,000
   shares pro forma as
   adjusted; issued and
   outstanding--
   30,876,471 shares
   actual, 40,862,064
   shares pro forma and
   55,462,064 shares pro
   forma as adjusted....       309                   409                    555
  Additional paid-in
   capital..............   161,490               281,217                442,007
  Accumulated deficit...  (283,396)             (289,636)              (295,239)
  Cumulative translation
   adjustment...........    (5,013)               (5,013)                (5,013)
                         ---------             ---------              ---------
  Total stockholders'
   deficit..............  (126,610)              (13,023)               142,309
                         ---------             ---------              ---------
Total capitalization.... $  91,204             $  91,204              $ 149,354
                         =========             =========              =========

                                    DILUTION

   If you invest in our common stock, your interest will be diluted by the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book deficit per share of our common stock immediately after this offering. Our pro forma net tangible book deficit at September 30, 2000 was approximately $(130.1) million, or $(3.18) per share of common stock. Pro forma net tangible book deficit represents the amount of total pro forma tangible assets less pro forma total liabilities, divided by the pro forma number of shares of common stock outstanding at September 30, 2000, which gives effect to the conversion of the Series A redeemable convertible preferred stock, except for $20.0 million of such preferred stock that will be redeemed upon completion of this offering, and all Series B redeemable convertible preferred stock into an aggregate of 9,985,593 shares of common stock, all of which will occur upon the completion of this offering.

   After giving effect to our sale of common stock in this offering at an assumed initial public offering price of $12.00 per share, and our receipt of the estimated net proceeds from the sale, our pro forma, as adjusted net tangible book value as of September 30, 2000 would have been approximately $25.2 million, or $0.45 per share. This represents an immediate increase in pro forma net tangible book value of $3.63 per share to existing stockholders and an immediate dilution of $11.55 per share to new investors. The following table illustrates this per share dilution:

      Assumed initial public offering price per share..........         $12.00
      Pro forma net tangible book value per share at September
       30, 2000................................................ $(3.18)
      Increase per share attributable to new investors.........   3.63
                                                                ------
      Pro forma net tangible book value per share after this
       offering ...............................................           0.45
                                                                        ------
      Dilution per share to new investors......................         $11.55
                                                                        ======

   The following table summarizes, on a pro forma basis as of September 30, 2000, the differences between existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing common stock in this offering, after adjustment for:

  . the redemption of $20.0 million of our Series A redeemable convertible preferred stock;

  . the conversion of all other outstanding shares of Series A redeemable convertible preferred stock, including accrued dividends from September 30, 2000 to the completion of the offering, and all outstanding shares of Series B redeemable convertible preferred stock into an aggregate of 9,985,593 common stock based upon the assumed initial public offering price of $12.00 per share; and

  . our sale of 14,600,000 shares of common stock at an assumed initial public offering price of $12.00 per share, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

                                Share Purchased   Total Consideration   Average
                               ------------------ --------------------   Price
                                 Number   Percent    Amount    Percent Per Share
                               ---------- ------- ------------ ------- ---------
Existing stockholders......... 40,862,064  73.7%  $280,680,000  61.6%   $ 6.87
New investors................. 14,600,000  26.3%  $175,200,000  38.4%   $12.00
                               ----------  ----   ------------  ----
Total......................... 55,462,064   100%  $455,880,000   100%
                               ==========  ====   ============  ====

   The discussion and tables above assume no exercise of stock options outstanding as of September 30, 2000. As of September 30, 2000, there were options outstanding to purchase a total of 2,347,906 shares of common stock, with a weighted average exercise price of $8.16 per share. If holders exercise these outstanding options, there would be a reduction in dilution of $0.32 per share. See Note 10 to our consolidated financial statements included elsewhere in this prospectus.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes to those statements included elsewhere in this prospectus. The consolidated statement of operations and cash flow data for the years ended December 31, 1997, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 are derived from our consolidated financial statements, audited by Arthur Andersen LLP, independent public accountants, which are included elsewhere in this prospectus. The consolidated statement of operations and cash flow data for the period from our inception on October 18, 1995 to December 31, 1996 and the consolidated balance sheet data as of December 31, 1996 and 1997 have been derived from our consolidated financial statements, audited by Arthur Andersen LLP, independent public accountants, not included in this prospectus.

   The consolidated statement of operations and cash flow data for the nine months ended September 30, 1999 and 2000 and the consolidated balance sheet data as of September 30, 2000 are derived from our unaudited consolidated financial statements, which are included elsewhere in this prospectus. In the opinion of management, these unaudited interim consolidated financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of our financial position and operating results for these periods. Operating results for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

                         Period from          Year Ended             Nine Months Ended
                         inception to        December 31,              September 30,
                         December 31, -----------------------------  ------------------
                           1996(2)      1997       1998      1999      1999      2000
                         ------------ ---------  --------  --------  --------  --------
                                     (in thousands, except per share data)
Consolidated Statement
 of Operations Data:
 Revenue................   $120,801   $ 192,880  $217,301  $256,720  $175,736  $312,855
 Cost of revenue........     96,488     115,267   125,232   148,382   101,934   174,803
                           --------   ---------  --------  --------  --------  --------
 Gross margin...........     24,313      77,613    92,069   108,338    73,802   138,052
                           --------   ---------  --------  --------  --------  --------
 Operating expenses:
   Sales and marketing..     15,040      41,698    47,720    62,167    43,413    70,485
   General and
    administrative......     49,192      59,376    38,438    36,916    25,059    39,997
   Product development..        --        5,220     5,293     2,694     1,575    10,762
   Restructuring........      5,744       7,484     4,881     2,195       --      2,889
   Acquired in-process
    research and
    development.........     14,844       2,404       --      1,900       --        --
   Amortization of
    intangibles.........     11,652      51,820    18,051    18,004    11,977    14,777
                           --------   ---------  --------  --------  --------  --------
 Total operating
  expenses..............     96,472     168,002   114,383   123,876    82,024   138,910
                           --------   ---------  --------  --------  --------  --------
 Loss from operations...    (72,159)    (90,389)  (22,314)  (15,538)   (8,222)     (858)
 Interest and other
  expense, net..........      2,803      13,105    15,893    16,664    11,887    13,665
                           --------   ---------  --------  --------  --------  --------
 Loss before provision
  for income taxes......    (74,962)   (103,494)  (38,207)  (32,202)  (20,109)  (14,523)
 Provision for income
  taxes.................        --        1,219     2,100     1,083       677       900
                           --------   ---------  --------  --------  --------  --------
 Net loss...............    (74,962)   (104,713)  (40,307)  (33,285)  (20,786)  (15,423)
 Dividend accretion.....      1,233       2,361     2,700     3,232     2,041     5,180
                           --------   ---------  --------  --------  --------  --------
 Net loss applicable to
  common stockholders...   $(76,195)  $(107,074) $(43,007) $(36,517) $(22,827) $(20,603)
                           ========   =========  ========  ========  ========  ========
 Net loss per common
  share(1):
   Basic and diluted....   $ (15.24)  $  (10.06) $  (3.53) $  (2.20) $  (1.57) $  (0.70)
                           ========   =========  ========  ========  ========  ========
   Pro forma basic and
    diluted.............                                   $  (0.49)           $  (0.10)
                                                           ========            ========
 Shares used in
  computing net loss
  per common share:
   Basic and diluted....      5,000      10,641    12,193    16,614    14,581    29,629
                           ========   =========  ========  ========  ========  ========
   Pro forma basic and
    diluted.............                                     37,632              50,647
                                                           ========            ========

-------------------
(1) The calculation of basic and diluted net loss per share and pro forma basic and diluted net loss per share is described in Note 4(n) to the consolidated financial statements included elsewhere in this prospectus.
(2) We were incorporated on October 18, 1995 and began operating on December 21, 1995.

                                                                       Nine Months
                         Period from         Year Ended                   Ended
                         inception to       December 31,              September 30,
                         December 31, ----------------------------   -----------------
                             1996       1997      1998      1999      1999      2000
                         ------------ --------   -------   -------   -------   -------
                                            (in thousands)
 Other Data:
   EBITDA(1)............   $(54,739)  $(27,219)  $ 5,476   $10,779   $ 9,904   $24,764
   EBITDA margin(1).....      (45.3)%    (14.1)%     2.5 %     4.2 %     5.6 %     7.9 %
   Cash flows from
    operating
    activities..........     (2,185)   (44,043)   (5,861)    5,804    (2,796)   20,549
   Cash flows from
    investing
    activities..........    (97,024)   (67,065)  (11,438)  (99,828)  (13,770)  (28,136)
   Cash flows from
    financing
    activities..........    109,400    116,175     9,542    99,327    14,166     2,906

---------------------

(1) EBITDA is defined as loss from operations plus depreciation and amortization. EBITDA is presented herein because we believe that EBITDA is a measure commonly used by lenders and certain investors to evaluate a company's performance. We also believe that EBITDA data may help to understand our performance because such data may reflect our ability to generate cash flows, which is an indicator of our ability to satisfy our debt service, capital expenditure and working capital requirements. However, EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operating activities each as determined in accordance with GAAP. Moreover, EBITDA does not necessarily indicate whether cash flow will be sufficient for such items as working capital or capital expenditures, or to react to changes in our industry or to the economy generally. EBITDA margin and adjusted EBITDA margin are computed by dividing EBITDA and adjusted EBITDA, respectively, by revenue. EBITDA and the adjustments made to determine EBITDA as defined herein may not be comparable with similarly titled measures reported by other companies.

     We have adjusted EBITDA in the table below for charges recorded in conjunction with acquisitions and with restructurings associated with acquisitions and our change in focus from DEC and Microsoft platforms to networking systems and applications. Adjusted EBITDA is presented herein to more accurately disclose the cash flows generated by our current business operations. The Company has incurred restructuring charges and acquisition-related expenses in the periods below due primarily to the change in business focus and the acquisitions completed since inception and we anticipate that we will incur similar charges and expenses in future periods in the event additional acquisitions are consummated. The following table sets forth a reconciliation of EBITDA to adjusted EBITDA for each period included herein:

                                                                        Nine Months
                             Period from                                   Ended
                             inception to Year Ended December 31,      September 30,
                             December 31, ---------------------------  ---------------
                                 1996       1997      1998     1999     1999    2000
                             ------------ --------   -------  -------  ------  -------
                                                  (in thousands)
   EBITDA..................    $(54,739)  $(27,219)  $ 5,476  $10,779  $9,904  $24,764
   Acquisition-related stay
    bonuses(1).............         --       1,300       --       458     --     1,767
   Restructuring
    charge(2)..............       5,744      7,484     4,881    2,195     --     2,889
   Acquired in process
    research and
    development(3)               14,844      2,404       --     1,900     --       --
                               --------   --------   -------  -------  ------  -------
     Adjusted EBITDA.......    $(34,151)  $(16,031)  $10,357  $15,332  $9,904  $29,420
                               ========   ========   =======  =======  ======  =======
     Adjusted EBITDA
      margin...............       (28.3)%     (8.3)%     4.8%     6.0%    5.6%     9.4%
                               ========   ========   =======  =======  ======  =======

---------------------
(1) Reflects the elimination of one time bonuses paid to employees of acquired businesses for transitioning to Global Knowledge, Inc.
(2) Reflects the elimination of restructuring charges as more fully described in Note 9 to our consolidated financial statements included elsewhere in this prospectus.
(3) Reflects the elimination of charges for acquired in process research and development incurred in connection with acquired businesses.

                                          December 31,
                             -----------------------------------------  September 30,
                               1996      1997       1998       1999         2000
                             --------  ---------  ---------  ---------  -------------
                                                (in thousands)
   Consolidated Balance
    Sheet Data
    Cash and cash
    equivalents............  $ 10,159  $  14,582  $   8,567  $  14,215    $  10,878
    Working capital
    deficit................   (53,230)   (63,676)   (78,978)   (87,932)     (69,069)
    Total assets...........   103,682    110,606     94,996    233,715      256,242
    Long-term debt, net of
    current portion........    45,800     80,283     82,512     90,545       84,227
    Redeemable convertible
    preferred stock........    21,233     48,594     51,294    111,100      133,587
    Total stockholders'
    deficit................   (57,023)  (132,097)  (166,641)  (132,248)    (126,610)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with our consolidated financial statements and notes to those statements and other financial information appearing elsewhere in this prospectus. The following discussion contains forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks discussed in "Risk Factors" and elsewhere in this prospectus.

Overview

   We began operations in December 1995 with the acquisition of Digital Learning Services, or DLS, the training division of Digital Equipment Corporation, or DEC. From our inception, we have operated under the name of Global Knowledge Network, Inc. and more recently as Global Knowledge, Inc. Through this acquisition, we acquired a worldwide service delivery platform in over 30 countries for an instructor-led training business focused exclusively on DEC and Microsoft platforms. During 1996 and 1997 management focused on the restructuring of the DLS business by consolidating facilities and eliminating unprofitable operations in several countries. We also made a strategic decision to focus on providing training in the IT convergence space. In January 1997, we acquired American Research Group, or ARG, a leading training company with a mix of proprietary networking courses and established authorized vendor training relationships with Cisco and Nortel Networks. From that acquisition, we secured proprietary course development skills and processes, a sophisticated database marketing capability, an efficient variable cost delivery structure for training and a strong management team. Since the ARG acquisition, we have introduced more than 150 new proprietary networking courses to the U.S. market.

   In 1998, we began to offer our broad networking curriculum in Europe, Asia Pacific and Japan. In 1999, in order to expand our delivery capability, we acquired several network training companies in Europe that had qualified instructors focused on Cisco training as well as a training company in China. In the fourth quarter of 1999 we made two additional significant acquisitions to enter the enterprise resource planning/customer relationship management, or ERP/CRM, markets with e-Learning tools, as well as to enhance our leading position in the Cisco IT training market. These acquisitions included Professional Training Services, Inc., or PTS, a U.S. based provider of software and technology-based learning products, and GeoTrain Corporation, an international Cisco training company with branches in the U.S., Canada, the United Kingdom and Australia. Additionally, in February 2000, we were awarded a major multi-year contract with Nortel Networks to provide all of its training, internally and to its customers, for its data and voice operations in North America.

   Today, we believe we are the world's largest independent IT education integrator based on 1999 revenues. We provide training solutions to clients in 20 countries consisting of more than 500 vendor-authorized courses and more than 200 proprietary courses. See Note 12 to the consolidated financial statements included elsewhere in this prospectus for geographic segment information. We also offer a suite of performance enhancement

e-Learning tools and software applications that provide personalized just-in-time training and in-application performance support. Our courses focus on the needs of IT professionals who work with network applications and systems that manage the flow of voice, data and image through the convergence space. Our training courses can be delivered through a combination of instructor-led training, instructor-led live e-Learning, self-paced e-Learning and printed study guides. Most of our clients purchase our products and services based on training initiatives for their specific professionals. Although we do not customarily enter into multi-year contracts for training with our clients, we believe that we have established long-term relationships with many of our clients.

   We generate service revenue through instructor-led training, instructor-led live e-Learning and custom education offerings and product revenue through the sale of self-paced e-Learning courses, software and technology-based products and printed study guides. Service revenue currently represents approximately 90% of our total revenue, a majority of which consists of publicly scheduled instructor-led training using both vendor-authorized and proprietary courses. Of the revenue derived from publicly scheduled instructor-led training, we believe that greater than 90% was either initially paid for, or reimbursed to the learner, by the learner's employer. We anticipate that the percentage of our revenue generated from instructor-led live e-Learning and self-paced e-Learning offerings will increase over time consistent with the market demand for these delivery methods. Service revenue is recognized as the instructor-led courses are attended, as the training materials are delivered or as services are provided. Software and technology-based product revenues are recognized under the residual method whereby annual software license fees are recognized ratably over the applicable period, perpetual software license fees are recognized upon delivery and support and maintenance fees are recognized ratably over the support period. In the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 2000, revenue from instructor-led training represented approximately 86%, 88%, 87% and 86% of total revenue, respectively; revenues from custom education offerings represented 12%, 10%, 9% and 6% of total revenue, respectively; and revenue from self paced e-learning training represented approximately 2%, 2%, 3% and 5%, respectively. Software product revenue is generated by our PTS subsidiary which was acquired in November 1999 and represented approximately 1% and 5% of revenue in the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively.

   Cost of revenue consists of the cost of presenting instructor-led training, instructor-led live e-Learning and self-paced e-Learning courses which include the cost of instructors, facilities, courseware and related royalties and logistics. Approximately 70% of our instructors are independent consultants and many of our instructor-led courses are held in locations that are rented as needed, such as third party conference centers and hotels. We believe that the flexible nature of this cost structure is a significant advantage to our business model because it allows us to economically adjust our service offerings to changes in customer demand. Cost of revenue also includes the cost of our software and technology-based products which is comprised of courseware and related royalties, software duplication and documentation costs. The costs for these products are not in the aggregate a significant percentage of product revenue.

   Our gross margin was relatively constant in 1998 and 1999. For the first nine months of 2000, our gross margin increased to 44.1% primarily due to the increase in revenue from higher margin software and self-paced e-learning products. Our gross margin varies based upon the mix of service and product revenue. Our gross margin on service revenue will vary based upon a number of factors, including attendance at instructor-led courses, the mix between instructor-led and instructor-led live e-Learning courses and the mix between vendor-based and proprietary courses. Gross margins are higher in our North American operations due to our large content of vendor-authorized and proprietary internetworking curriculum, economies of scale resulting from higher course volumes and because greater than 90% of our self-paced and software revenue is being generated in North America. Our European and Asian operations lag behind our North American operations in the deployment of our proprietary networking courses and software products. Our gross margins will improve if we are successful in our plans to offer networking courses and to generate additional software product revenue in Europe and Asia.

   Sales and marketing expense includes the cost of our direct marketing, direct sales force and telemarketing programs. These activities are focused on providing integrated solutions to our clients, including delivery of vendor-authorized and proprietary courses, custom services and software and technology-based products. The primary costs are personnel and related costs, postage and direct marketing materials, commissions and travel.

   General and administrative expense includes personnel and related expenses, facilities, information systems, legal and professional fees and other expenses associated with providing the administrative infrastructure necessary to manage our global business. We expect general and administrative expense to increase in future periods as we build the infrastructure necessary to support anticipated growth and to meet the requirements of becoming a public company.

   Product development expense includes the cost of developing new courses and updating existing courses. It also includes the cost of developing software and technology-based learning products. The primary costs include personnel and related expenses and the cost of outside subject matter experts. We use these outside subject matter experts to develop many of our courses and compensate them through a course development fee, which is included in product development expense, and royalties which are included in cost of revenue. We expect product development expenses to increase in future periods as we develop new courses and develop new software and technology-based products.

   Restructuring expense includes the cost of terminated employees and facility reduction costs. These costs have primarily been incurred in connection with integrating acquired businesses. As more fully described above, the charge in 1997 relates primarily to restructuring the DLS business and the charges in 1998, 1999 and 2000 relate primarily to restructuring our foreign operations in an effort to achieve profitability.

   We have consummated several acquisitions since our inception in 1995 and have applied the purchase method of accounting to all of these acquisitions. For each acquisition, the purchase price was allocated to the assets acquired based upon the estimated fair market values at the date of acquisition. The allocations, in some cases, were based upon independent third party appraisals using standard valuation techniques and methodologies. The purchase price has been allocated to tangible and identifiable intangibles with any excess allocated to goodwill. Purchased intangible assets, including goodwill, aggregated approximately $222.0 million as of September 30, 2000 and are amortized over their estimated useful lives, which range from three to 15 years. Based upon intangible assets as of September 30, 2000, we expect amortization of intangibles to be $4.9 million for the fourth quarter of 2000, $18.1 million in 2001, $16.1 million in 2002 and approximately $10.0 million annually thereafter.

   Interest and other expense, net, includes interest expense on our outstanding debt obligations, interest income earned on invested funds and exchange gain or loss on transactions denominated in foreign currencies.

   We have incurred a net loss in each period since our inception. Our net loss has decreased from $104.7 million for 1997 to $40.3 million for 1998, to $33.3 million for 1999 and to $15.4 million for the first nine months of 2000.

   We believe that loss from operations plus depreciation and amortization, or EBITDA, is a key indicator of our operating performance. It indicates our ability to generate cash for debt service, capital expenditures and working capital requirements. We have adjusted EBITDA for one time charges recorded in conjunction with restructurings and acquisitions, to more accurately reflect the cash flows generated by our on-going operations. We generated adjusted EBITDA in the years ended December 31, 1998, 1999 and the nine months ended September 30, 2000 of $10.4 million, $15.3 million and $29.4 million, respectively.

  The decrease in our net loss and the increase in adjusted EBITDA reflects the increase in revenue as we migrated our service offerings to networking curriculum and made several strategic acquisitions and our efforts to rationalize our operating expenses.

Results of Operations

   The following table sets forth our statement of operations data as percentages of revenue for the periods indicated.

                                                               Nine Months
                                         Year Ended               Ended
                                        December 31,          September 30,
                                      ---------------------   ---------------
                                      1997    1998    1999     1999     2000
                                      -----   -----   -----   ------   ------
Revenue.............................. 100.0 % 100.0 % 100.0 %  100.0 %  100.0 %
Cost of revenue......................  59.8    57.6    57.8     58.0     55.9
                                      -----   -----   -----   ------   ------
Gross margin.........................  40.2    42.4    42.2     42.0     44.1
                                      -----   -----   -----   ------   ------
Operating expenses:
  Sales and marketing................  21.6    22.0    24.2     24.7     22.5
  General and administrative.........  30.8    17.7    14.4     14.3     12.8
  Product development................   2.7     2.4     1.0      0.9      3.4
  Restructuring......................   3.9     2.3     0.9      0.0      0.9
  Acquired in process research and
   development.......................   1.2     0.0     0.7      0.0      0.0
  Amortization of intangibles........  26.9     8.3     7.0      6.8      4.7
                                      -----   -----   -----   ------   ------
    Total operating expenses.........  87.1    52.7    48.2     46.7     44.3
                                      -----   -----   -----   ------   ------
Loss from operations................. (46.9)  (10.3)   (6.0)    (4.7)    (0.2)
Interest and other expense, net......   6.8     7.3     6.5      6.7      4.4
Loss before provision for income
 taxes............................... (53.7)  (17.6)  (12.5)   (11.4)    (4.6)
Provision for income taxes...........   0.6     1.0     0.4      0.4      0.3
                                      -----   -----   -----   ------   ------
Net loss............................. (54.3)% (18.6)% (12.9)%  (11.8)%   (4.9)%
                                      =====   =====   =====   ======   ======
EBITDA margin........................ (14.1)%   2.5 %   4.2 %    5.6 %    7.9 %
                                      =====   =====   =====   ======   ======
Adjusted EBITDA margin...............  (8.3)%   4.8 %   6.0 %    5.6 %    9.4 %
                                      =====   =====   =====   ======   ======

Nine Months Ended September 30, 2000 and 1999

   Revenue increased 78.1% from $175.7 million for the nine months ended September 30, 1999 to $312.9 million for the nine months ended September 30, 2000. Approximately 48% of the overall increase of $137.2 million is attributable to the acquisitions of PTS and Geotrain in the fourth quarter of 1999; approximately 27% is due to revenue from the Nortel Networks contract signed in March 2000; and the remaining 25% represents internal growth from our existing services business. This internal growth of approximately $34 million, a 19% increase over the results for the nine months ended September 30, 1999, is primarily due to increases in revenue in the U.S. services business, including instructor-led live e-Learning as well as increased sales of self-paced e-Learning products.

   Cost of revenue increased 71.5% from $101.9 million for the nine months ended September 30, 1999 to $174.8 million for the nine months ended September 30, 2000. The increase of $72.9 million is primarily due to the additional instructors, course materials, facilities and equipment costs associated with our acquisitions in the fourth quarter of 1999 and our Nortel Networks contract in the first quarter of 2000 along with the growth of our existing services business and e-Learning products. Cost of revenue as a percentage of revenue decreased from 58.0% for the nine months ended September 30, 1999 to 55.9% for the nine months ended September 30, 2000, primarily due to increases in revenue from our self-paced e-Learning products and from OnDemand and Knowledge Pathways software products (acquired from PTS in November 1999) which have a higher gross margin than our other services and products. We expect our cost of revenue to decrease as a percentage of revenue due to the continued growth of our e-Learning business and software products and improving margins in our international operations.

   Sales and marketing expense increased 62.4% from $43.4 million for the nine months ended September 30, 1999 to $70.5 million for the nine months ended September 30, 2000. The increase of $27.1 million was primarily due to the addition of sales personnel associated with our acquisitions of Geotrain and PTS in the fourth quarter of 1999, the inclusion of the sales staff associated with our Nortel Networks contract, as well as growth of our direct sales force. Sales and marketing expense as a percentage of revenue decreased from 24.7% to 22.5% for the nine months ended September 30, 1999 and 2000, respectively, reflecting increased operating leverage.

   General and administrative expense increased 59.6% from $25.1 million for the nine months ended September 30, 1999 to $40.0 million for the nine months ended September 30, 2000. The increase of $14.9 million was primarily due to the addition of personnel and related costs associated with our acquisitions, as well as increased expenses for personnel, information systems, legal and professional fees to augment the corporate and regional infrastructure necessary to manage our growing business. General and administrative expense as a percentage of revenue declined from 14.3% to 12.8% for the nine months ended September 30, 1999 and 2000, respectively. The decrease as a percentage of revenue was primarily due to the impact of the significant increase in revenue in the comparative periods.

   Product development expense increased 583% from $1.6 million for the nine months ended September 30, 1999 to $10.8 million for the nine months ended September 30, 2000. The increase of $9.2 million was primarily due to $7.1 million of expenses incurred in connection with our Nortel Networks contract, as well as $1.4 million of product development expenses incurred by PTS, which we acquired in November 1999. Product development expense as a percentage of revenue was .9% and 3.4% for the nine months ended September 30, 1999 and 2000, respectively.

   Amortization of intangibles expense increased 23.3% from $12.0 million in the nine months ended September 30, 1999 to $14.8 million for the nine months ended September 30, 2000 as a result of the amortization of intangible assets associated with our acquisitions of PTS and Geotrain in the fourth quarter of 1999.

   Restructuring expense was $2.9 million for the nine months ended September 30, 2000. We had no restructuring expenses in the comparable period in 1999. Restructuring expenses in the nine months ended September 30, 2000 are associated with a plan to eliminate redundant facilities and personnel in the U.S., the United Kingdom, France and Canada as a result of various acquisitions and to further streamline operations.

   Interest and other expense, net increased 15.0% from $11.9 million in the nine months ended September 30, 1999 to $13.7 million for the nine months ended September 30, 2000. The increase of $1.8 million is primarily due to higher unrealized foreign exchange losses.

   Net loss decreased 25.8% from $20.8 million for the nine months ended September 30, 1999 to $15.4 million for the nine months ended September 30, 2000 due the reasons discussed above.

   Adjusted EBITDA increased 197.0% from $9.9 million for the nine months ended September 30, 1999 to $29.4 million for the nine months ended September 30, 2000. The increase of $19.5 million in adjusted EBITDA was primarily due to the significant growth in revenue and the increase in gross margin in the comparable periods as well as our ability to manage our operating expenses to a level less than revenue growth as discussed above.

Years Ended December 31, 1998 and 1999

   Revenue increased 18.1% from $217.3 million for the year ended December 31, 1998 to $256.7 million for the year ended December 31, 1999. Approximately 50% of the $39.4 million increase was associated with our acquisitions in the fourth quarter of 1999, and the remainder represented internal growth from our existing operations. In 1999, we also terminated the operations of six unprofitable foreign subsidiaries that accounted for $3.1 million of revenue in 1998, which has the effect of understating our internal growth in 1999 from retained businesses.

   Cost of revenue increased 18.5% from $125.2 million for the year ended December 31, 1998 to $148.4 million for the year ended December 31, 1999. The increase of $23.2 million was primarily due to additional instructors, course materials, facilities and equipment costs resulting from the increase in revenue from our acquisitions in the fourth quarter of 1999 and also included increased revenue from our existing business units and slightly higher costs of providing courses in Europe and Japan. Cost of revenue as a percentage of revenue was 57.6% and 57.8% for the years ended December 31, 1998 and 1999, respectively.

   Sales and marketing expense increased 30.3% from $47.7 million for the year ended December 31, 1998 to $62.2 million for the year ended December 31, 1999. The increase of $14.5 million was primarily due to the addition of sales personnel associated with our acquisitions in the fourth quarter of 1999 and the continued development of our direct sales force. Sales and marketing expense as a percentage of revenue was 22.0% and 24.2% for the year ended December 31, 1998 and 1999, respectively. The increase as a percent of revenue reflects the further development of the direct sales channel to complement our direct marketing programs.

   General and administrative expense decreased 4.0% from $38.4 million for the year ended December 31, 1998 to $36.9 million for the year ended December 31, 1999. The decrease of $1.5 million was primarily due to the elimination of administrative personnel and related costs in Europe and at the corporate level. As a result of this reduction and an increase in revenue, general and administrative expense as a percentage of revenue decreased from 17.7% to 14.4% for the years ended December 31, 1998 and 1999, respectively.

   Product development expense decreased from $5.3 million for the year ended December 31, 1998 to $2.7 million for the year ended December 31, 1999. The decrease of $2.6 million primarily reflected the consolidation of development activities. As a result, product development expense decreased as a percentage of revenue from 2.4% to 1.0% for the years ended December 31, 1998 and 1999, respectively.

   We incurred restructuring expenses of $4.9 million and $2.2 million for the years ended December 31, 1998 and 1999, respectively. The restructuring expenses recorded in 1998 consisted of severance costs for approximately 90 employees and facility closing costs associated with a plan to reduce our cost structure, primarily in Europe. The restructuring expenses recorded in 1999 consisted of severance benefits for approximately 40 employees and facility reduction costs to rationalize and integrate the businesses acquired in the fourth quarter of 1999.

   We recorded a charge of $1.9 million in the year ended December 31, 1999 for acquired in-process research and development in connection with our acquisition of PTS. This represents an allocation of the PTS purchase price to software projects underway at PTS which had not yet reached technological feasibility and did not have future alternative uses.

   Interest and other expense, net increased 4.9% from $15.9 million for the year ended December 31, 1998 to $16.7 million for the year ended December 31, 1999. The increase of $0.8 million was primarily due to an increase in interest expense. Interest expense increased from $14.4 million in the year ended December 1998 to $15.5 million in the year ended December 31, 1999 due primarily to increased borrowings to finance acquisitions in 1999.

   Net loss decreased 17.4% from $40.3 million for the year ended December 31, 1998 to $33.3 million for the year ended December 31, 1999 due to the reasons discussed above.

   Adjusted EBITDA increased from $10.4 million for the year ended December 31, 1998 to $15.3 million for the year ended December 31, 1999. The increase of $4.9 million in adjusted EBITDA was primarily due to the growth in revenue and our management of operating expenses to a level less than revenue growth.

Years Ended December 31, 1997 and 1998

   Revenue increased 12.7% from $192.9 million for the year ended December 31, 1997 to $217.3 million for the year ended December 31, 1998. The increase of $24.4 million was primarily due to growth in our core networking training business in the U.S., which more than offset the slower growth in the legacy training courses acquired in the original DLS acquisition.

   Cost of revenue increased 8.6% from $115.3 million for the year ended December 31, 1997 to $125.2 million for the year ended December 31, 1998. The increase of $9.9 million was primarily due to costs incurred to support the increase in revenue. Cost of revenue as a percentage of revenue decreased from 59.8% for the year ended December 31, 1997 to 57.6% for the year ended December 31, 1998. The decrease in cost of revenue as a percentage of revenue was primarily due to higher margins on our networking training business and the benefits from restructuring programs.

   Sales and marketing expense increased 14.4% from $41.7 million for the year ended December 31, 1997 to $47.7 million for the year ended December 31,1998. The increase of $6.0 million was primarily due to increases in our use of direct mail marketing to increase attendance at our publicly scheduled courses in the U.S. Sales and marketing expense as a percentage of revenue was 21.6% and 22.0% for the years ended December 31, 1997 and 1998, respectively.

   General and administrative expense decreased 35.2% from $59.4 million for the year ended December 31, 1997 to $38.4 million for the year ended December 31, 1998. The decrease of $21.0 million was the direct result of the restructuring in the U.S. and Europe in 1997 and 1998 that resulted in the termination of a significant number of administrative personnel and reduced payroll, facilities and related costs. As a result of the increase in revenue and the decrease in expense, general and administrative expense as a percentage of revenue decreased from 30.8% to 17.7% for the years ended December 31, 1997 and 1998, respectively.

   Product development expense increased from $5.2 million for the year ended December 31, 1997 to $5.3 million for the year ended December 31, 1998. The increase of $0.1 million was primarily due to an increase in our development of certification self-study guides. Product development expense as a percentage of revenue was 2.7% and 2.4% for the years ended December 31, 1997 and 1998, respectively.

   Restructuring expense was $7.5 million and $4.9 million for the years ended December 31, 1997 and 1998, respectively. Restructuring expenses in 1997 consisted of severance costs for approximately 96 employees and facility closing costs to reduce our cost structure.

   Interest and other expense, net increased 21.3% from $13.1 million for the year ended December 31, 1997 to $15.9 million for the year ended December 31, 1998. The increase of $2.8 million was primarily due to an increase in interest expense incurred for increased borrowings to finance our operations.

   Net loss decreased 61.5% from $104.7 million for the year ended December 31, 1997 to $40.3 million for the year ended December 31, 1998 due to the reasons discussed above.

   Adjusted EBITDA increased from a loss of $16.0 million for the year ended December 31, 1997 to $10.4 million for the year ended December 31, 1998. The increase of $26.4 million in adjusted EBITDA was primarily due to the growth in revenue and the increase in gross margin in the comparable periods and the significant decrease in general and administrative expense in 1998 as a result of our restructuring operations in 1997 and 1998.

Quarterly Results

   The following table sets forth unaudited statement of operations data for each quarter of 1999 and the first three quarters of 2000. This information has been presented on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus and, in the opinion of our management, includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary to present fairly the unaudited quarterly results. This information should be read in conjunction with our audited financial statements and related notes appearing elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                 Three months ended
                         March 31,  June 30,   Sept. 30,  Dec. 31,   March 31,  June 30,   Sept. 30,
                           1999       1999       1999       1999       2000       2000       2000
                         ---------  --------   ---------  --------   ---------  --------   ---------
                                                   (in thousands)
Revenue.................  $55,457   $60,627     $59,652   $ 80,984    $90,239   $111,388   $111,228
Cost of revenue.........   33,169    33,838      34,927     46,448     51,782     63,146     59,875
                          -------   -------     -------   --------    -------   --------   --------
Gross margin............   22,288    26,789      24,725     34,536     38,457     48,242     51,353
                          -------   -------     -------   --------    -------   --------   --------
Operating expenses:
  Sales and marketing...   13,147    15,266      15,000     18,754     22,198     24,082     24,205
  General and
   administrative.......    8,842     8,243       7,974     11,857     11,307     13,654     15,036
  Product development...      448       502         625      1,119      2,306      4,028      4,428
  Restructuring.........      --        --          --       2,195        --         950      1,939
  Acquired in process
   research and
   development..........      --        --          --       1,900        --         --         --
  Amortization of
   intangibles..........    3,969     3,988       4,020      6,027      4,980      4,887      4,910
                          -------   -------     -------   --------    -------   --------   --------
      Total operating
       expenses.........   26,406    27,999      27,619     41,852     40,791     47,601     50,518
                          -------   -------     -------   --------    -------   --------   --------
Income (Loss) from
 operations.............   (4,118)   (1,210)     (2,894)    (7,316)    (2,334)       641        835
Interest and other
 expense, net...........    4,101     4,475       3,311      4,777      4,666      4,562      4,437
                          -------   -------     -------   --------    -------   --------   --------
Loss before provision
 for income taxes.......   (8,219)   (5,685)     (6,205)   (12,093)    (7,000)    (3,921)    (3,602)
Provision for income
 taxes..................      276       192         209        406        201        500        199
                          -------   -------     -------   --------    -------   --------   --------
Net loss................  $(8,495)  $(5,877)    $(6,414)  $(12,499)   $(7,201)  $ (4,421)  $ (3,801)
                          =======   =======     =======   ========    =======   ========   ========
EBITDA..................    1,877     4,943       3,084        875      5,732      8,963     10,069
                          =======   =======     =======   ========    =======   ========   ========
Adjusted EBITDA.........    1,877     4,943       3,084      5,428      6,212     10,723     12,485
                          =======   =======     =======   ========    =======   ========   ========

                             Percentage of revenue

                                                 Three months ended
                         March 31,  June 30,   Sept. 30,  Dec. 31,   March 31,  June 30,   Sept. 30,
                           1999       1999       1999       1999       2000       2000       2000
                         ---------  --------   ---------  --------   ---------  --------   ---------
Revenue.................    100.0%    100.0%      100.0%     100.0%     100.0%     100.0%     100.0%
Cost of revenue.........     59.8      55.8        58.6       57.4       57.4       56.7       53.8
                          -------   -------     -------   --------    -------   --------   --------
Gross margin............     40.2      44.2        41.4       42.6       42.6       43.3       46.2
                          -------   -------     -------   --------    -------   --------   --------
Operating expenses:
  Sales and marketing...     23.7      25.2        25.1       23.2       24.6       21.6       21.8
  General and
   administrative.......     15.9      13.6        13.4       14.6       12.5       12.3       13.5
  Product development...      0.8       0.8         1.0        1.4        2.6        3.6        4.0
  Restructuring.........      0.0       0.0         0.0        2.7        0.0        0.9        1.7
  Acquired in process
   research and
   development..........      0.0       0.0         0.0        2.3        0.0        0.0        0.0
  Amortization of
   intangibles..........      7.2       6.6         6.7        7.4        5.5        4.4        4.4
                          -------   -------     -------   --------    -------   --------   --------
      Total operating
       expenses.........     47.6      46.2        46.2       51.6       45.2       42.8       45.4
                          -------   -------     -------   --------    -------   --------   --------
Income (Loss) from
 operations.............     (7.4)     (2.0)       (4.8)      (9.0)      (2.6)       0.5        0.8
Interest and other
 expense, net...........      7.4       7.4         5.6        5.9        5.2        4.1        4.0
                          -------   -------     -------   --------    -------   --------   --------
Loss before provision
 for income taxes.......    (14.8)     (9.4)      (10.4)     (14.9)      (7.8)      (3.6)      (3.2)
Provision for income
 taxes..................      0.5       0.3         0.4        0.5        0.2        0.4        0.2
                          -------   -------     -------   --------    -------   --------   --------
Net loss................    (15.3)%    (9.7)%     (10.8)%    (15.4)%     (8.0)%     (4.0)%     (3.4)%
                          =======   =======     =======   ========    =======   ========   ========
EBITDA..................      3.4%      8.2%        5.2%       1.1%       6.4%       8.0%       9.1%
                          =======   =======     =======   ========    =======   ========   ========
Adjusted EBITDA.........      3.4%      8.2%        5.2%       6.7%       6.9%       9.6%      11.2%
                          =======   =======     =======   ========    =======   ========   ========

   Quarterly revenue fluctuations are due to a number of factors including the timing of acquisitions, the timing of marketing programs and the number of days during a quarter during which instructor-led training is held. Accordingly, our business is subject to seasonal fluctuations with fewer training days available in the third and fourth calendar quarters. The decrease in revenue in the third quarter of 1999 was primarily due to the seasonal nature of our business, as well as concerns regarding potential year 2000 problems and the focus of IT professionals on preparing for the year 2000 conversion. The significant increase in revenue, cost of revenue and operating expenses in the fourth quarter of 1999 reflects the acquisition of GeoTrain and PTS in October and November 1999, respectively. Our gross margin has improved from 40.2% in the first quarter of 1999 to 46.2% in the third quarter of 2000 primarily due to our continued migration to a networking curriculum, increases in revenue from self-paced e-Learning and software products which have a higher gross margin than our other services and products and in the third quarter of 2000 the impact of the Nortel Networks contract which we entered into in March, 2000. The increase in the gross margin in the second quarter of 1999 was primarily due to economies of scale resulting from increased revenue.

   Our quarterly operating results may fluctuate in the future due to a number of factors. See "Risk Factors".

Net Operating Loss Carryforwards

   As of December 31, 1999, we had net operating loss carryforwards of $87.6 million in the U.S. and $57.3 million in foreign jurisdictions available to offset taxable income in future periods. The net operating loss carryforwards will expire at various dates beginning in 2011, if not utilized. The Tax Reform Act of 1986 imposes substantial restrictions on the utilization of U.S. net operating loss carryforwards in the event of significant changes in ownership interests. Our ability to utilize U.S. net operating loss carryforwards may be limited if we experience a change in ownership as defined by the Internal Revenue Code of 1986, or the Code. We do not believe that we have experienced such an ownership change. There can be no assurance that we will not experience an ownership change in future periods that would limit our ability to utilize our U.S. net operating loss carryforwards. We do not believe that our proposed initial public offering will result in an ownership change that will limit our ability to utilize our U.S. net operating loss carryforward. The provision for income taxes in our historical financial statements represents income taxes paid in states and foreign jurisdictions where we generated taxable income and had no operating loss carryforwards.

Liquidity and Capital Resources

   From inception through September 30, 2000, we have financed our operations primarily through sales of Series A redeemable convertible preferred stock and common stock to our principal stockholder totaling $111.1 million and $160.8 million, respectively, and through borrowings from our principal stockholder of $78.4 million as of September 30, 2000 and from banks and other lending institutions. As of September 30, 2000, we had $19.2 million outstanding under our $55.0 million revolving credit facility; $16.0 million outstanding under our term loan facility and $13.0 million outstanding under capital lease arrangements. As of September 30, 2000, we had cash of $10.9 million and a working capital deficit of $69.1 million. We have also had working capital deficits in most periods since our inception primarily due to our significant operating losses and have funded such deficits through borrowings from our principal stockholder and under our bank credit agreement.

   Operating activities provided cash of $20.5 million in the nine months ended September 30, 2000 and $5.8 million in the year ended December 31, 1999. Cash provided by operations in the nine months ended September 30, 2000 consisted primarily of the net loss of $15.4 million offset by $26.3 million of noncash expenses and $9.6 million for working capital items. Cash generated by operations in the year ended December 31, 1999 consisted primarily of the net loss of $33.3 million offset by $37.9 million of noncash expenses and $1.2 million of changes in working capital items.

   Investing activities used cash of $28.1 million and $99.8 million in the nine months ended September 30, 2000 and the year ended December 31, 1999, respectively. We used $19.1 million and $95.7 million for the acquisition of businesses and $9.0 million and $4.1 million for the acquisition of property and equipment in the nine months ended September 30, 2000 and the year ended December 31, 1999, respectively. In addition, we acquired PTS in the fourth quarter of 1999 by issuing $21.5 million of Series B redeemable convertible preferred stock, which will be converted into common stock upon the completion of this offering. It continues to be our business strategy to seek strategic acquisitions of businesses and products. Due to the opportunistic nature of our acquisition strategy, we are unable to project the level of future acquisition activity. We expect capital expenditures to be approximately $20.0 million in 2001.

   Financing activities provided cash of $2.9 million and $99.3 million in the nine months ended September 30, 2000 and the year ended December 31, 1999, respectively. Cash provided by financing activities in the nine months ended September 30, 2000 consisted primarily of the receipt of $45.0 million from the issuance of Series A redeemable convertible preferred and common stock to our principal stockholder, partially offset by $38.8 million of payments to our bank group. Cash provided by financing activities in the year ended
December 31, 1999 consisted primarily of $106.3 million from the issuance of Series A redeemable convertible preferred stock and common stock to our principal stockholder, partially offset by $5.0 million of bank loan payments.

   We have an $80.0 million credit facility with Bank of America as agent for a four-bank syndicate which expires on June 30, 2001. Our credit facility provides for a $25.0 million term loan and a $55.0 million revolving credit facility, which includes a $1.1 million reserve for letters of credit. Borrowings are guaranteed by our principal stockholder. Principal payments are due under the term loan in the quarterly amount of $2.0 million beginning in June 2000. Borrowings under our credit facility generally bear interest at LIBOR (6.66% at September 30, 2000) plus 1.25% per annum. Under the terms of our credit facility, we are required to meet certain financial covenants.

   We have issued subordinated notes payable to our principal stockholder in the amount of $78.4 million, including $17.7 million of deferred interest through September 30, 2000. The subordinated notes bear interest at 13% per annum and are due at the earlier of December 31, 2001 and the closing of an underwritten initial public offering of our common stock. We have the option to elect to defer interest payments by adding the interest to the principal of the subordinated notes.

   We have entered into capital lease obligations to finance the purchase of office equipment, and, at September 30, 2000, had $13.0 million outstanding. The capital leases bear interest at rates ranging from 8% to 13% and payments are generally due over approximately three to five years.

   Upon the completion of this offering, we will redeem $20.0 million of our Series A redeemable convertible preferred stock held by our principal stockholder and we will convert all remaining Series A redeemable convertible preferred stock and all Series B redeemable convertible preferred stock into shares of common stock. In addition, we will use proceeds from the offering to repay all indebtedness due to our principal stockholder and to our bank group.

   We believe that our current financial resources and expected cash flows from operations will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. Including the net proceeds from this offering, we expect to be able to meet our anticipated working capital and capital expenditure needs for the forseeable future. We have significant amounts due to our principal stockholder under subordinated notes which come due on the earlier of December 31, 2001 or the closing of an initial public offering. In the event we do not consummate this offering or obtain alternative financing, we would need to extend the due date or restructure the term of our subordinated notes payable to our principal stockholder and continue to receive the guarantee of our credit facility by our principal stockholder. We will repay these notes from the proceeds of the offering. Our capital resource needs may change in future periods based upon changes in operating trends, the acquisition of additional businesses or the requirements of new contracts. We are not currently in discussions with acquisition targets but we intend to continue to evaluate the acquisition of businesses and products that are consistent with our business plan. If our existing resources, proceeds from this offering and cash generated from future operations are not sufficient to meet our capital needs, we may seek to sell additional debt or equity securities. There can be no assurance that additional financing will be available or that, if available, it would be available on favorable terms to us. In addition, the sale of additional equity securities could result in additional dilution to our stockholders.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in its balance sheet and measure those instruments at fair value. Pursuant to SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133, SFAS No. 133 is effective for all quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 is not expected to have a material impact on our consolidated financial statements.

   In March 2000, the FASB issued interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation--An Interpretation of APB Opinion No.
25. The interpretation clarifies the application of APB Opinion No. 25 in specified events, as defined. The interpretation is effective July 1, 2000, but covers certain events occurring during the period after December 15, 1998, but before the effective date. To the extent that events covered by this interpretation occur during the period after December 31, 1998, but before the effective date, the effects of applying this interpretation would be recognized on a prospective basis from the effective date. Accordingly, upon initial application of the final interpretation, (a) no adjustments would be made to the financial statements for periods before the effective date and (b) no expense would be recognized for any additional compensation cost measured that is attributable to periods before the effective date. We do not believe that the adoption of this interpretation would have had any effect on our consolidated financial statements.

   In December 1999, the Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), Revenue Recognition in Financial Statements, which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the Commission. The Company recognizes revenue in accordance with this pronouncement.

Exchange Rate Risk Disclosure

   Revenue from Europe accounted for 20.4%, 31.4%, 33.6%, and 34.7% and revenue from Asia and Japan accounted for 10.9%, 13.0%, 12.4% and 15.7% of our total revenues for the nine months ended September 30, 2000 and the years ended December 31, 1999, 1998 and 1997, respectively. The revenue and expenses of our foreign operations are denominated in local currencies. The financial statements of our foreign subsidiaries are translated into U.S. dollars based upon exchange rates during the reporting period. Therefore, changes in foreign exchange rates affect the U.S. dollar value of translated results of operations of our foreign subsidiaries. Our primary foreign exchange exposure relates to the translation of European revenue and expenses into U.S. dollars. Accordingly, we are primarily subject to fluctuations in the exchange rate between the U.S. Dollar and the Euro and British Pounds Sterling. The amount of revenue and expense in Asia and Japan is not at a level where currency rate fluctuations have a significant impact on consolidated results of operations. We have not hedged foreign currency exposure but may do so in the future. Accordingly, our reported results of operations in future periods will be subject to exchange rate risk.

Market Risk Disclosure

   We are exposed to market risk from changes in interest rates primarily through our borrowing activities. Our ability to finance future acquisitions may be impacted if we are unable to obtain appropriate financing at acceptable rates. We do not believe that interest rate risk will be material to our business.

   We had $35.2 million outstanding under our credit facility at September 30, 2000. Borrowings under our credit facility generally bear interest at LIBOR plus 1.25% per annum. We also have $78.4 million outstanding under subordinated notes payable to our principal stockholder which bear interest at 13% per annum. We intend to repay the outstanding balance under our credit facility and subordinated notes with a portion of the proceeds of this offering.

   To date we have not utilized derivative financial instruments or derivative commodity instruments. We do not expect to employ these or other strategies to hedge market risk in the foreseeable future. We invest our cash in money market funds, and plan to invest the proceeds of this offering in high quality credit instruments, primarily U.S. government obligations and corporate obligations with contractual maturities of less than one year. These investments are subject to minimal market risk. We believe the market risks associated with these financial instruments are immaterial.

Year 2000 Impact

   We have not experienced any problems with our computer systems relating to distinguishing twenty-first century dates from twentieth century dates, which generally are referred to as year 2000 problems. We are also not aware of any material year 2000 problems with our clients or vendors. Accordingly, we do not anticipate incurring material expenses or experiencing any material operational disruptions as a result of any year 2000 problems.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                                  (Unaudited)

   During the year ended December 31, 1999, we completed the acquisitions of GeoTrain and PTS. The aggregate purchase price of these transactions consisted of approximately $90.5 million in cash and the issuance of $21.5 million of Series B redeemable convertible preferred stock. Each of these acquisitions was accounted for under the purchase method of accounting for business combinations. Accordingly, the purchase price was allocated to assets acquired and liabilities assumed based on their estimated fair market values existing at the date of acquisition. During the year ended December 31, 1999 and nine months ended September 30, 2000, we completed several other acquisitions which, individually and in the aggregate, do not meet the definition of significant acquisitions as defined in the regulations of the Securities and Exchange Commission, or the Commission, and are not reflected in the accompanying pro forma combined condensed statement. See Note 3 to our consolidated financial statements included elsewhere in this prospectus.

   The following unaudited pro forma combined condensed financial statement has been prepared in accordance with generally accepted accounting principles and gives effect to the transactions described above. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 1999 combines the historical statements of operations for (i) Global Knowledge for the year ended December 31, 1999; (ii) GeoTrain for the period from January 1 through its date of acquisition (October 22, 1999); and (iii) PTS for the period from January 1 through its date of acquisition (November 24, 1999). The results of GeoTrain and PTS for the periods subsequent to their respective dates of acquisition have been included in our results of operations. Accordingly, no pro forma information is required for the nine month period ended September 30, 2000. The unaudited pro forma combined condensed statement of operations assumes the acquisitions were consummated on January 1, 1999 and include pro forma adjustments to reflect annual amounts of amortization, compensation, interest expense and preferred stock dividends, as described in the notes to the pro forma combined condensed statement of operations. The unaudited pro forma combined condensed statement of operations does not purport to be indicative of the results which would have been reported had the acquisitions been consummated at this date, nor do they purport to be indicative of the results of operations which may be expected in the future. This unaudited pro forma combined condensed statement of operations should be read in conjunction with the audited consolidated financial statements and notes thereto of us, GeoTrain and PTS included elsewhere in this prospectus.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                  (Unaudited)

                                                                         Pro
                           Global                        Pro Forma      Forma
                          Knowledge  GeoTrain    PTS    Adjustments    Combined
                          ---------  --------  -------  -----------    --------
                               (in thousands, except per share data)
Revenue.................  $256,720   $42,465   $23,381   $    --       $322,566
Cost of revenue.........   148,382    26,594     8,674        --        183,650
                          --------   -------   -------   --------      --------
Gross margin............   108,338    15,871    14,707        --        138,916
Operating expenses:
  Sales and marketing...    62,167     5,415     4,894        --         72,476
  General and
   administrative.......    36,916    10,599     9,324     (3,817)(1)    53,022
  Product development...     2,694       --      1,830        --          4,524
  Restructuring.........     2,195       --        --         --          2,195
  Acquired in-process
   research and
   development..........     1,900       --        --         --          1,900
  Amortization of
   intangibles..........    18,004     1,452       --      10,607 (2)    30,063
                          --------   -------   -------   --------      --------
Total operating expenses   123,876    17,466    16,048      6,790       164,180
                          --------   -------   -------   --------      --------
Loss from operations....   (15,538)   (1,595)   (1,341)    (6,790)      (25,264)
Interest and other
 expense, net...........    16,664     5,068     1,140      7,882 (3)    30,754
Provision for income
 taxes..................     1,083        53       (60)       --  (4)     1,076
                          --------   -------   -------   --------      --------
Net loss................   (33,285)   (6,716)   (2,421)   (14,672)      (57,094)
                          --------   -------   -------   --------      --------
Dividend accretion......    (3,232)      --        --      (1,158)(5)    (4,390)
                          --------   -------   -------   --------      --------
Net loss applicable to
 common stockholders....  $(36,517)  $(6,716)  $(2,421)  $(16,273)     $(61,484)
                          ========   =======   =======   ========      ========
Net loss per common
 share:
  Pro forma basic and
   diluted                                                             $  (3.70)
                                                                       ========
Shares used in computing
 net loss per common
 share:
  Pro forma basic and
   diluted(6)                                                            16,614
                                                                       ========

         NOTES TO PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                  (Unaudited)

   The accompanying unaudited pro forma combined condensed statement of operations has been prepared by combining our historical results with GeoTrain and PTS for the year ended December 31, 1999 and reflect the following pro forma adjustments.

(1) PTS recorded a charge in its historical results for the period from January 1, 1999 through the acquisition date of $3.8 million related to the cash settlement of options held by executives in connection with the acquisition. A pro forma adjustment has been made to eliminate the impact of this charge as it was directly related to the transaction.

(2) Record additional amortization of goodwill and other identified intangible assets of $10.6 million for the period from January 1, 1999 through the dates of acquisition of GeoTrain and PTS using estimated lives ranging from 3 years to 15 years. See Note 4(j) of Notes to our consolidated financial statements included elsewhere in this prospectus.

(3) Record additional interest expense of $7.9 million for the period from January 1, 1999 through the date of acquisition for assumed borrowings of $88.7 million to purchase GeoTrain and PTS. The amount of the assumed borrowing represents cash consideration plus acquisition costs for a total of $90.5 million paid less cash acquired of $1.8 million. Interest expense was estimated using our actual weighted average interest rate on our outstanding debt for the year ended December 31, 1999.

(4) We have not recorded the associated income tax benefit of the above entries. We have incurred significant operating losses since our inception and have recorded a full valuation allowance against the associated tax asset.

(5) Record additional accretion of dividends for the period from January 1, 1999 through the date of acquisition on the shares of Series B redeemable convertible preferred stock issued to the former owners of PTS, using the 6% dividend rate that accrues on such preferred stock.

(6) We used the same number of shares to compute pro forma basic and diluted net loss per common share as we used to compute historical basic and diluted net loss per common share which is more fully described in Note 4(n) to our consolidated financial statements included elsewhere in this prospectus. The acquisition of GeoTrain and PTS would not have resulted in any incremental common shares outstanding during the year ended December 31, 1999.

                                    BUSINESS

General

   Based on 1999 revenues, we believe we are the world's largest independent IT education integrator. We offer comprehensive training and software solutions, including assessment, curriculum design, training delivery and program management. We focus on networking systems and applications that manage the flow of voice, data and image through the IT convergence space. We address the compelling need for skilled IT professionals responsible for designing, implementing and supporting networking systems within this rapidly changing global infrastructure. We offer our clients a broad range of vendor-authorized and proprietary content presented in all the leading traditional and e-Learning delivery formats. We leverage our global resources to offer turn-key, full-service integration and program management solutions to multi-national corporations.

   Our educational solutions are designed to empower companies and their employees with choice over when, where and how their IT education programs will be designed and delivered. We collaborate with clients to design tailored programs that blend e-Learning tools with our instructor-led courseware to achieve the most effective results for individual learners. We have strategic training relationships with leading technology companies to deliver over 500 vendor-authorized training courses to IT professionals on product-specific skills in advanced networking and communications. We complement those courses with over 200 proprietary courses that focus on integrating advanced technology concepts into multi-vendor IT environments, as well as prerequisite fundamentals to vendor-authorized courses. We deliver our training solutions through a flexible combination of instructor-led training, instructor-led live e-Learning, self-paced e-Learning and printed study guides. We protect our clients' investment in training with performance enhancement e-Learning tools and software applications, including OnDemand Personal Navigator, which guides ERP and CRM application users through difficult tasks while remaining live in the application, and Knowledge Pathways, a comprehensive e-Learning platform for content development, assessment and personalized learning solutions.

   Our mission is to increase the competitiveness of global organizations by training their IT professionals to maximize the value derived from complex information systems. Beginning with our acquisition of the Digital Learning Services division of Digital Equipment Corporation in 1995, we have built the global resources and infrastructure to manage complete education programs for many of the world's largest corporations. Through our integrated approach, we provide solutions to clients in 20 countries and 15 languages on a daily basis.

Market Opportunity

 The Convergence Market for Integrated Voice, Data and Image

   Over the past decade, the volume of high speed data traffic across the worldwide public telecommunications infrastructure has increased dramatically, reflecting the increase in facsimile exchange, Internet access, electronic mail communications, electronic commerce and other types of network data transmission services. In response to this demand, global telecommunications providers are upgrading their existing network infrastructure--originally designed for voice traffic--to simultaneously satisfy all of the communication needs of users worldwide. The migration to a comprehensive infrastructure capable of carrying all information types, including data, voice and image, over a high speed transmission network is commonly referred to as convergence.

   Concurrent with the movement to infrastructure convergence, global organizations have continued to build complex computer networks that facilitate communication and information management enterprise-wide. Using high speed digital communications lines and internetworking resources, businesses have connected customers, suppliers, employees and partners through a variety of software applications, including electronic commerce, enterprise resource planning, supply chain management and customer relationship management. Reaching throughout the extended enterprise, these applications are designed to access, manipulate and exchange information to increase efficiency and competitiveness throughout the organization. However, achieving this level of connectivity requires the networking systems to be capable of coordinating information among a variety of disparate systems, often developed using different hardware or systems protocols, such as Microsoft, Unix, Red Hat, Nortel Networks, Sun, Lucent and Cisco.

   As a result, today's organizations require an advanced, intelligent network capable of running these mission critical applications and coordinating them to accommodate their voice, data and image information components. These networks are built using advanced hardware from leading technology vendors, including Cisco, Lucent and Nortel Networks. We believe that this specialized area of internetworking communications represents one of the highest growth areas in the Internet and technology sectors. In addition, we believe a significant constraint on the growth of internetworking hardware vendors is the limited number of qualified users available to implement and utilize their products.

 The Demand for Skilled Information Technology Professionals

   Given the mission critical nature of information flowing over today's intelligent networks, ensuring reliability, speed and integrity of information flow is a strategic imperative for global organizations. However, finding skilled professionals capable of designing and supporting intelligent networks is difficult, with demand for trained IT professionals far outstripping the current supply, particularly in emerging areas such as Internet infrastructure, telecommunications and data networking. According to a 1999 CompTIA study, approximately 57% of companies surveyed reported that they had difficulty in meeting their needs for trained IT professionals. Based on a 2000 survey by the Information Technology Association of America, the number of unfilled IT skills jobs is expected to reach 843,328 this year in the U.S. alone.

   Today's IT professionals require advanced knowledge of sophisticated telecommunications and networking topics, such as bandwidth allocation, prioritization of network resources, protocol mechanics and security, as well as working knowledge of multiple types of vendor products and operating systems that integrate in the networking environment. We believe that a significant market opportunity exists to train IT professionals in the high growth convergence space, particularly given the continuously evolving nature of voice, data and image technologies. These opportunities exist in training unskilled professionals in new and emerging convergence technologies, in reskilling professionals working within previously separated technologies, such as data communications and telephony, and in providing continuous education to IT professionals addressing dynamic technologies.

 Challenges in Educating Information Technology Professionals

   Given the importance of the IT professional in today's internetworking environments, substantial resources must be committed to train and retrain IT professionals in new technologies. While many businesses have historically used internal resources to train IT professionals, we believe a growing number of global organizations are looking to specialized third party education providers due to a lack of qualified internal trainers, the cost of developing and maintaining internal training courses in rapidly evolving technologies, and the desire to reallocate resources to core competencies. In doing so, we believe that these businesses are seeking full-service solutions to address their comprehensive education and training needs, including needs assessment, curriculum design, training delivery and program management.

   Despite a significant market opportunity to serve these multinational corporations, most external training organizations focus only on local or regional markets, making it impossible to adequately serve the needs of a global workforce. In addition, many providers do not offer the breadth of content necessary to address the complex needs of advanced IT professionals in multinational organizations. Finally, a majority of training providers offer content through only one delivery method, such as instructor-led training, interactive live e-Learning or self-paced e-Learning. We believe that businesses and individuals prefer to have options for how and when they learn, and that the demand for various learning options will be distributed across the full spectrum of alternatives in the marketplace. We believe that, based on industry research, in 1999, training expenditures to outside training providers were approximately 71% on classroom training, 24% on e-Learning and 5% on text-based training. Having access to these options allows learners to combine delivery methods to meet their budgetary, scheduling, and technological requirements for any training subject.

   We believe there is a significant market opportunity for an IT education integrator that can offer:

  . course titles that cover a broad range of topics and skill levels, and are both vendor-neutral and vendor-specific, including topics undergoing rapid technological change;

  . an education program that is planned, built and administered by a full-service external provider who can manage and tailor the training to the organization's particular needs;

  . education delivered via an integrated program allowing for multiple delivery formats that deliver the maximum amount of practical information in the minimum amount of time; and

  .  training delivered on a global basis.

The Global Knowledge Solution

   To meet the needs faced by corporations in an increasingly complex IT environment, we offer comprehensive training and software solutions that include needs assessment, curriculum design, training delivery and program management on a global basis. We focus on training for mission critical applications, systems and hardware that manage the flow of data through the IT convergence space. We tailor our solutions to provide our clients with content focused and relevant to their needs as well as with choice over when, where and how their IT education programs will be designed and delivered. We believe we have the following competitive advantages:

 Depth and Scale of Vendor-Authorized and Global Knowledge Developed Content

   A key advantage we offer our clients is the comprehensive range of our content. We believe that by designing curricula with a blend of vendor-authorized and proprietary courseware, we can offer the most effective training through a functional approach to the multi-vendor environments with which IT professionals are confronted. We currently offer over 500 vendor-authorized course titles that incorporate licensed courses for specific applications and hardware vendors, such as Cisco, Oracle, Microsoft, Nortel Networks, Enterasys and Compaq. We complement these courses with over 200 proprietary course titles that focus on presenting the most current fundamental, intermediate and advanced technological theories as well as providing hands-on experience with multi-vendor hardware and software that is incorporated in complex data, voice and image networks. In addition, our courses prepare learners to pass three types of certification tests: vendor-specific, industry recognized third party and our proprietary tests. To deliver our content, we believe that we have one of the most highly skilled instructor bases in the IT training industry. Our instructors are IT professionals possessing both expert knowledge and practical experience.

 Full-Service Integration and Program Management

   Our services are structured to offer a full-range, turn-key IT training solution to corporations of all sizes and scale. Our courseware developers and program managers collaborate with clients to assess the technical platforms that are integrated on the client's premises, to determine the type and extent of the client's training needs, and to tailor our content or design custom content to meet their specific requirements. We will design an integrated solution that will include on-site classroom, one-on-one training, instructor led live e-Learning, self-paced e-Learning and performance enhancement software solutions to each client's entire extended enterprise.

We administer enrollment, skills assessment, tracking and certification through our centralized resources and technological infrastructure, including our call centers, software applications and Internet and intranet based resources. We believe that our ability to offer tailored solutions, a full range of delivery options and total program management, enables our clients to focus on their core competencies and reduce costs while achieving better results.

 Flexible and Personalized Delivery

   We recognize that IT professionals in disparate roles, such as network engineers and professional consultants, have unique time and geographic constraints on their ability to participate in training. In addition, we believe that the nature of learning and performance enhancement requires training instruction to be tailored to the specific learning preferences of the individual addressed. Accordingly, we provide clients and their employees with the ability to choose the most efficient and effective training method from a variety of delivery methods, including instructor-led training, instructor-led live e-Learning, self-paced e-Learning, mentoring web sites and printed study guides. In addition, our software product, OnDemand Personal Navigator, can provide our clients with an in-application training and support solution for enterprise software applications such as SAP(R)R/3, PeopleSoft(R) and Siebel(R) software. Offering open access to these options enables our clients to combine multiple delivery methods to meet their budgetary, scheduling, and technological requirements, while empowering individual learners to choose the specific format in which retention and performance are maximized.

 Global Delivery System

   We have built the global resources and infrastructure to manage complete education programs for the world's largest corporations. We operate over 60 education centers in 20 countries, including locations in the U.S., the United Kingdom, Germany, France, Italy, Japan, Canada, Australia and China. We can also deliver training programs at over 300 additional sites through the use of third party conference facilities that are capable of supporting the complex, high-tech equipment needed to present most of our courses. In addition, through our e-Learning solutions, we can deliver courses through the Internet to virtually unlimited numbers of learners at almost any location worldwide. Further, we offer vendor-authorized and proprietary course titles in as many as 15 languages including English, Chinese, French, German, Italian, Japanese, Portuguese, Spanish, Dutch, Finnish and Korean. As a result, our multinational clients can obtain consistent high-quality training for their entire workforce. We believe that no other IT education company can provide multinational corporate clients with the breadth and flexibility of our solutions across such a broad geographic area.

 Scalable Development and Delivery Platform

   Our learning solutions and their underlying content are designed on an open standards, scalable architecture. Our instructional design and development process builds and categorizes content in an object-oriented environment so that it can be aggregated easily and delivered to anyone using a variety of technology-based applications. This process sorts courses into chapters and each chapter into topics that we call reusable learning objects. Each reusable learning object is further broken down into subtopics that we call reusable information objects. By generating content through an active database of interchangable reusable learning objects and reusable information objects, we can easily roll-out new courses, tailor existing courses to accomplish specific tasks, or create new custom courses for clients and individual learners. In addition, through our software application, Knowledge Pathways, we can offer our clients the ability to create a customized library of reusable learning objects that enables their employees to use search engine technology to scan a tailored database for particular topics. All of our new content is developed using our instructional design development process. In addition, we continue to rapidly digitize our existing library of courses into reusable learning objects and reusable information objects.

Strategy

   Our objective is to become the leading provider of education integration services to global organizations and their IT professionals worldwide. The key elements of our strategy are:

 Exploit the Convergence Skills Gap

   We believe that internetworking communications represents one of the highest growth areas in the Internet and technology sectors. For IT professionals, these technologies are also some of the most complex and technically demanding areas of expertise. In addition, the rapid rate of change surrounding convergence technologies requires a significant and on-going commitment to continuing education by organizations to remain competitive, and by IT professionals to remain marketable. Given the mission critical nature of internetworking systems and the applications they support, we believe that global organizations will continue to seek out highly trained technicians capable of planning, designing, implementing and supporting convergence technologies. We believe that we are uniquely positioned to provide the advanced training required by corporations and their IT professionals to develop and support these skills.

 Focus on Global Enterprise Relationships

   We intend to actively pursue full service education integration opportunities with the most advanced technology hardware and software companies, offering the option to provide complete training services throughout their entire extended enterprise and customer base. Many multi-national organizations have expanded their use of specialized external education services providers due to the lack of internal trainers experienced in the latest technologies, the cost of developing and maintaining organized programs and content, and corporate reorganizations designed to allocate resources on core business functions. In February 2000, we became the sole external training provider for the data and telephony training of Nortel Network's North American Enterprise Solutions division. Emphasizing our broad range of resources and established global infrastructure, we intend to focus on large-scale opportunities similar to Nortel Networks where we will manage the client's entire IT education program.

 Leverage Existing Client Relationships

   In 1999, we had relationships with over 300 clients who each purchased over $100,000 of our products and services, of which 60 clients purchased over $500,000 of our products and services. We have established a strong track record of increasing sales at existing major accounts and expect a significant portion of our future growth to come from these major clients that we have specifically targeted. We believe that we have achieved this success because of the high quality of our product offerings, our ability to deliver a fully integrated solution on a global basis, and the relationships developed by our executive officers and sales personnel with key decision-makers within these organizations. In addition, we believe that those customer relationships provide us with significant credibility in establishing ourselves as a leader in our market, and we intend to use those relationships in marketing our products to other potential clients worldwide.

 Continue To Expand Our Integrated Learning Solution

   We intend to continue our strategy of providing solutions that offer the greatest level of flexibility to our clients and achieve the highest levels of performance for their IT professionals. Currently, learners can participate in public or on-site instructor-led classroom training, one-on-one training, instructor-led live e-Learning courses and self-paced e-Learning solutions. Further, our OnDemand Personal Navigator and Knowledge Pathways software products provide a continuous source of training reinforcement and performance support for learners on the job. As the needs and preferences of clients evolve with changes in technology, we plan to continue to enhance the functionality and features of our education solutions. For example, we have recently begun to supplement our e-Learning offerings by offering our learners the opportunity to receive a portion of our self-paced content directly to their handheld PDA. This transforms the learner's PDA into a handheld professional reference tool for both independent training and immediate performance support.

 Strengthen Strategic Vendor Training Relationships

   We are strategically positioned to partner with leading IT organizations, remaining vendor neutral and dedicated to providing the highest quality training for a broad range of equipment and software products from multiple vendors. Our largest competitors, such as the internal training departments of IBM, Oracle and SAP, generally do not emphasize vendor content other than their own, or non-vendor specific courses oriented to multi-system platforms. We intend to continue to enter into strategic training relationships with key technology vendors and currently maintain relationships with Cisco, Compaq, Enterasys, Intel, Microsoft, Nortel Networks, Oracle, Novel, Entrust and Red Hat, among others. We believe these relationships provide a number of competitive advantages, including access to partners' high quality source training material and direct distribution channels to those vendors' customers. We intend to expand our existing relationships and to enter into new relationships to attract the broadest segment of the technical community.

Client Case Studies

   Our educational solutions are structured on the premise that:

  . the nature of complexity of certain advanced convergence topics requires interactive collaboration with live instructors and fellow students in small groups, coupled with hands-on experience through demonstrations and practice labs using real networking and telecommunications equipment;

  . certain individuals will learn more effectively through a small-scale interactive instructor forum than through independent study;

  . many individual learners require the flexibility and personalized pace provided by self-directed learning solutions, such as web-based e-Learning programs and technology and non-technology based study guides; and

  . e-Learning solutions expand the reach of training throughout the global extended enterprise to populations previously unreachable due to geographic and timing constraints.

The following case studies represent how several of our clients have engaged us to deploy solutions to meet their mission critical IT education needs.

   Client A is a provider of comprehensive telecommunications products and services through a global network of leading brands and operations throughout the world.

Challenge:    Client A required rapid hands-on training for its new broadband engineers and the reskilling of its voice engineers in broadband technology.

Our Solution: In less than 60 days, we designed a custom curriculum including both vendor-authorized and Global Knowledge Developed content to support the full breadth of services Client A provides to its customers. We channeled its engineers through an accelerated, bootcamp style instructor-led education program that gave them access to and training on the specific routing and switching hardware it uses in operating its business. We also provided all of the broadband training services for IP, ATM, Frame Relay, and xDSL for one of its divisions, which is responsible for the maintenance of mission-critical customer transmission infrastructure. Upon completion of these intensive, equipment-based hands-on programs, Client A's broadband engineers and voice engineers were fully prepared to develop and support converged voice/data solutions.

   Client B is a global provider of high-value e-business technology services.

Challenge:    Client B required high-quality training for its consultants located all over the world in providing Java implementation services to its customers without taking its consultants out of the field.

Our Solution: We designed a custom curriculum composed of a series of our proprietary courses to educate and help certify Client B's consultants in Java technology. The courses featured both real-world exercises and hands-on labs. We delivered a curriculum to its consultants located in 15 countries around the world using our instructor-led live e-Learning platform over the Internet. By delivering these courses during non-working hours, our program delivered a flexible solution for Client B that provided critical training to its employees without sacrificing valuable billable consultant time. Upon completion of our program, Client B's consultants were immediately capable of being deployed to manage Java implementation services in the field.

   Client C is a provider of infrastructure consulting and professional services to help enterprise clients and service providers make the transition to network-based e-Business models.

Challenge:    Client C required a comprehensive education program designed to prepare its employees for Cisco and other vendors' certification tests and to provide ongoing training reinforcement.

Our Solution: We designed a complete education program incorporating both
              Cisco-specific content and our own proprietary content to adequately prepare Client C's workforce for certification. Through a custom designed web portal managed by us, this client's employees are able to identify and register for a pre-determined curriculum consisting of publicly scheduled instructor-led courses, on-site courses and self-paced e-learning solutions delivered over the web. We also schedule and deliver customized Cisco bootcamp programs. In addition, through Client C's education portal, we can provide customized reporting on a monthly basis to its management to ensure that its employees are on their personal development track. Upon completion of our prescribed curriculum, Client C's employees are fully prepared for their certification exams.

   Client D is a company formed as a joint venture between the Italian government and six large Italian banks to identify highly-motivated people and to train them to perform IT job functions in order to develop a more highly-skilled workforce in southern Italy.

Challenge:    Client D required the ability to assess the technological skills of applicants in order to place such applicants in the training for the most appropriate job function. It also required an education training company to provide training to its students in the most complex advanced job functions in its program through an e-Learning platform.

Our Solution: Working jointly with Client D's representatives, we developed a web-based assessment solution that determines the technical skill level of each applicant, as well as the most appropriate training for that individual. We also designed an instructor-led live e-Learning and self-paced e-Learning curriculum to provide learners with the fundamental knowledge and skills and hands-on experience needed to perform specific job roles in the IT industry. Upon completion of our program, these applicants have the skill sets required in the highly demanding roles of Cisco Security Manager or Microsoft Database Administrator.

   Client E is a leading global supplier of networking solutions and services that support voice, data and video transmission over wireless and wireline technologies.

Challenge:    Client E required an immediate training program to provide its
              IT professionals and development and support personnel with the skills necessary to allow it to rapidly reposition itself in the convergence market from a legacy voice equipment manufacturer to a data networking company.

Our Solution: Working within Client E's organization, we identified the critical skills its employees would need to accomplish its goal. We then planned and deployed the appropriate training to match skill gaps. Curriculum tracks of approximately eight courses each were designed to meet these reskilling initiatives. From that starting point two years ago, our services have expanded into other curriculum areas including telecommunications convergence and web technologies. The majority of programs are provided in instructor-led classroom formats at Client E's major sites in North America. We also deploy content to Client E over the web using our e-Learning platform on servers placed behind its firewall. This has given us the opportunity to reach a broader audience that previously had limited access to training.

Our Strategic Content Focus

 Overview

   We focus on the training needs of IT professionals managing information flow in the convergence space. We offer vendor-authorized courses from many of the leading technology vendors to provide clients with high quality training on the key hardware and software components that are part of an integrated networking system. Our Global Knowledge Developed, or proprietary, courseware is designed to complement and enhance our vendor-authorized courseware by providing learners with the fundamental knowledge and skills needed as prerequisites to take vendor-specific courses, by integrating the skills needed to operate, install and maintain networks that incorporate multi-vendor hardware and software, and by providing learners with advanced theoretical principles and skills on managing internetworking systems in real IT environments. We build job-related training paths by developing a sequence of course titles that create cohesive programs which impart the skills and knowledge required by an IT professional to perform key functions throughout their careers. For instance, in order to train an IT professional to become proficient in the use of routers, a primary component of a networking system, a learner would begin with the Global Knowledge Developed course, Networking Fundamentals, and would follow up with one of our TCP/IP courses like Internetworking with TCP/IP. A learner could then progress to vendor-authorized courses on router configuration and internetworking management. Finally, after mastering the advanced skills of working with routers, a learner could take one of our proprietary courses in ATM Internetworking or Network Security.

 Vendor-Authorized Courseware and Certifications

   We currently offer over 500 vendor-authorized courses that are designed by hardware or software manufacturers to give a learner hands-on experience with a vendor's product. The content of these vendor-authorized courses that we offer is licensed from vendors such as Cisco or Enterasys on a non-exclusive basis. In addition to providing practical experience in installing, operating and maintaining this hardware and software, vendor-authorized courses are structured to provide the necessary skills and information to pass a vendor-specific certification test. Our vendor-specific courses include:

Cisco                                    Nortel Networks
Interconnecting Cisco Network            Option 11C Installation and
Devices                                  Maintenance
Cisco Internetwork Design                BCM (NPI) Installation, Operation
Cisco Voice over Frame Relay, ATM        and Maintenance
and IP                                   BCM (NPI) Advanced Voice and Data
Introduction to Cisco Cable Routers      Applications
Building Scalable Cisco Networks         Advanced IP Routing Technology
Cisco Network Troubleshooting            Router Implementation
Cisco Advanced Configuration of          DMS SuperNode Meridian Digital
Frame Relay  Interfaces                  Centrex
Building Cisco Multilayer Switching      Universal Edge Intelligent
Networks                                 Multisource
Cisco Campus ATM Solutions                Access System OA&P
Managing Cisco Network Security
                                         Novell

Enterasys                                Networking Technologies
Applied ATM                              Intranetware: Netware 4.112 Install
Smartswitching                           and Configure  Workshop
Smartswitch Router Configuration         Novell Netware Network Analysis and
                                          Troubleshouting

Microsoft
Designing A Windows 2000 Networking      Oracle
 Infrastructure                          Oracle 8 Competency Track
Windows 2000 Network & Operating         Introduction to Oracle 8 SQL and
Systems  Essentials                      PL/SQL
Installing and Configuring a             Oracle 8 Database Administration
Microsoft Windows  2000 Network
Windows 2000 Security                    Red Hat
Accelerated Training for MS Windows      Introduction to Red Hat Linux
                                         Red Hat Linux Network and Security
                                         Administration

   We offer a comprehensive sequence of training courses to prepare learners to pass tests for more than 15 vendor-specific certifications. These include:

Cisco Certifications                     Nortel Networks Certifications
Cisco Certified Internetworking          Nortel Networks Certified Support
Expert                                   Expert
Cisco Certified Network
Professional                             Novell Certifications
Cisco Certified Network Associate        Certified Novell Engineer
Cisco Certified Design Professional
Cisco Certified Design Associate         Oracle Certifications

                                         Oracle8 DBA Certification Boot Camp
Enterasys Certifications
Enterasys Systems Engineer               Red Hat(R) Certifications

                                         Red Hat Certified Engineer(TM)
Microsoft Certifications

Microsoft Certified Systems
Engineer
Microsoft Certified Solution
Developer

 Global Knowledge Developed Courseware and Certifications

   We offer over 200 proprietary courses that focus on presenting the most current fundamental, intermediate and advanced technological theories, as well as providing hands-on experience with multiple types of hardware and software interacting in complex data, voice and image networks. Our courseware is developed by and based upon the experience of a broad base of practicing IT professionals who author new courses to address common issues encountered in the internetworking environment. We incentivize these subject matter experts to develop and update courses by paying them a course development fee and continuing royalty fees. However, we maintain ownership of the content of our proprietary courses. We also offer an array of proprietary professional certifications in various networking and general IT skills functions. Our proprietary professional certification program requires completion of a series of our courses and a passing grade on an examination designed and administered by us. In addition, our proprietary courses can prepare a learner to pass certain industry recognized third-party vendor independent certification tests. In some cases, our courses have been certified by vendor independent certification organizations as meeting or exceeding the necessary standards to prepare a learner for a particular certification given by such organization. Some of our proprietary courses include:

Networking Fundamentals                   Telecommunications
Understanding Networking                  Introduction to Voice Over IP
Fundamentals                              Telecommunications Fundamentals I &
Networking Cabling Systems                II
Understanding Networking Protocols        Understanding Digital Subscriber
Network Troubleshooting                   Line XDSL
                                          Converging Voice and Data Networks

LAN/WAN Internetworking                   IP Over Wireless Broadband
Internetworking with TCP/IP
Frame Relay Internetworking               e-Commerce and Web Development
Storage Area Networks                     Building a Web Site
                                          Advanced Web Site Design

Host and Network Security                 Web Site Performance Tuning
Designing Security Architectures          Internet Law
Virtual Private Networks                  Web Security
Network Security and Firewall
Administration                            ATM & High Speed Internetworking
Secure Communications and UPNs            ATM Internetworking
                                          Building Broadband Networks
                                          ATM Troubleshooting
                                          Optical Networking

   The following is a sample of the proprietary certifications and the third-party vendor independent certifications that we prepare learners to obtain:

Global Knowledge Developed Role-          ICSA Network Security Certifications
Based Certifications                      Network Security Certifications
ATM Engineer
Broadband Engineer                        CompTIA Certifications
Data Communications Engineer              A+ Certification
Global Knowledge Webmaster                i-Net+ Certification
Telecommunications Analyst                Network+ Certification
Telecommunications Data Specialist
VoIP Engineer                             ICCP TCP/IP Certifications
Web Developer                             TCP/IP Network Analyst
Windows 2000 Administrator
Windows 2000 Expert

Our Full Service Education Integration Offerings

   The breadth of our education integration services provides our clients with a choice over when, where and how their IT education programs will be designed and delivered. We offer a full range of services enabling our clients to use our company as a training center for their employees and customers with respect to specific skills, or to engage us to manage their entire IT education program.

 Education Integration Services

   Within the service portion of our business, we offer a combination of instructor-led course events that are available as publicly-scheduled courses held at our education centers, as private courses scheduled on-site for a particular client or as live e-Learning courses delivered over the web. We can customize the content delivered at any of these course events to meet a particular client's needs.

   Instructor-led Training as a Public, On-Site or Live e-Learning Event

   Our instructor-led training is learner-focused and incorporates theory and real-world examples with hands-on practical workshops. When taught in this format, individual courses have a duration that generally lasts from two to five days with some of the more complex courses lasting up to 15 days. In addition, we offer bootcamp style programs to offer certain courses in an accelerated time frame, allowing clients to minimize the amount of time their employees are away from the office. Our instructor-led training is delivered through public or open-enrollment courses, private or on-site courses or over the web through our live e-Learning platform. For the year ended December 31, 1999 and the nine months ended September 30, 2000, revenue from our instructor-led public course events represented approximately 71% and 67% of our revenue, respectively. Of such revenue, we believe that over 90% were either initially paid for, or reimbursed to the learner, by the learner's employer.

   Public Course Scheduling. Individual learners seeking training on specific topics and clients seeking to have specific employees trained by an external education provider are offered the opportunity to attend classes at any one of our over 60 training centers located in 20 countries. Our training centers are designed to accommodate the technical demands of our courses, including being fully equipped with the complex internetworking equipment such as routers, switches and network protocol analyzers. As a result, our classrooms operate as real-world labs where learners gain mission critical skills through building, operating, repairing and maintaining actual networking equipment. In scheduling our public courses, we consider client demand and instructor availability to determine where and when to deliver a particular course. Our typical publicly-scheduled course ranges in price from $800 to $2,700 per learner, with some of our accelerated bootcamp courses costing up to $35,000 per learner. For the nine months ending September 30, 2000, the enrollment in our publicly scheduled courses was over 136,000 IT professionals. During the nine months ended September 30, 2000, we offered more than 13,200 publicly scheduled instructor-led classroom courses.

   On-Site Course Scheduling. We offer clients the ability to schedule and deliver courses on-site at their business locations. Our on-site courses offer the same content as our public courses; however, by providing a private forum we facilitate discussion of client-specific, confidential IT issues in classes comprised solely of the client's IT professionals. On-site courses are an efficient alternative for many clients because critical IT professionals are not required to leave their work locations. We typically provide all of the software, hardware and networking systems required for use in client-site courses. In scheduling our on-site course events, our program managers work closely with our clients and instructors to manage the education process and insure that consistent content is delivered wherever and whenever the client needs it.

   Instructor-Led Live e-Learning over the Web. Instructor-led live e-Learning refers to a format that allows instructors to present a course live over the Internet enabling learners to participate from any location. Course materials developed for and used in our instructor-led classroom training are also used in our instructor-led live e-Learning courses. Our e-Learning platform consists of a fully hosted, integrated e-Learning environment, a suite of assessment and management tools and a range of related professional services. These tools are delivered live over the Internet--or over an intranet--using two-way voice over IP technology. This technology allows learners to interact with the instructors in real-time in a manner similar to a classroom setting. In addition, instructor's use application sharing technologies to present diagrams and other visual aids to learners in real-time and can walk students through simulated problems in the subject matter being taught. We also offer a wide variety of remote labs designed to simulate practice labs learners use in classroom training. In these labs, networking equipment is made available remotely via the Internet enabling the participant to gain the same hands-on experience as in a classroom setting, while dramatically reducing our logistics costs of moving equipment to various locations. We offer a growing library of over 40 courses through our instructor-led live e-Learning platform, including both vendor-authorized and proprietary courses.

   Customized Learning Solutions

   For clients that require specialized training, or desire personalized solutions based on their own content, we will develop and customize a full curriculum covering the specific topics and applications requested by the client. Our customized courses are developed by combining one or more of our reusable learning objects that refer to specific learning objectives within our courses. By matching different learning objects and customizing output to our client's style and format guidelines, clients can be offered a learning solution specific to their business needs and skills requirements. This process enables clients to integrate their proprietary know-how into their unique programs, and prevents the re-training of employees in subject matters in which they are already competent. We also offer clients the opportunity to retain one of our instructors at their site, by e-mail or over the telephone to provide one-on-one training to specific employees.

   Program Management Services

   For clients who require turn-key education solutions, we offer the ability to manage a client's entire IT education program, including needs assessment, content development and training delivery to both the client's workforce and the purchasers of the client's products. We assist our clients by assessing their particular training needs and recommending training solutions to meet their goals. We administer course enrollment, skills assessment, tracking and certification through our centralized resources and technological infrastructure, including our call centers, software applications and Internet and intranet based resources. We recently began offering clients a customized portal available directly on their intranet and desktop. Through this portal, which can be managed internally by the client or by members of our custom solutions team, employees review available courses, gather information and can register on-line for specific courses approved by their employer. In addition, we offer a centralized billing program that enables employers to pre-pay for their employees' training, thus reducing any up-front expenditures by the individual learners.

Education Integration Products

   Our education integration products consist of a suite of performance enhancement e-Learning tools and software. Our products include OnDemand Personal Navigator, an in-application training and support solution for enterprise applications, and self-paced e-Learning solutions, which are based on proprietary and vendor-specific content. In addition, we offer Knowledge Pathways, an e-Learning infrastructure application used to track, manage and train employees in the extended enterprise. We also publish text based reference books and study guides under the Global Knowledge brand. Our products are designed to provide flexibility to individual learners while maximizing individual learning and subsequent retention.

   OnDemand Personal Navigator

   OnDemand provides our clients with an immediate learning solution to train end-users on-the-job in highly complex, mission critical applications such as SAP(R) R/3, PeopleSoft(R) and Siebel(R) software. The learner accesses our product through an icon on their application toolbar at the specific point in their work when they need help. Upon request, OnDemand either navigates the learner step-by-step through the successful completion of the task live in the application, or provides an animated demonstration of the specific learning topic. Since these enterprise applications are highly customized to each client's implementation, OnDemand provides an authoring tool in which subject matter experts can rapidly create custom simulation modes, in-application learning, and print or web-deployable content via a single authoring initiative. As of September 30, 2000, approximately 300 corporate clients had selected OnDemand to meet their training needs for SAP(R) R/3 application software.

   Self-Paced e-Learning

   Self-paced e-Learning is an Internet based delivery method that offers the essence of the classroom experience by including vendor-authorized and proprietary content, remote hands-on labs and mentoring services. This allows the learner to study independently and thereby set the time, place and pace of the learning process. In this manner, individuals can create personalized learning paths and schedules to meet their specific educational and career objectives. Our self-paced e-Learning is delivered over the web or a handheld PDA or, if requested by a client, by CD-ROM. These offerings provide clients who have immediate training needs instant access to top-quality training as well as a way to combine e-Learning delivery with other methods such as instructor-led delivery. Learners may also use the courses to pre-test their capabilities in order to position themselves properly within the course and to train only in relevant areas. At the end of the course, students may take a test to measure their mastery of the course content. As of September 30, 2000, our portfolio of self-paced e-Learning courses encompassed over 50 titles.

   Knowledge Pathways and CustomDOC

   Released in early 2000, Knowledge Pathways is a browser-based software suite that allows clients to develop specific learning solutions for their individual learners. This product offers clients the opportunity to access our vendor-authorized or proprietary content and to rapidly create and deploy their own learning content for subject areas such as business process, custom applications or soft skills training. Knowledge Pathways is used to determine the individual learner's training needs through a pre-assessment test based on the specific subject matters requested by the client. Once the assessment is complete, the product creates a personalized course for the learner by drawing specific, relevant content from our digital database to reinforce those subject areas where the learner requires the most support. CustomDoc is a software product that enables clients to rapidly create their own customized instructor-led training manuals. A client licenses CustomDoc for a specific library of end-user applications such as Microsoft Office or Lotus Notes. As of September 30, 2000, over 600 corporate clients had adopted Knowledge Pathways or CustomDOC to meet their training needs.

   Certification Study Guides and Reference Texts

   Through a relationship with Osborne McGraw-Hill and Syngress Media, we offer over 70 certification guides and reference texts under the brand names Global Knowledge Certification Press and Global Knowledge Professional Reference. Both of our branded series cover job functions such as Cisco Certified Network Associate, Microsoft MCSE, Novel CNE, Citrix CCA and Network+ Certification.

Technology

   Our e-Learning solutions are designed using an open standards, scalable architecture. Our e-Learning platform delivers content using prevailing Internet technologies such as Java, HTML and XML. This allows our curricula to be accessible to learners worldwide through standard web-browsers. Additionally, in order to develop more convenient and effective e-Learning solutions for our clients, we have entered into strategic relationships with Centra, with whom we have developed our interactive e-Learning infrastructure, Mentor Labs, with whom we provide our learners access to remote labs, and ibrite Corporation, which has reformatted our content to be delivered to handheld PDAs. The key features of the technology that we offer include:

     . Authoring Tools. Our technology allows individuals without prior course development experience the ability to create learning objects for their own training needs.

     . Real-time performance support. Based on the needs of a learner, either using an application or involved in a training activity, the technology selects the appropriate learning object and delivers it to the user's desktop.

     . Fully hosted e-Learning platform. We host and centrally manage all software and content from our servers, reducing our client's investment in technology infrastructure and expenditures on software installation and management. Our centrally hosted system allows us to continually update content and rapidly deploy e-Learning solutions to unlimited numbers of learners through standard browsers.

     . Voice-over IP. Our solutions provide reliable delivery of voice over the Internet. The timely synchronization of voice and multi-media content into one unified communication protocol improves the collaborative experience for the learner and eliminates the cost otherwise associated with voice link-ups. We can also record events on our servers, including audio, for future playback and reuse.

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

     . Tracking and Reporting. We track in our database the activity of our client's individual learners, including skills assessment and course performance and completions. Our system tracks an individual learner's progress and allows the learner to continue their coursework from any location.

     . Testing and Assessment. Many of our systems offer comprehensive testing and assessment capabilities which can be customized for specific learning solutions and clients. This technology provides specific learning solutions based upon test results or an assessment of the individual's ability to perform critical tasks within complex applications.

   Our systems have been designed to provide reliable service to our clients, with redundancy in areas in which we believe failures are most likely to occur. We have also implemented both redundant Internet connections and web servers. We maintain a safe and secure data storage and e-mail environment through standard networking security measures that include continual anti-virus scanning and regularly scheduled database backups.

   Much of our new course content is organized in a modular format called a reusable learning object. Our content storage and delivery technology allows us to break down course offerings and reassemble them according to the needs of individual clients. This technology seamlessly blends with our diagnostic capabilities, further allowing us to personalize our courses to the individuals specific training needs. We believe that by organizing our content in this manner we can quickly react to the changing demands of our clients.

Clients

   We have developed a broad client base serving multi-national companies around the world, including those based in the U.S., the United Kingdom, Germany, France, Italy, Japan, Canada, Australia and China. Our clients generally operate in the communications, computer, systems integration, electronics, manufacturing, finance, military, aerospace and energy sectors. We had over 300 clients worldwide that purchased over $100,000 of products and services in 1999. Most of our clients purchase our products and services based on training initiatives for their professionals. Although we do not customarily enter into multi-year contracts for training with our clients, we believe that we have established long-term relationships with many of our clients. No client accounted for more than 5% of our 1999 revenues. The following is a partial list of our corporate and governmental clients:

  Communications                         Hardware & Software Manufacturers
  ALLTEL                                 3Com
  AT&T                                   Cisco
  Bell Canada/Bell Nexxia                Compaq
  British Telecom                        Enterasys
  Cable & Wireless                       IBM
  Deutsche Telekom                       Intel
  Ericsson                               Microsoft
  France Telecom                         Motorola
  GTE
  Korea Telecom                          IT & Computer Systems Integration
  Lucent Technologies                    EDS
  MCI                                    KPMG
  Nortel Networks                        PricewaterhouseCoopers
  NTT Data                               Toyo Information Systems
  SBC
  Sprint                                 Government Organizations
  Telecom Training                       National Security Administration
  Telefonica                             U.S. Airforce
  Telekom Austria AG                     U.S. Army
  Telstra
  US West

Strategic Vendor Training Relationships

   We have entered into relationships with leading hardware and software vendors, as well as with other technology and service companies, to act as an authorized training provider for multiple vendors. These relationships, which are generally based on one-year, non-exclusive, renewable contracts, offer a number of competitive advantages. Pursuant to these relationships, we secure the most current content and are able to provide the broadest array of products and services to our clients. We often receive early access to the vendor's pre-released products as well as technical advisers to allow us to develop related courseware and coordinate the introduction of that courseware with that of the particular product. These relationships also may result in additional distribution channels through either the vendor bundling our training with the sale of their product or by gaining access to the sales channel or customer list of the related vendor. In addition, we typically co-market our training services with the vendors through links to our training schedule and web site included on the vendors web-site. Finally, as an authorized training provider, we offer vendor-specific courses that are licensed from vendors on a non-exclusive basis. However, in some cases, we have developed original content and sold the courseware to the vendor, where it is then packaged as a vendor-authorized course. We believe that, in most cases, the ability to identify this product-specific content as authorized by its manufacturer improves the marketability of vendor-specific courses. In return, we further believe that these alliances provide significant benefits to the vendors by allowing them to achieve additional market penetration by increasing the base of trained users for their products.

   We have formed strategic relationships with the following vendors:

                                         . Microsoft
  . Cisco
                                         . Novell
  . Compaq
                                         . Nortel Networks
  . Enterasys
                                         . Marconi
  . Entrust
                                         . Red Hat
  . Intel
                                         . Oracle


Sales and Marketing

   We believe that we have built a strong brand image and we continue to promote our integrated learning solutions through the use of a multi-prong sales strategy, consisting of direct mail and e-mail marketing, a field sales force, a telemarketing sales force, web sites and web seminars. Our sales and marketing programs include:

     Direct Mail Marketing. We market our instructor-led courses primarily through direct mail marketing to our proprietary worldwide client prospecting list of approximately 8 million IT professionals and to rented mailing lists of IT professionals. Our prospecting list includes individuals who have attended a prior Global Knowledge course, department managers and training managers of our corporate clients, people who have visited our web site, participants in one of our web seminars, contacts at trade shows and lists of customers provided by vendors with whom we have strategic training relationships. Direct mail is carefully localized for both style and content. We regularly identify and target a particular customer demographic for specific offerings designed to increase customer traffic and sales. Direct mail is designed to drive traffic to our web site or to encourage clients to contact our sales staff. In addition to direct mail marketing, we also send e-mails to prospective clients using the same techniques developed with direct mail.

     Field Sales Force. Our field sales force consists of both national account managers and regional account managers. Our national account managers focus on multi-national corporations that generally purchase on-site and customized training solutions for their entire workforce through a centralized department or training manager. Our regional account managers focus on corporations purchasing our solutions within a specific geographic area. These sales representatives leverage our proprietary database by primarily contacting department managers and training managers of corporations whose employees have attended our courses as well as those managers of customers of vendors with whom we have strategic training relationships. As part of our marketing to these corporate clients, our field sales force can offer them the opportunity to participate in various purchasing programs. Members of these programs are offered access to our education solutions at pre-negotiated prices in return for their commitment to purchase various anticipated amounts of our education integration services and products. The sales process for an initial sale to one of these corporate clients often includes a coordinated effort among a number of groups within our organization. Our field sales force is supported by our on-site and custom program managers as well as our other customer support staff in making presentations to corporate customers with respect to the broad range of services that we can provide.

     Telemarketing Sales Force. Our inbound telemarketing sales force responds to telephone, e-mail, web site and facsimile orders. Our outbound telemarketing sales force pursues new sales opportunities and responds to any inquiries received by our inbound telemarketing sales force. Our outbound telemarketing sales force focuses on both individuals and corporate accounts. Depending on the needs of our clients, leads generated by our outbound sales force may be referred to a national account manager or regional account manager for follow-up direct contact.

     Web sites. We maintain a network of localized web sites that offer product and service information, online registration of our courses and access to specific information about our operations throughout the world. Based on our internal tracking data, we are currently receiving in the aggregate more than 6 million hits per month on these web sites. In addition, logging into our localized site, access.globalknowledge.com, gives individuals access to personalized news, reviews, custom training calendars, information technology chat rooms, discussion groups and mentoring.

     Public Relations. We regularly release news on large contracts, acquisitions, partnerships and new product introductions. We also participate in IT industry trade shows and conferences, offer free web seminars and advertise in industry trade magazines and periodicals.

Courseware and Software Product Development

 Development of Courseware

   We identify and develop proprietary courseware by maintaining alliances with hardware and software vendors, conducting marketing surveys of IT professionals and our client base and consulting with our instructors and subject matter experts. Once a topic is identified, a course director is selected. The course director, typically one of our instructors, uses established instructional design techniques to compile and format lecture, demonstration and lab materials. The material is forwarded to our Curriculum Development and Design Group, which uses a proprietary process that effectively brands the material's presentation in the Global Knowledge style.

   To ensure that our courseware meets the needs of the marketplace and provides a high quality of instruction, we request that each course participant complete an evaluation of the course content and the instructor. From these evaluations, we receive timely feedback concerning future content development needs. Our course titles are updated regularly to incorporate changes in technology and to improve their educational effectiveness.

 Software Product Development

   Most of our software products are developed internally by our staff of approximately 30 programmers and developers. Where applicable, we also purchase technology, license intellectual property rights, and oversee third-party development and localization of certain products. Internal development enables us to maintain technical control over our products. We have created a substantial body of proprietary tools and methodologies for creating and enhancing our products and to simplify a product's portability among different operating systems, microprocessors or computing devices. Product documentation is generally created internally.

   To best serve the needs of learners around the world, we "localize" many of our software products to reflect local languages and conventions and to improve the quality and usability of our software products in international markets. Localizing a product might require modifying the user interface, altering dialog boxes and translating text. Various Global Knowledge products have been localized into French, German, Chinese, Italian, Spanish and Japanese.

Instructors

   Our instructors are either full-time employees or independent consultants. At October 31, 2000, we had 437 employee instructors and as part of our variable cost structure we also had the ability to retain the services of over 900 independent consultants, as needed. This latter group represents independent consultants that we have used in the past or who have expressed an interest in providing services to us in the future. We typically execute agreements with such consultants which range in duration from one to three years and pay such instructors on a per course basis within 30 days of the completion such course. Our strategy of hiring instructors as independent consultants or as full-time employees gives us the flexibility to obtain the services of both industry experts who want to remain practitioners in the IT industry and those who want to teach their subject matter on a full-time basis.

   We believe that we have one of the most highly skilled instructor bases in the IT training industry. Our instructors are IT professionals possessing both expert knowledge and practical experience. We believe that our instructors are compensated at levels that are competitive with industry standards. Our instructors can also receive course development fees and royalty payments by developing and updating courses.

   Our instructor relations department recruits, trains, coaches and manages our instructor team. We identify new instructor candidates primarily through referrals from our existing instructors and inquiries to our web site. Instructor candidates undergo a technical evaluation prior to participating in our proprietary instructor training program. Instructors are trained in technical skills, as well as in the most advanced educational theories and presentation skills. Each new instructor is assigned a mentor and must pass a rigorous internal preparation program.

Intellectual Property

   We regard our courseware development process and our internally-developed course titles as proprietary and rely primarily on a combination of statutory and common law copyright, trademark and trade secret laws, customer licensing agreements, employee and third-party nondisclosure agreements and other methods to protect our proprietary rights. In this regard, we have attempted to secure the registration of our key trademarks and service marks in the U.S. and internationally. We have registered the following key trademarks and servicemarks in the U.S.: OnDemand Interactive Learning, Knowledge Pathways, Netgun, CustomDOC and Competence Key. In addition, we have registered or have applications pending for other key trademarks and servicemarks in the U.S. and internationally. We have also acquired and registered many of our domain names with regulatory bodies in an effort to protect these intellectual property rights. In addition, we have entered into confidentiality and invention assignment agreements with our employees and contractors, and nondisclosure agreements with our suppliers and strategic partners to limit access to and disclosure of our proprietary information. Unless it is necessary to prevent a third party from infringing on our rights, we do not generally register our copyrights on internally-developed course titles.

   We have licensed, and expect that we will continue to license, some of our intellectual property rights, including trademarks or copyrighted material, to third parties. In particular, we have issued licenses to various independent parties who market and resell our products and services abroad. While we attempt to ensure that these licensees maintain the quality of our brand, they could take actions that might materially and adversely affect the value of our intellectual property rights or reputation. We also rely on technologies that we license from third parties. These licenses may not continue to be available to us on commercially reasonable terms in the future, if at all. As a result, we may be required to obtain substitute technology of lower quality or at greater cost.

Competition

   The IT training market is highly fragmented, with low barriers to entry. According to a 1999 report by the International Data Corporation, the 15 largest competitors in this market held approximately 20% of the market share. In addition, while we believe we are the largest independent IT education integrator based on revenues, some of our competitors which are not independent do hold greater market share than we do. We believe that the principal competitive factors affecting our industry are the depth, breadth and variety of content, the ability to offer complete learning solutions, flexibility and convenience of service, cost-effectiveness of solutions offered and the quality and depth of client relationships. Our primary competitors are:

    Internal Training Departments. Internal training departments generally provide companies with the most control over the method and content of training, enabling them to tailor the training to their specific needs. However, we believe that industry trends toward the expanded use of external training providers will continue. This will occur as a result of the lack of internal trainers experienced in the latest technologies, the cost of developing and maintaining internal training courses in rapidly evolving technologies and the desire to reallocate resources to core competences.

    Other Independent Education and Training Providers. We believe that a majority of the independent training providers are relatively small organizations that focus on local or regional markets and often provide training as one of several services or product lines. We believe that the breadth of our course offerings combined with our presence in 20 countries provides us with a competitive advantage over many of the independent education and training providers. In addition, as the market for e-Learning has begun to grow, numerous training providers have begun to provide training over the Internet most often only focused on one delivery method. We believe that our ability to deliver training through a combination of instructor-led training, instructor-led live e-Learning, self-paced e-Learning and study guides depending on the needs of our clients differentiates us from other independent education training companies that do not offer organizations the flexibility and quality of these multiple delivery methods.

    Computer Hardware and Software Vendors. Many hardware and software vendors supply training bundled in the prices of their product. Their knowledge of upcoming developments in their products is likely to be better than that of other training providers. These competitors, such as IBM, Oracle and SAP, generally do not emphasize vendor content other than their own, or non-vendor specific courses oriented to multi-system platform. We believe that by remaining vendor-neutral, we are able to provide both high quality training for a broad range of hardware and software products and cross-platform training solutions.

   Some of these competitors offer course titles and programs similar to ours, but at lower prices. In addition, some competitors have greater financial and other resources than we do.

Regulatory

   Many federal, state and international governmental authorities assert authority to regulate providers of educational programs, including non-degree granting educational providers like us. Generally, we are exempt from these regulations because we do not participate in any federal, state or international student aid/loan programs. However, federal, state and international laws and regulations affect our operations and may limit our ability to obtain authorization to operate in certain jurisdictions. If we were required to comply with, or found to be in violation of, a jurisdiction's current or future licensing or regulatory requirements, particularly those relating to accreditation of educational institutions, we could be subject to civil or criminal sanctions, including monetary penalties, and could be barred from providing educational services in that jurisdiction.

Employees

   As of October 31, 2000, we had 1,811 full-time employees, including 559 employees engaged in sales and marketing, 437 instructors, 388 employees engaged in general and administrative activities, 207 employees engaged in course delivery support, 149 employees engaged in product development and 71 staff consultants and project managers. Of our employees, 924 were employed in the U.S. and 887 were employed outside the U.S. We also employ a number of part-time employees. We plan to continue to expand our workforce. Our employees are not represented by any collective bargaining agreement, and we have never experienced a work stoppage. We believe our employee relations are good. In certain European countries, we have work counsels, a legal requirement in those countries, that are similar in function to employee unions.

Facilities

   We lease sales and education centers in 11 states and the District of Columbia, and international offices in 19 countries. Our U.S. locations include: California, Colorado, District of Columbia, Georgia, Illinois, Massachusetts, Maryland, New Jersey, New York, North Carolina, Pennsylvania and Texas. Our international locations include: Australia, Austria, China (including Hong Kong), Canada, France, Germany, Ireland, Italy, Japan, Korea, Malaysia, Mexico, Netherlands, Singapore, Spain, Sweden, Switzerland, the United Kingdom and Venezuela. We believe that our existing facilities are adequate to meet our current needs and that suitable additional or substitute space will be available on commercially reasonable terms when needed.

   Our worldwide corporate headquarters are located at 9000 Regency Parkway, Suite 500, Cary, N.C. Our lease for such facility expires in October 2007.

Legal Proceedings

   From time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of our business. Currently we are not a party to any material legal proceedings.

                                   MANAGEMENT

Directors and Executive Officers

   Our directors and executive officers are:

   Name                     Age Principal Positions
   ----                     --- -------------------
   Duncan M. Anderson        49 President and Chief Executive Officer and Director
   Bruce J. Ryan             57 Executive Vice President and Chief Financial Officer
                                and Director
   David J. Marini           46 Chief Operating Officer
   Arthur Zamkoff            56 President of Knowledge Products Division
   Anthony L. Craig (2)      55 Director
   Thomas E. McInerney (1)   59 Director
   Robert A. Minicucci (1)   48 Chairman of our Board of Directors
   William J. Montgoris (2)  53 Director
   Sanjay Swani (2)          33 Director

---------------------
(1) Member of Compensation Committee
(2) Member of Audit Committee

   Our other key employees are as follows:

   Name                     Age Principal Positions
   ----                     --- -------------------
   Patricia L. Anderson      43 Vice President, Worldwide Human Resources
   Lyn L. Benton             49 Vice President, Chief Knowledge Officer
   Shinichi Bitoh            46 Vice President and General Manager, Japan
   Stephen J. Budosh         43 Vice President, Business Operations
   Stacey M. Cannon          45 Vice President, General Counsel and Secretary
   Kendall J. Dean           43 Vice President and General Manager, Americas Enterprise
                                Services
   Susan M. Deeney           43 Vice President, Sales and Marketing of Knowledge Products
                                Division
   Brendan P. Duffey         52 Vice President, Outsourcing
   Richard G. Kristof        37 Vice President, Worldwide Business Development
   Bryan L. Pickett          42 Vice President, Nortel Enterprise Training Services
   Gregory J. Roels          37 Vice President, Education Services
   Richard C. Small          42 Vice President, Corporate Controller
   Donald Spector            43 Vice President, Product Development
   Tadaaki Sumi              60 Chairman, Japan
   Robin Tan                 46 Vice President and General Manager, Asia Pacific
   William R. Thompson       43 Vice President, Corporate Marketing
   Michael J. Weilbacher     50 Vice President and General Manager, EMEA
   Robert H. Woodruff        42 Vice President, Self-paced e-Learning

   Set forth below is information about each of our executive officers and directors.

   Duncan M. Anderson has been our President, Chief Executive Officer and a member of our board of directors since August 1998. In May 1996, Mr. Anderson joined our company and was responsible for Mergers and Acquisitions and Business Development. In July 1997, Mr. Anderson was appointed Chief Operating Officer. For the 17 years prior to joining our company, Mr. Anderson held various positions with Digital Equipment Corporation, a global supplier of computer hardware, most recently as its Director of Corporate Alliance and Market Development. Mr. Anderson holds an M.B.A. from Northeastern University and a B.S. from the University of North Carolina at Chapel Hill.

   Bruce J. Ryan has been our Executive Vice President and Chief Financial Officer since February 1998 and was appointed a member of our board of directors in August 1998. For the four years prior to joining our company, Mr. Ryan was the Executive Vice President and Chief Financial Officer of Amdahl Corporation, an IT consulting and solutions firm. For the 25 years prior to joining Amdahl, Mr. Ryan held various financial and operating positions with Digital Equipment Corporation, a global supplier of computer hardware, most recently as its Vice President of Industry Marketing. Mr. Ryan holds a B.S./B.A. from Boston College and an MBA from Suffolk University. He is currently a director of INRANGE Technologies and Ross Systems, Inc.

   David J. Marini has been our Chief Operating Officer since May 2000. For the eight years prior to joining our company, Mr. Marini held various positions with Lanier Worldwide, an office solutions provider, most recently as Executive Vice President and General Manager of Worldwide Field Operations. For the eight years prior to joining Lanier, Mr. Marini held various positions with the scientific calculations division of Harris Corporation, a communications equipment company. Mr. Marini holds a J.D. from Union University's Albany Law School and a B.A. with honors from St. John Fisher College. He is a member of the American Management Association and the Association of World Trade Clubs.

   Arthur J. Zamkoff has been the President of our Knowledge Products Division since November 1999. From January 1998 to the time he joined our company, Mr. Zamkoff was the President of PTS, a U.S.-based provider of software and technology-based learning products and a company subsequently acquired by us. For the six years prior to joining PTS, Mr. Zamkoff served as Senior Vice President of Assessment Systems, Inc., a national provider of assessment services. Mr. Zamkoff holds an M.B.A. and B.S. from Baruch College.

   Anthony L. Craig has been a member of our board of directors since December 1995. He has been the executive chairman of Arbinet-thexchange, an onling trading exchange for voice and data bandwidth, since December 1999. From December 1995 to August 1998, Mr. Craig served as our President and Chief Executive Officer. Prior to joining our company, Mr. Craig held various positions with Digital Equipment Corporation, a global supplier of computer hardware, most recently as a Corporate Vice President. Prior to joining DEC, Mr. Craig served as a Senior Vice President for Oracle Systems Corporation, a global software company. Mr. Craig holds a B.S. from Dalhousie University. He is currently a director of Mitel Corporation (Canada), Inc.

   Thomas E. McInerney has been a member of our board of directors since December 1995. He has been a general partner at WCAS since September 1986. Prior to joining WCAS, Mr. McInerney co-founded and served as President and Chief Executive Officer of Dama Telecommunications Corp., a communications services company. In addition, he previously served as Group Vice President-- Financial Services of Automatic Data Processing, Inc., a global provider of payroll services and human resource information systems, and Senior Vice President-Operations of the American Stock Exchange. Mr. McInerney attended the New York University Graduate School of Business Administration and holds a B.A. from St. John's University. He is currently a director of Centennial Communications Corp, SpectraSite Holdings Inc., Savvis Communications Corp., The Bisys Group, Inc. and several privately held companies.

   Robert A. Minicucci has been the chairman of our board of directors since December 1995. He has been a general partner at WCAS since August 1993. Prior to joining WCAS, Mr. Minicucci served as Senior Vice President and Chief Financial Officer of FirstData Corporation, a high-volume data processing company, from December 1991 to August 1993. In addition, he previously served as a treasurer of American Express Company, a global travel, financial and network services company, and a managing director of Shearson Lehman Brothers, a global investment bank. Mr. Minicucci holds an M.B.A. from Harvard Business School and a B.A. from Amherst College. He is currently a director of Amdocs Limited and several privately held companies.

   William J. Montgoris has been a member of our board of directors since February 2000. From December 1979 to June 1999, he held various positions with Bear Stearns and Co., an investment bank, securities trading and brokerage firm, including its Chief Financial Officer from May 1987 to June 1997 and its Chief Operating

Officer from June 1993 to June 1999. Mr. Montgoris holds a B.A. from St. Johns University. He is currently on the board of trustees of St. John's University and Colby College.

   Sanjay Swani has been a member of our board of directors since September 2000. He has been a principal at WCAS since July 1999. Prior to joining WCAS, Mr. Swani served as a principal of Fox Paine & Company, a private equity firm, from June 1998 to June 1999. Prior to joining Fox Paine, Mr. Swani served as an associate of Morgan Stanley Dean Witter & Co., a global financial services firm, Mr. Swani holds a J.D. from Harvard Law School, an M.S. from MIT's Sloan School of Management and a B.A. from Princeton University.

   Set forth below is information about each of our other key employees.

   Patricia L. Anderson has been our Vice President, Worldwide Human Resources since April 2000. From November 1998 to the time she joined our company, Ms. Anderson was the Vice President, Human Resources and Administration of Prodigy Communications Corporation, an Internet service provider. For the two years prior to joining Prodigy, Ms. Anderson served as President of Logix Concepts, Inc., a human resources consulting firm that she founded. For the three years prior to joining Logix, Ms. Anderson was Vice President, Human Resources, Administration and Facilities of Datalogix International, Inc., a manufacturer of software solutions.

   Lyn L. Benton has been our Vice President, Chief Knowledge Officer since September 1998. From 1994 to the time she joined our company, Ms. Benton was the Principal of her own consulting firm. Prior to consulting, Ms. Benton was the Vice President of Finance and Corporate Services and Corporate Controller of Lotus Development Corporation, a computer software company.

   Shinichi Bitoh has been our Vice President and General Manager, Japan since January, 2000. In February 1997, Mr. Bitoh joined our company as the Chief Operating Officer for Japan. From November 1994 to the time he joined our company, Mr. Bitoh held various positions at SAP Japan Co., Ltd., the Japanese subsidiary of SAP AG, a global software company. Prior to Mr. Bitoh's employment with SAP Japan Co., Ltd., Mr. Bitoh held various positions at Oracle Japan Co., Ltd., the Japanese subsidiary of Oracle Systems Corporation, a global software company, and CSK Co., Ltd. a Japan-based system integration company.

   Stephen J. Budosh been our Vice President, Business Operations since September, 1997. From January 1994 to the time he joined our company, Mr. Budosh was the Chief Financial Officer of MWI, Inc., a computer training company. For the five years prior to joining MWI, Mr. Budosh held several financial positions at Black and Decker, a manufacturer of consumer products.

   Stacey M. Cannon has been our Vice President, General Counsel and Secretary since May 1996. From December 1995 to the time she joined our company, Ms. Cannon practiced law as a consultant to VideoServer, Inc., a manufacturer of video teleconferencing equipment and software. For the two years prior to joining VideoServer, Ms. Cannon was Vice President and General Counsel of Kendall Square Research Corporation, a manufacturer of computer equipment.

   Kendall J. Dean has been our Vice President and General Manager of Americas Enterprise Services since June 1999. From June 1996 to the time he joined our company, Mr. Dean was the Managing Director for South Central U.S. of MCI Systemhouse, a global telecommunications company. For the two years prior to joining MCI, Mr. Dean was a Principal at James Martin & Co., an information technology consulting firm.

   Susan M. Deeney has been our Vice President, Sales and Marketing of Knowledge Products Division since November 1999. From December 1996 to the time she joined our company, Ms. Deeney was the Vice President of Sales and Marketing for PTS, a U.S.-based provider of software and technology-based learning products and a company subsequently acquired by us. For the 12 years prior to joining PTS, Ms. Deeney served in various sales and marketing positions for Dun & Bradstreet Corporation, a global provider of business information and related services.

   Brendan P. Duffey has been our Vice President, Outsourcing since September 1999. From February 1999 to September 1999, he was the U.S. Country Manager of GeoTrain, an international Cisco training company and a company subsequently acquired by us. For the ten years prior to joining GeoTrain, Mr. Duffey was Chief Executive Officer of Momentum Management Associates, a management information systems consulting and outsourcing firm that he founded.

   Richard G. Kristof has been our Vice President, Worldwide Business Development since December 1997. From September 1997 to the time he joined our company, Mr. Kristof served as Vice President of Business Development for American Research Group, a multi-national training company and a company subsequently acquired by us. For the three years prior to joining ARG, Mr. Kristof was Vice President and Chief Logistics Officer for National Technology Group, a systems integration company.

   Bryan L. Pickett has been our Vice President, Nortel Enterprise Training Services since March 2000. From October 1981 to the time he joined our company, Mr. Pickett held various positions with Nortel Networks, a global manufacturer of telecommunications and networking equipment, most recently as its Vice President of Product Training and Documentation.

   Gregory J. Roels has been our Vice President, Education Services since January 1997. From August 1991 to the time he joined our company, Mr. Roels held various positions at American Research Group, a multi-national training company and a company subsequently acquired by us, most recently as its Chief Operating Officer.

   Richard C. Small has been our Vice President, Corporate Controller since October 1997. From July 1993 to the time he joined our company, Mr. Small was the Operations Controller of Helix Technology, a developer and manufacturer of cryogenic vacuum systems. For the ten years prior to joining Helix, Mr. Small held various financial management positions with BBN Corporation, an engineering firm.

   Donald Spector has been our Vice President, Product Development since November 1999. From July 1998 to the time he joined our company, Mr. Spector was the Vice President of Product Development for PTS, a U.S.-based provider of software and technology-based learning products and a company subsequently acquired by us. For the six years prior to joining PTS, Mr. Spector served as Director of Information Systems for Assessment Systems Inc., a national provider of assessment services.

   Tadaaki Sumi has been our Chairman, Japan since January 2000. In June 1996, Mr. Sumi joined our company as the President and General Manager for Japan. From April 1993 to the time he joined our company, Mr. Sumi was the Vice President of the Training Center of SAP Japan Co., Ltd., the Japanese subsidiary of a global software company. Prior to Mr. Sumi's employment with SAP Japan, Mr. Sumi was a Manager of Business Development for IBM Japan, Ltd., the Japanese subsidiary of IBM, a global hardware manufacturer and technology solutions company.

   Robin Tan has been our Vice President and General Manager, Asia Pacific since April 1997. From January 1993 to the time he joined our company, Mr. Tan was Managing Director and President, ASEAN for Electronic Data Systems Corp., a global consulting and IT company.

   William R. Thompson has been our Vice President, Corporate Marketing since September 2000. From March 1994 to the time he joined our company, Mr. Thompson was the Director of Marketing for the Personal Systems Group at IBM, a global hardware manufacturer and technology solutions company. For the two years prior to joining IBM, Mr. Thompson was the Director of Client Services for On Target Services, a designer and developer of targeted marketing programs.

   Michael J. Weilbacher has been our Vice President and General Manager, Europe, Middle East and Africa, or EMEA, since April 2000. From October 1998 to the time he joined our company, Mr. Weilbacher was Vice President, EMEA for Sequent Computers Inc., a computer hardware and software company. For the 16 years prior to joining Sequent, Mr. Weilbacher held various positions at Tandem Computers, a global manufacturer of computer hardware, most recently as Vice President Compaq Computer EMEA, Tandem Business Unit.

   Robert H. Woodruff has been our Vice President, Self-paced e-Learning since July 1997. From June 1996 to the time he joined our company, Mr. Woodruff was the Director of Development for Seer Technologies, a provider of software application development tools. For the five years prior to joining Seer, Mr. Woodruff was the President of MultiDoc Technologies, a developer of multimedia electronic publishing tools.

Committees of our Board of Directors

   Our compensation committee consists of Messrs. Minicucci (chairman) and McInerney. It reviews and evaluates the salaries and incentive compensation of our management and key employees and makes recommendations concerning these matters to our board of directors. Our compensation committee also administers our stock plan.

   Our audit committee consists of Messrs. Montgoris (chairman), Craig and Swani. Each member of our audit committee is required to be an independent director of our company. Our audit committee reviews the results and scope of audits and other services provided by our independent public accountants and reviews our system of internal accounting and financial controls. Our audit committee also reviews other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or that may be brought to its attention.

Compensation of Directors

   Non-employee directors will be reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of our board of directors. No director has received cash compensation for services rendered as a director. Upon joining our board of directors, Mr. Montgoris received options to purchase shares of our common stock under our stock plan. Further, in connection with his severance agreement with our company, Mr. Craig received severance payments from our company. Each of these transactions is described under "Certain Relationships and Related Transactions."

Compensation Committee Interlocks and Insider Participation

   Both members of our compensation committee serve as general partners of the general partner of each of the private equity funds affiliated with WCAS, and each may be deemed to have a material interest in the matters described under "Certain Relationships and Related Transactions." None of our executive officers have served as a director or member of the compensation committee of any other entity whose executive officers served as a director or member of our compensation committee.

Executive Compensation

   The following table sets forth information concerning the compensation paid by us to our Chief Executive Officer and each of our executive officers who earned more than $100,000 in salary and bonus during 1999, our last fiscal year. These individuals are referred to as the named executive officers. The compensation described in this table does not include medical or other benefits that are available generally to all of our salaried employees or perquisites and other personal benefits received that do not exceed the lesser of $50,000 or 10% of the officer's salary as disclosed in this table.

                           Summary Compensation Table

                                      Annual Compensation
                        -----------------------------------------------
                                                            Long-Term
                                                           Compensation
                                                            Awards and
                                                            Securities
  Name and Principal                        Other Annual    Underlying   All Other
       Position          Salary   Bonus   Compensation (1) Options (#)  Compensation
  ------------------    -------- -------- ---------------- ------------ ------------
Duncan M. Anderson..... $300,000 $160,000      $8,381           --        $ 56,502(2)
 President and Chief
  Executive Officer
Bruce J. Ryan.......... $225,000 $120,000      $3,442           --        $118,704(3)
 Executive Vice
  President and Chief
 Financial Officer

---------------------
(1) Compensation in this column reflects contributions made by us to our 401(k) plan on behalf of each named executive officer.
(2) Amount includes reimbursement of $41,390 for relocation expenses, $11,680 for transportation expenses and $3,432 for health club dues.
(3) Amount reflects reimbursement of relocation expenses.

   Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                     Values

   The following table sets forth, with respect to each of the named executive officers, information regarding the number and value of securities underlying unexercised options held by the named executive officers as of December 31, 1999.

                               Number of Securities
                              Underlying Unexercised     Value of Unexercised
                                     Options at         In-the-Money Options at
                                Fiscal Year-End (#)         Fiscal Year-End
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
Duncan M. Anderson..........   33,438       216,563     $217,500    $1,057,500
Bruce J. Ryan...............   25,000       118,750     $100,000    $  475,000

   In the table above, the value of unexercised in-the-money options is based on the difference between the assumed initial public offering price per share of $12.00 and the exercise price of the options. The options granted to each executive officer were granted under our stock plan. These options vest as to 25% of the underlying option shares on each of first four anniversaries of the date of grant. Each option was granted at an exercise price equal to the fair market value of our common stock, as determined by our board of directors on the date of grant.

                       Option Grants in Last Fiscal Year

   The following table sets forth, with respect to each of the named executive officers, information concerning stock options and restricted stock granted in 1999.

                                                                        Potential Realizable
                                                                          Values at Assumed
                          Number of   % of Total                        Annual Rates of Stock
                         Securities    Options    Exercise             Price Appreciation for
                         Underlying   Granted to   or Base               Option Term ($)(1)
                           Options   Employees in   Price   Expiration -----------------------
Name                     Granted (#) Fiscal Year  ($/Share)    Date        5%         10%
----                     ----------- ------------ --------- ---------- ---------- ------------
Duncan M. Anderson......   50,000        6.61       8.00       4/09       577,337    1,156,245
                           81,250       10.74       8.00      12/09       938,172    1,878,899
Bruce J. Ryan...........   43,750        5.79       8.00      12/09       505,170    1,011,715

---------------------
(1) In accordance with the rules of the Commission, these amounts assume that the value of our common stock was $12.00 per share on the date the option was granted. The potential realizable values under such options are shown based on assumed rates of annual compound stock price appreciation of 5% and 10% over the full option term from the date the option was granted. These rates represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises will depend upon the future performance of our common stock.

Employment and Change of Control Arrangements

   We are currently not a party to any employment or change of control agreements with any of our executive officers.

Employee Benefit Plans

 Stock Plan

   In January 1996, our board of directors and stockholders approved our Stock Option and Restricted Stock Purchase Plan. The purpose of our stock plan is to promote the interests of our company and our subsidiaries and the interests of our stockholders by providing an opportunity to selected employees and officers of both our company and those of our subsidiaries and to other persons providing services to us to purchase our common stock. By encouraging such stock ownership, we seek to attract, retain and motivate our employees and service providers and to encourage them to devote their best efforts to our business and financial success. The following summary describes the principal features of our plan, as it has been amended, and is qualified in its entirety by reference to the specific provisions of our amended plan, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

   Shares and Options Subject to the Plan. The plan provides for the grant of options or awards to purchase an aggregate 5,700,000 shares of our common stock, either in the form of incentive stock options intended to meet the requirements of Section 422 of the Code, or nonqualified stock options or restricted stock purchase awards. The plan includes provisions for adjustment of the number of shares of common stock available for grant or award thereunder and in the number of shares of common stock underlying outstanding options in the event of any stock splits, stock dividends or other relevant changes in our capitalization.

   Eligibility. Under the plan, employees, including officers, are eligible to receive grants of incentive stock options structured to qualify under Section 422 of the Code, and nonqualified stock options and restricted stock purchase awards, both of which are not intended to meet the requirements of Section 422 of the Code. Non-employees are eligible to be granted only nonqualified options and awards.

   Administration. Our board of directors has administered the plan. However, our board has the right to appoint a committee to administer the plan. This administering committee must consist of at least two members of our board. Each member of the committee must be "disinterested persons" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, or the Exchange Act. All questions of interpretation or application of the plan are determined by our board of directors or administering committee so appointed, whose decisions are final and binding upon all participants.

   Terms of Options and Awards. Each option or award granted will be evidenced by a stock option or restricted stock purchase agreement. Our board or its appointed committee will fix the term and vesting provisions of all options granted pursuant to the plan. Options granted under the plan generally vest as to 25% of the option shares on each of the first four anniversaries of the date of grant and may provide for acceleration of vesting in the event we achieve specified financial targets.

   The exercise price of incentive stock options may not be less than 100% of the fair market value of the shares of common stock, as determined by our board or its appointed committee, as the case may be, on the date the option is granted. The exercise price of nonqualified stock options may not be less than 100% of the fair market value of the shares of common stock on the date the option is granted. In addition, the aggregate fair market value of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. In addition, no incentive stock option shall be granted to an optionee who owns more than 10% of the total combined voting power of all classes of stock of our company, unless the exercise price is at least 110% of the fair market value of the shares of common stock and the exercise period does not exceed five years.

   Restricted stock purchase awards granted under the plan will be in amounts and at times as determined by our board or its appointed committee. The purchase price, as well as the vesting provisions, of awards will be determined by our board or its appointed committee and the purchase price may be equal to, less than or more than the fair market value of the shares of common stock to be awarded.

   Term of the Stock Plan. The plan will continue in effect until January 2006 unless terminated prior to such date by our board.

 Employee Stock Purchase Plan

   In November 2000, our board of directors and stockholders approved our 2000 Employee Stock Purchase Plan to be effective upon the effectiveness of this prospectus. The purpose of the plan is to encourage and assist our employees in acquiring an equity interest in our company through the purchase of shares of our common stock. It is intended to comply with Section 423 of the Code. Initially, a total of 3,000,000 shares of common stock have been reserved for issuance under the plan. However, beginning in 2002, there will be an annual increase in the shares authorized under the plan by the lesser of 1,000,000 shares, two percent of the outstanding shares or such amount as determined by the administrator of the plan. The plan includes provisions for additional adjustments of the number of shares of common stock available for purchase thereunder in the event of any stock splits, stock dividends or other changes in our capitalization that are effected without receipt of consideration.

   Under the plan, employees may purchase shares of common stock through payroll deductions made during consecutive overlapping "offering periods" generally twelve months in duration. Each offering period generally will consist of two "purchase periods," each, six months in duration. The purchase price per share will be equal to 85% of the lesser of the fair market value per share on the first trading day of the respective purchase period or the last trading day of such purchase period. The initial purchase period will be the period beginning on the date of this prospectus and ending on August 15, 2001 (or such other date as the plan administrator determines), and the fair market value of a share of common stock on the first day of the initial purchase period will be the price per share of common stock set forth on the cover page of this prospectus. No purchases will be permitted under the plan until at least 180 days following the date of this prospectus. Subsequent offering periods will begin each August 15 and February 15 thereafter (or on such other dates as the plan administrator determines). A participant may elect to make contributions each pay period up to a specified percentage of salary or subject to other limitations established under the plan, and contributions are further subject to the limitation that the value of the shares acquired by a participant in any year may not exceed $25,000, valued on the first day of the relevant purchase period. The shares to be issued pursuant to the plan may be authorized but unissued shares or previously issued shares that have been reacquired and are held by us. In the event of a merger or change of control of our company, the purchase date of the then current offering period shall be accelerated to the date immediately prior to such merger or change of control, unless the acquiring or successor corporation assumes or replaces the purchase rights outstanding.

   Our board of directors may generally amend or terminate the plan at any time, provided that approval of our stockholders must be obtained for any amendment if required under Section 423 of the Code. Section 423 of the Code currently requires stockholder approval of a plan amendment that would change the number of shares subject to the plan or change the class of employees eligible to participate in the plan.

 401(k) Plan

   We have adopted the Global Knowledge Network, Inc. 401(k) Profit Sharing Plan. All of our full-time employees located in the U.S. are eligible to participate in the plan. This plan is intended to qualify under Section 401(k) of the Code so that contributions to this plan by employees, and the investment earnings thereon, are not taxable to employees until withdrawn. Pursuant to this plan, employees may elect to reduce their current annual compensation by up to 15% and have the amount of the reduction contributed to this plan. In addition, the first 3% of each employee's contribution is matched 100% and the next 4% is matched 50%.

Indemnification of Directors and Executive Officers and Limitation on Liability

   Our bylaws provide that we shall indemnify our directors, officers and their agents to the fullest extent permitted by Delaware law. Pursuant to this provision, we have entered into indemnification agreements with each of our directors and executive officers. We are also empowered under our bylaws to purchase insurance on behalf of any director, officer, employee or agent whether or not we would be required to indemnify this person.

   In addition, our second restated certificate of incorporation to be effective upon consummation of this offering provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to us or our stockholders;

  . for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law;

  . for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  . for any transaction from which the director derives an improper personal benefit.

   Our second restated certificate of incorporation also provides that if, after the approval by our stockholders of our second restated certificate of incorporation, Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by Delaware law. This provision does not affect a director's responsibilities under any other law, including the federal securities laws or state or federal environmental laws.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   The following is a description of relationships and transactions, to which we have been a party, in which amounts involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our capital stock had or will have a direct or indirect material interest, other than our compensation arrangements with our directors and named executive officers that are described under "Management."

   In December 1995, we issued an aggregate of 5,000,000 shares of common stock and 200,000 shares of Series A redeemable convertible preferred stock to various individuals and entities affiliated with WCAS for an aggregate purchase price of $20.0 million and $20.0 million, respectively. Among the investors were Messrs. McInerney and Minicucci, each members of our boards of directors, and Welsh, Carson, Anderson & Stowe VII, L.P., a holder of more than 5% of our capital stock. Messrs. McInerney and Minicucci are general partners of the general partner of each of the private equity funds affiliated with WCAS that invested in our company.

   In January 1997, we issued 5,416,500 shares of common stock and 175,000 shares of Series A redeemable convertible preferred stock to various individuals and entities affiliated with WCAS for an aggregate purchase price of approximately $21.7 million and $17.5 million, respectively. Among the investors were Messrs. McInerney and Minicucci and Welsh, Carson, Anderson & Stowe VII, L.P.

   In January 1997, we issued a subordinated note to WCAS Capital Partners II, L.P., a private equity fund affiliated with WCAS, for an aggregate principal amount of $60.0 million at a 10% discount. This note originally accrued interest at a rate of 10% per annum to be paid semi-annually. In accordance with our agreement with the lender, we have deferred some of the interest payments until the note matures which occurs at the earlier of December 2001 and the closing of an underwritten initial public of our common stock. In return for such deferment, we agreed to increase the interest rate to 13% per annum and add the unpaid interest to the outstanding principal of the note. Further, in September 1997 and December 1997, we issued an aggregate of 1,129,000 shares of our common stock to the lender in lieu of making interest payments on this note in cash.

   In September 1997, we issued 937,500 shares of common stock and 75,000 shares of Series A redeemable convertible preferred stock to various individuals and entities affiliated with WCAS for an aggregate purchase price of approximately $7.5 million and $7.5 million, respectively. Among the investors were Messrs. McInerney and Minicucci and Welsh, Carson, Anderson & Stowe VII, L.P.

   In December 1997, we issued 625,000 shares of common stock to various individuals and entities affiliated with WCAS for an aggregate purchase price of $5.0 million. Among the investors were Messrs. McInerney and Minicucci and Welsh, Carson, Anderson & Stowe VII, L.P.

   In May 1998, we issued 125,000 shares of common stock to various individuals and entities affiliated with WCAS for an aggregate purchase price of $1.0 million. Among the investors were Messrs. McInerney and Minicucci and Welsh, Carson, Anderson & Stowe VII, L.P.

   In December 1998, we issued 375,002 shares of common stock to various individuals and entities affiliated with WCAS for an aggregate purchase price of approximately $3.0 million. Among the investors were Messrs. McInerney and Minicucci and Welsh, Carson, Anderson & Stowe VII. L.P.

   In January 1999, we issued 1,250,000 shares of common stock to various individuals and entities affiliated with WCAS for an aggregate purchase price of $10.0 million. Among the investors were Messrs. McInerney and Minicucci and Welsh, Carson Anderson & Stowe VII, L.P.

   In March 1999, we issued 375,000 shares of common stock to Welsh, Carson, Anderson & Stowe VII, L.P. for an aggregate purchase price of $3.0 million.

   In April 1999, we issued 625,001 shares of common stock to various individuals and entities affiliated with WCAS for an aggregate purchase price of approximately $5.0 million. Among the investors were Messrs. McInerney and Minicucci and Welsh, Carson, Anderson & Stowe VII, L.P.

   In August 1999, we issued 582,763 shares of common stock and 19,230 shares of Series A redeemable convertible preferred stock to various individuals and entities affiliated with WCAS for an aggregate purchase price of approximately $3.1 million and $1.9 million, respectively. Among the investors were Messrs. McInerney and Minicucci and Welsh, Carson, Anderson & Stowe VII, L.P.

   In October 1999, we issued 6,410,417 shares of common stock and 211,530 shares of Series A redeemable convertible preferred stock to various individuals and entities affiliated with WCAS for an aggregate purchase price of approximately $33.9 million and $21.1 million, respectively. Among the investors were Messrs. McInerney and Minicucci, Mr. Swani, a member of our board of directors and a principal of WCAS, and Welsh, Carson, Anderson & Stowe VIII, L.P., a holder of more than 5% of our capital stock. Messrs. McInerney and Minicucci are each general partners of the general partner Welsh, Carson, Anderson & Stowe VIII, LP.

   In November 1999, in connection with our purchase of PTS, we paid approximately $8.0 million and issued 4,295,796 shares of Series B redeemable convertible preferred stock to various investors. Among the investors were Arthur Zamkoff, one of our executive officers, and Mr. Zamkoff's wife.

   In November 1999, we issued 3,642,282 shares of common stock and 120,188 shares of Series A redeemable convertible preferred stock to various individuals and entities affiliated with WCAS for an aggregate purchase price of approximately $19.1 million and $12.2 million, respectively. Among the investors were Messrs. McInerney, Minicucci and Swani and Welsh, Carson, Anderson & Stowe VIII, L.P.

   In March 2000, we issued 5,244,887 shares of common stock and 173,070 shares of Series A redeemable convertible preferred stock to various individuals and entities affiliated with WCAS for an aggregate purchase price of approximately $27.7 million and $17.3 million, respectively. Among the investors were Messrs. McInerney, Minicucci and Swani, Welsh, Carson, Anderson & Stowe VII, L.P. and Welsh, Carson, Anderson & Stowe VIII, L.P.

   In March 2000, William Montgoris, a member of our board of directors, received options to purchase 12,500 shares of common stock under our stock plan at an exercise price equal to $8.00 per share.

   Anthony Craig, a member of our board of directors, was our Chief Executive Officer from December 1995 to August 1998. In accordance with our agreement with Mr. Craig at the time of his resignation, we made severance payments to Mr. Craig in the aggregate amount of $425,000 from August 1998 to December 1999 and have allowed his options to purchase 50,000 shares of common stock to remain exercisable through the original termination date.

   David Marini, one of our executive officers, received a $70,000 signing bonus when he joined us in August 2000. He earns a base salary of $275,000 with a target bonus of $135,000 in fiscal 2000. In May 2000, August 2000 and October 2000, Mr. Marini was granted options to purchase 81,250, 25,000 and 56,250 shares of common stock, respectively, under our stock plan at exercise prices equal to $8.00, $10.00 and $9.00 per share respectively.

   Arthur Zamkoff received $576,981 and he and his wife received an aggregate 63,991 shares of Series B redeemable convertible preferred stock for their common stock in PTS in connection with our purchase of that company. He earns a base salary of $230,000 with a target bonus of $172,500 in fiscal 2000. In November 1999, July 2000 and October 2000, Mr. Zamkoff was granted options to purchase 56,250, 25,000 and 12,500 shares of common stock, respectively, under our stock plan at exercise prices equal to $8.00, $9.00 and $9.00, per share respectively.

                             PRINCIPAL STOCKHOLDERS

   The following table contains information about the beneficial ownership of our common stock before and after our initial public offering for:

  . each person who beneficially owns more than five percent of our common stock;

  . each of our directors;

  . the named executive officers; and

  .all directors and executive officers as a group.

   Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 40,890,573 shares of common stock outstanding on the date of this prospectus, as adjusted to reflect the conversion of outstanding shares of preferred stock upon the completion of this offering and 55,490,573 shares of common stock outstanding after completion of this offering. The number of shares of common stock outstanding used in calculating the percentage ownership for each person listed includes the shares of common stock underlying options held by that person that are exercisable within 60 days of January 31, 2001, but excludes shares of common stock underlying options held by any other person. This table assumes no exercise of the underwriters over-allotment option. Of the 2,190,000 shares subject to the over-allotment option, up to 1,095,000 shares may be sold by us, up to 547,500 shares may be sold by affiliates of WCAS and up to 547,500 shares may be sold by former stockholders of PTS.

                                                                Percentage of
                                                                   Shares
                                                  Number of      Outstanding
                                                    Shares    -----------------
                                                 Beneficially  Before   After
Name of Beneficial Owner(1)                         Owned     Offering Offering
---------------------------                      ------------ -------- --------
Welsh, Carson, Anderson & Stowe (2)............   38,398,937    93.9%    69.2%
Duncan M. Anderson (3).........................      102,500       *        *
Bruce J. Ryan (4)..............................       79,688       *        *
Anthony L. Craig (5)...........................       50,000       *        *
Thomas E. McInerney (6)........................   36,921,621    90.3     66.5
Robert A. Minicucci (7)........................   36,875,165    90.2     66.5
William J. Montgoris (8).......................        3,125       *        *
Sanjay Swani (9)...............................   18,248,520    44.6     32.9
All executive officers and directors as a group
 (9 persons) (10)..............................   37,262,566    90.9     67.0

---------------------
  *  represents beneficial ownership of less than 1%.
 (1) Unless otherwise indicated, the address for each person or entity named above is c/o Global Knowledge Inc., 9000 Regency Parkway, Suite 500, Cary, N.C. 27511.
 (2) Includes 18,246,374 shares held by Welsh, Carson, Anderson & Stowe VIII, L.P., 17,009,674 shares held by Welsh, Carson, Anderson & Stowe VII, L.P., 374,331 shares held by WCAS Information Partners, L.P., 1,129,000 shares held by WCAS Capital Partners II, L.P. and an aggregate 1,639,558 shares held by various individuals affiliated with WCAS. The address for each of these entities is 320 Park Avenue, New York, New York 10022.

 (3) Includes 77,500 shares subject to options exercisable within 60 days of January 31, 2001 and 6,250 shares held by various members of Mr. Anderson's immediate family.

 (4) Includes 35,938 shares subject to options exercisable within 60 days of January 31, 2001.

 (5) All shares subject to options exercisable within 60 days of January 31, 2001.

 (6) Includes 17,009,674 shares held by Welsh, Carson, Anderson & Stowe VII, L.P., 18,246,374 shares held by Welsh, Carson, Anderson & Stowe VIII, L.P., 374,331 shares held by WCAS Information Partners, L.P. and 1,129,000 shares held by WCAS Capital Partners II, L.P. Mr. McInerney serves as a general partner of the general partner of each of these private equity funds. Also includes 65,967 shares held in trust for Mr. McInerney's family.

 (7) Includes 17,009,674 shares held by Welsh, Carson, Anderson & Stowe VII, L.P., 18,246,374 shares held by Welsh, Carson, Anderson & Stowe VIII, L.P., 374,331 shares held by WCAS Information Partners, L.P. and 1,129,000 shares held by WCAS Capital Partners II, L.P. Mr. Minicucci serves as a general partner of the general partner of each of these private equity funds.

 (8) All shares subject to options exercisable within 60 days of January 31, 2001.

 (9) Includes 18,246,374 shares held by Welsh, Carson, Anderson & Stowe VIII, L.P., Mr. Swani serves as a principal of this private equity fund.

(10) Includes 180,626 shares subject to options exercisable within 60 days of January 31, 2001.

                          DESCRIPTION OF CAPITAL STOCK

   Immediately prior to the closing of this offering and effective upon the filing of our second restated certificate of incorporation, our authorized capital stock will consist of 200.0 million shares of common stock, $0.01 par value per share, and 5.0 million shares of preferred stock, $0.01 par value per share. As of the date of this prospectus, after giving effect to the redemption of a portion of our Series A redeemable convertible preferred stock and the conversion of all other outstanding shares of each series of our preferred stock into common stock upon the closing of this offering, there were outstanding 40,890,573 shares of common stock held of record by 120 stockholders.

Common Stock

   The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding down, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive, conversion, subscription or other rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred Stock

   Under our second restated certificate of incorporation, our board has the authority, without further action by stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon such preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of our common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation. The issuance could have the effect of decreasing the market price of our common stock. The issuance of preferred stock could have the effect of delaying, deterring or preventing a change in control of our company. We have no present plans to issue any shares of preferred stock.

Registration Rights

   After this offering, the holders of 38,398,937 shares of common stock will be entitled to various rights with respect to the registration of such shares under the Securities Act of 1933, or the Securities Act, pursuant to the Registration Rights Agreement, dated as of December 21, 1995 with affiliates of WCAS. In addition, the holders of 2,237,374 shares of common stock will be entitled to various rights with respect to the registration of such shares under the Securities Act pursuant to the Rights Agreement dated as of November 24, 1999 with former stockholders of PTS. Under the terms of the these agreements, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, the holders are entitled to notice of the registrations and are entitled, subject to limitations, to include shares in the registration.

   Under the terms of the Registration Rights Agreement, the holders representing not less than one half of the restricted stock (as defined in that agreement) then outstanding may require us to file a registration statement under the Securities Act with respect to their shares on two occasions. Under the terms of the Rights Agreement, beginning six months after the completion of this offering, the holders representing at least one quarter of the restricted shares (as defined in that agreement) then outstanding may also require us to file a registration statement with respect to their shares on one occasion; provided that the aggregate offering price to the public for the shares is at least $5,000,000, before underwriting fees, expenses, commissions and discounts. We are required to use our best efforts to complete each demand registration.

   Further, the holders under each of these agreements may require us to register their shares on Form S-3 when such form becomes available to us. Generally, we are required to bear all registration expenses incurred in connection with any registrations under either agreement, other than any underwriting discounts and selling commissions. These rights are subject to conditions and limitations, among them, the right of the underwriters of an offering to limit the number of shares included in a registration. Pursuant to lock-up agreements with the underwriters of this offering, certain of the holders entitled to these various registration rights have agreed to waive such rights for 180 days following the date of this prospectus.

Anti-Takeover Measures

 Delaware Law

   We are subject to the provisions of Section 203 of the Delaware General Corporate Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved by the board of directors and/or stockholders of the corporation in a prescribed manner. A "business combination" includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. This statute could have the effect of delaying, deferring or preventing a change in our control.

 Charter and Bylaw Provisions

   Our second restated certificate of incorporation, to be effective upon consummation of the offering, specifies that the authorized number of directors may be changed only by resolution of the board of directors and does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. In addition, our bylaws limit the ability of our stockholders to call a special meeting of stockholders. These and other provisions contained in our second restated certificate of incorporation and bylaws could delay or discourage certain types of transactions involving an actual or potential change in control of us (including transactions in which stockholders might otherwise receive a premium for their shares over then current prices) and may limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

The Nasdaq Stock Market's National Market

   We have applied to list our common stock on the Nasdaq National Market under the trading symbol "GOGK."

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is First Union National Bank.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no market for our common stock, and we cannot assure you that a significant public market for our common stock will develop or be sustained after this offering. As described below, no shares currently outstanding will be available for sale immediately after this offering due to certain contractual restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

   Upon completion of this offering, we will have outstanding 55,490,573 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, only the shares sold in this offering will be freely tradable and transferable without restriction under the Securities Act unless purchased by our affiliates.

   The remaining 40,890,573 shares of common stock held by existing stockholders are restricted securities. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration described below under Rules 144, 144(k) or 701 promulgated under the Securities Act. Assuming no exercise of the underwriter's over-allotment option, all of these restricted securities will be available for resale in the public market in reliance on Rule 144 and Rule 701 beginning 90 days following the closing of this offering. However, 40,840,095 of these shares are subject to lock-up agreements.

   Lock-Up Agreements. Certain of our stockholders and option holders have agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period of 180 days after the date of this prospectus, without the prior written consent of Credit Suisse First Boston Corporation. Credit Suisse First Boston Corporation has no current intention to release any shares subject to lock-up. In considering whether to release any shares subject to lock-up, Credit Suisse First Boston Corporation would consider, among other factors, the particular circumstances surrounding the request, including but not limited to the number of shares requested to be released, the possible impact on the market of our common stock, the reasons for the request, and whether the holder of shares subject to lock-up is an officer, director or other affiliate of ours.

   Rule 144. In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of our common stock then outstanding which will equal approximately 554,906 shares immediately after this offering; or

  . the average weekly trading volume of our common stock on the Nasdaq
    National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

   Sales under Rule 144 are also subject to manner-of-sale provisions and notice requirements and to the availability of current public information about us.

   Rule 144(k). A person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144 discussed above.

   Rule 701. In general, under Rule 701, any of our employees, consultants or advisors who purchases or receives shares from us in connection with a compensatory stock purchase plan or option plan or other written agreement will be eligible to resell their shares beginning 90 days after the date of this prospectus. Non-affiliates will be able to sell their shares subject only to the manner-of-sale provisions of Rule 144. Affiliates will be able to sell their shares without compliance with the holding period requirements of Rule 144.

   Registration Rights. Upon completion of this offering, the holders of 40,636,311 shares of our common stock will be entitled to rights with respect to the registration of their shares under the Securities Act. See "Description of Capital Stock--Registration Rights." Pursuant to lock-up agreements with the underwriters of this offering, certain of the holders entitled to registration rights agreed to waive such rights for 180 days following the date of this prospectus. Except for shares purchased by affiliates, registration of their shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration.

   Stock Options. After this offering, we intend to file a registration statement under the Securities Act covering approximately 5,700,000 shares for sale upon the exercise of outstanding stock options or shares reserved for future issuance pursuant to our stock plan. The registration statement is expected to be filed and become effective as soon as practicable after the closing of this offering.

   Employee Stock Purchase Plan. After this offering, we intend to file a registration statement under the Securities Act covering approximately 3,000,000 shares reserved for issuance pursuant to our employee stock purchase plan. The registration statement is expected to be filed and become effective as soon as practicable after the closing of this offering.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in the underwriting
agreement dated      , 2000, we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation, Banc of America Securities LLC and U.S. Bancorp Piper Jaffray Inc. are acting as representatives, the following respective numbers of shares of common stock:

                                                                        Number
      Underwriter                                                     of Shares
      -----------                                                     ----------
      Credit Suisse First Boston Corporation.........................
      Banc of America Securities LLC.................................
      U.S. Bancorp Piper Jaffray Inc. ...............................
                                                                      ----------
          Total...................................................... 14,600,000
                                                                      ==========

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

   We and the selling stockholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 1,095,000 additional shares from us and an aggregate of 1,095,000 additional shares from the selling stockholders at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $    per share. The
underwriters and selling group members may allow a discount of $    per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay.

                                    Per Share                       Total
                          ----------------------------- -----------------------------
                             Without          With         Without          With
                          Over-Allotment Over-Allotment Over-Allotment Over-Allotment
                          -------------- -------------- -------------- --------------
Underwriting discounts
 and commissions paid by
 us.....................       $              $              $              $
Expenses payable by us..       $              $              $              $
Underwriting discounts
 and commissions paid by
 selling stockholders...       $              $              $              $
Expenses payable by the
 selling stockholders          $              $              $              $

   The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   We intend to use $35.2 million of the net proceeds from the sale of the common stock to repay indebtedness owed by us to Bank of America. Banc of America Securities LLC, one of the underwriters of this offering, is an indirect, wholly-owned subsidiary of Bank of America. Accordingly, the offering is being made in compliance with the requirements of Rule 2710(c)(8) of the National Association of Securities Dealers, Inc. Conduct Rules. This rule provides generally that if more than 10% of the net proceeds from the sale of stock, not including underwriting compensation, is paid to the underwriters or their affiliates, the initial public offering price of the stock may not be higher than that recommended by a "qualified independent underwriter" meeting certain standards. Accordingly, Credit Suisse First Boston Corporation is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. The initial public offering price of the shares of common stock will be no higher than the price recommended by Credit Suisse First Boston Corporation.

   We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus except issuances pursuant to the exercise of employee stock options outstanding on the date of this prospectus.

   Our officers and directors and some of our stockholders and optionholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge of dispositions, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

   The underwriters have reserved for sale, at the initial public offering price, up to 730,000 shares of the common stock for employees, directors and other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in this offering will be reduced to the extent those persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

   We have applied to list the shares of common stock on The Nasdaq Stock Market's National Market, under the symbol "GOGK."

   Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined by negotiation between us and the representatives. The principal factors considered in determining the public offering price included:

  . the information set forth in this prospectus and otherwise available to the representatives;

  . the history of, and the prospects for, Global Knowledge and the industry in which it competes;

  . an assessment of our management;

  . the prospects for, and the timing of, future earnings of Global
    Knowledge;

  . the present state of Global Knowledge's development and its current financial condition;

  . the general condition of the securities markets at the time of the offering;

  . the recent market prices of, and the demand for, publicly-traded common stock of companies in businesses similar to those of Global Knowledge; and

  . market conditions for initial public offerings.

   In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short positions or a naked short position. In a covered short position, the number of shares over-alloted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising the over-allotment option and/or purchasing shares in the open market.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in a stabilizing transaction or in a syndicate covering transaction to cover syndicate short positions.

   These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

   A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Credit Suisse First Boston Corporation may effect an on-line distribution through its affiliate DLJdirect, Inc., an on-line broker/dealer, as a selling group member.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities law to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canada courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   Reboul, MacMurray, Hewitt, Maynard & Kristol will pass upon the validity of the shares of our common stock offered by this prospectus and certain other legal matters. Katten Muchin Zavis will pass upon certain legal matters for the underwriters. Several members of Reboul, MacMurray, Hewitt, Maynard & Kristol have an indirect interest in an aggregate of 374,331 shares of our common stock.

                                    EXPERTS

   The consolidated financial statements and financial statement schedule of Global Knowledge, Inc. and subsidiaries as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 and the consolidated financial statements of Professional Training Services, Inc. and subsidiaries as of September 30, 1998 and 1999 and for each of the three years in the period ended September 30, 1999, which are included in this prospectus and elsewhere in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said reports.

   The consolidated financial statements of GeoTrain Corporation and subsidiaries as of December 31, 1998 and for the years ended December 31, 1996 and 1998, which are included in this prospectus and elsewhere in this registration statement, have been audited by KPMG LLP, independent public accountants, as indicated in their report with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding GeoTrain Corporation's ability to continue as a going concern.

   The consolidated financial statements of GeoTrain Corporation and subsidiaries as of December 31, 1997 and for the year then ended have been included in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

               WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

   We have filed with the Commission a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. As permitted by the rules and regulations of the Commission, this prospectus, which is a part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to our company and the common stock offered hereby, reference is made to such registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents or provisions of any contract or other document filed as an exhibit referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. For further information, please call the Commission at 1-800-SEC-0330. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval system, including our registration statement, and all exhibits and amendments to our registration statements, are publicly available through the Commission's Website at http://www.sec.gov.

   As a result of this offering we will become subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the Commission.

                    GLOBAL KNOWLEDGE, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
CONSOLIDATED FINANCIAL STATEMENTS OF
 GLOBAL KNOWLEDGE, INC AND SUBSIDIARIES:
Report of Independent Public Accountants..................................  F-2
  Consolidated Balance Sheets as of December 31, 1998 and 1999 and Septem-
   ber 30, 2000 (unaudited)...............................................  F-3
  Consolidated Statements of Operations for the Years Ended December 31,
   1997, 1998 and 1999 and for the Nine Months Ended September 30, 1999
   and 2000 (unaudited)...................................................  F-4
  Consolidated Statements of Changes in Redeemable Convertible Preferred
   Stock and Stockholders' Deficit for the Years Ended December 31, 1997,
   1998 and 1999 and for the Nine Months Ended September 30, 2000 (unau-
   dited).................................................................  F-5
  Consolidated Statements of Cash Flows for the Years Ended December 31,
   1997, 1998 and 1999 and for the Nine Months Ended September 30, 1999
   and 2000 (unaudited)...................................................  F-6
  Notes to Consolidated Financial Statements..............................  F-7

FINANCIAL STATEMENTS OF COMPLETED ACQUISITIONS
 (INCLUDED PURSUANT TO REGULATION S-X, RULE 3-05):

GEOTRAIN CORPORATION AND SUBSIDIARIES:
Independent Auditor's Reports............................................. F-26
Consolidated Financial Statements:
  Consolidated Balance Sheets as of December 31, 1997 and 1998 and
   September 30, 1999 (unaudited)......................................... F-28
  Consolidated Statements of Operations for the Years Ended December 31,
   1996, 1997 and 1998 and for the Nine Months Ended September 30, 1998
   and 1999 (unaudited)................................................... F-29
  Consolidated Statements of Changes in Stockholders' Equity for the Years
   Ended December 31, 1996, 1997 and 1998................................. F-30
  Consolidated Statements of Cash Flows for the Years Ended December 31,
   1996, 1997 and 1998 and for the Nine Months Ended September 30, 1998
   and 1999 (unaudited)................................................... F-31
  Notes to Consolidated Financial Statements.............................. F-32

PROFESSIONAL TRAINING SERVICES, INC. AND SUBSIDIARIES:
Report of Independent Public Accountants.................................. F-46
Consolidated Financial Statements:
  Consolidated Balance Sheets as of September 30, 1998 and 1999........... F-47
  Consolidated Statements of Operations for the Years Ended September 30,
   1997, 1998 and 1999.................................................... F-48
  Consolidated Statements of Changes in Stockholders' Equity (Deficit) for
   the Years Ended September 30, 1997, 1998 and 1999...................... F-49
  Consolidated Statements of Cash Flows for the Years Ended September 30,
   1997, 1998 and 1999.................................................... F-50
  Notes to Consolidated Financial Statements.............................. F-51

   After the one-for-four reverse stock split discussed in Note 10(a) to the consolidated financial statements is effected, we expect to be in a position to render the following audit report.

                                                          Arthur Andersen LLP

December 28, 2000

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Global Knowledge, Inc.:

   We have audited the accompanying consolidated balance sheets of Global Knowledge, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1998 and 1999 and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Knowledge, Inc. and subsidiaries as of December 31, 1998 and 1999 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

Boston, Massachusetts
July 27, 2000

                             GLOBAL KNOWLEDGE, INC.

                          CONSOLIDATED BALANCE SHEETS
               (in thousands, except share and per share amounts)

                                December 31,                       Pro Forma
                             --------------------  September 30, September 30,-
                               1998       1999         2000           2000
                             ---------  ---------  ------------- --------------
                                                           (unaudited)
          ASSETS
Current Assets:
  Cash and cash
   equivalents.............  $   8,567  $  14,215    $  10,878     $  10,878
  Accounts receivable, less
   reserves for
   uncollectable accounts
   of $1,404, $4,076 and
   $5,822 in 1998, 1999 and
   2000, respectively......     32,543     48,991       71,000        71,000
  Prepaid expenses and
   other current assets....      7,743     13,180       14,091        14,091
                             ---------  ---------    ---------     ---------
      Total current
       assets..............     48,853     76,386       95,969        95,969
                             ---------  ---------    ---------     ---------
Property and Equipment,
 less accumulated
 depreciation and
 amortization..............     11,612     22,679       40,647        40,647
                             ---------  ---------    ---------     ---------
Other Assets:
  Goodwill, net............     19,404     92,890       86,115        86,115
  Know-how, net............     12,432     18,072       12,261        12,261
  Tradenames, net..........        --      14,611       13,493        13,493
  Other intangibles, net...      1,685      7,065        5,211         5,211
  Other....................      1,010      2,012        2,546         2,546
                             ---------  ---------    ---------     ---------
      Total other assets...     34,531    134,650      119,626       119,626
                             ---------  ---------    ---------     ---------
                             $  94,996  $ 233,715    $ 256,242     $ 256,242
                             =========  =========    =========     =========
  LIABILITIES, REDEEMABLE
   CONVERTIBLE PREFERRED
  STOCK AND STOCKHOLDERS'
          DEFICIT
Current Liabilities:
  Revolving line of
   credit..................  $  54,000  $  54,000    $  19,200     $  19,200
  Current portion of term
   note payable to a bank..      5,000      6,000       16,000        16,000
  Accounts payable.........     20,456     31,634       37,169        37,169
  Accrued expenses.........     36,355     46,555       46,138        46,138
  Current portion of
   capital lease
   obligations.............        201      3,656        5,912         5,912
  Deferred revenue and
   customer advances.......     11,819     22,473       40,619        40,619
                             ---------  ---------    ---------     ---------
      Total current
       liabilities.........    127,831    164,318      165,038       165,038
Subordinated Notes Payable
 to Affiliates of Principal
 Stockholder...............     62,109     71,758       77,182        77,182
Long-Term Portion of Term
 Note Payable to a Bank....     20,000     14,000          --            --
Long-Term Portion of
 Capital Lease
 Obligations...............        403      4,787        7,045         7,045
                             ---------  ---------    ---------     ---------
      Total liabilities....    210,343    254,863      249,265       249,265
                             ---------  ---------    ---------     ---------
Commitments and
 Contingencies (Notes 5 and
 7)
Redeemable Convertible
 Preferred Stock, par value
 $1.00 per share, at
 redemption value:
  Series A--
    Authorized--1,000,000
     shares
    Issued and
     outstanding--450,000,
     800,948, and 974,018,
     shares at December 31,
     1998 and 1999, and
     September 30, 2000,
     respectively, and
     200,000 shares at
     September 30, 2000 pro
     forma.................     51,294     89,514      111,030        20,000
  Series B--
    Authorized--6,100,000
     shares
    Issued and
     outstanding--4,295,796
     at December 31, 1999
     and September 30, 2000
     and no shares at
     September 30, 2000 pro
     forma.................        --      21,586       22,557           --
                             ---------  ---------    ---------     ---------
      Total redeemable
       convertible
       preferred stock.....     51,294    111,100      133,587        20,000
                             ---------  ---------    ---------     ---------
Stockholders' Deficit:
  Common stock, par value
   $0.01 per share--
    Authorized--40,000,000
     shares at September
     30, 2000 and
     50,000,000 shares at
     September 30, 2000 pro
     forma
    Issued and
     outstanding--
     12,958,933,
     25,477,459, 30,876,471
     and 40,862,064 shares
     at December 31, 1998
     and 1999,
     September 30, 2000 and
     September 30, 2000 pro
     forma, respectively...        130        255          309           409
  Additional paid-in
   capital.................     61,835    132,899      161,490       281,217
  Accumulated deficit......   (226,276)  (262,793)    (283,396)     (289,636)
  Cumulative translation
   adjustment..............     (2,330)    (2,609)      (5,013)       (5,013)
                             ---------  ---------    ---------     ---------
      Total stockholders'
       deficit.............   (166,641)  (132,248)    (126,610)      (13,023)
                             ---------  ---------    ---------     ---------
                             $  94,996  $ 233,715    $ 256,242     $ 256,242
                             =========  =========    =========     =========

  The accompanying notes are an integral part of these consolidated financial statements.

                             GLOBAL KNOWLEDGE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                           Nine Months Ended
                              Year Ended December 31,        September 30,
                            -----------------------------  ------------------
                              1997       1998      1999      1999      2000
                            ---------  --------  --------  --------  --------
                                                              (unaudited)
Revenue.................... $ 192,880  $217,301  $256,720  $175,736  $312,855
Cost of Revenue............   115,267   125,232   148,382   101,934   174,803
                            ---------  --------  --------  --------  --------
    Gross margin...........    77,613    92,069   108,338    73,802   138,052
                            ---------  --------  --------  --------  --------
Operating Expenses:
  Sales and marketing......    41,698    47,720    62,167    43,413    70,485
  General and
   administrative..........    59,376    38,438    36,916    25,059    39,997
  Product development......     5,220     5,293     2,694     1,575    10,762
  Restructuring............     7,484     4,881     2,195       --      2,889
  Acquired in-process
   research and
   development.............     2,404       --      1,900       --        --
  Amortization of
   intangibles.............    51,820    18,051    18,004    11,977    14,777
                            ---------  --------  --------  --------  --------
    Total operating
     expenses..............   168,002   114,383   123,876    82,024   138,910
                            ---------  --------  --------  --------  --------
Loss from Operations.......   (90,389)  (22,314)  (15,538)   (8,222)     (858)
Interest Expense...........   (11,826)  (14,409)  (15,529)  (11,433)  (11,740)
Interest Income............       114       290       332       182       359
Other Expenses.............    (1,393)   (1,774)   (1,467)     (636)   (2,284)
                            ---------  --------  --------  --------  --------
    Loss before provision
     for income taxes......  (103,494)  (38,207)  (32,202)  (20,109)  (14,523)
Provision for Income
 Taxes.....................     1,219     2,100     1,083       677       900
                            ---------  --------  --------  --------  --------
    Net loss...............  (104,713)  (40,307)  (33,285)  (20,786)  (15,423)
Accretion of Preferred
 Stock Dividend............     2,361     2,700     3,232     2,041     5,180
                            ---------  --------  --------  --------  --------
Net Loss Applicable to
 Common Stockholders....... $(107,074) $(43,007) $(36,517) $(22,827) $(20,603)
                            =========  ========  ========  ========  ========
Net Loss Per Common Share:
  Basic and diluted........ $  (10.06) $  (3.53) $  (2.20) $  (1.57) $  (0.70)
                            =========  ========  ========  ========  ========
  Pro forma basic and
   diluted.................                      $  (0.49)           $  (0.10)
                                                 ========            ========
Shares Used to Compute Net
 Loss Per Common Share:
  Basic and diluted........    10,641    12,193    16,614    14,581    29,629
                            =========  ========  ========  ========  ========
  Pro forma basic and
   diluted.................                        37,632              50,647
                                                 ========            ========


  The accompanying notes are an integral part of these consolidated financial statements.

                             GLOBAL KNOWLEDGE, INC.

     CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                             STOCKHOLDERS' DEFICIT
  for the Years Ended December 31, 1997, 1998 and 1999 and for the nine months ended September 30, 2000 (unaudited)
               (in thousands, except share and per share amounts)

                  Redeemable Convertible Preferred Stock
                  ------------------------------------------
                                                                                                                         Total
                       Series A              Series B            Common Stock     Additional Cumulative              Stockholders'
                  -------------------  --------------------- --------------------  Paid-in   Translation Accumulated    Equity
                   Shares   $1.00 Par    Shares    $1.00 Par   Shares   $0.01 Par  Capital   Adjustment    Deficit     (Deficit)
                  --------  ---------  ----------  --------- ---------- --------- ---------- ----------- ----------- -------------
Balance,
December 31,
1996............   200,000  $ 21,233          --    $   --    5,000,000   $  50   $  19,950    $  (828)   $ (76,195)   $ (57,023)
Options
exercised.......       --        --           --        --        6,563     --           26        --           --            26
Issuance of
common stock in
conjunction with
issuance of
notes payable...       --        --           --        --    1,041,500      11       4,155        --           --         4,166
Sale of
preferred and
common stock....   250,000    25,000          --        --    5,937,500      59      29,941        --           --        30,000
Issuance of
common stock in
lieu of
interest........       --        --           --        --       87,500       1         699        --           --           700
Preferred stock
dividend
accreted........       --      2,361          --        --          --      --          --         --        (2,361)      (2,361)
Change in
cumulative
translation
adjustment......       --        --           --        --          --      --          --      (2,892)         --        (2,892)
Net loss........       --        --           --        --          --      --          --         --      (104,713)    (104,713)
Comprehensive
net loss for the
year ended
December 31,
1997............       --        --           --        --          --      --          --         --           --           --
                  --------  --------   ----------   -------  ----------   -----   ---------    -------    ---------    ---------
Balance,
December 31,
1997............   450,000    48,594          --        --   12,073,063     121      54,771     (3,720)    (183,269)    (132,097)
Options
exercised.......       --        --           --        --        3,578     --           14        --           --            14
Conversion of
note payable to
common stock....       --        --           --        --      750,000       8       5,992        --           --         6,000
Sale of common
stock...........       --        --           --        --      125,000       1         999        --           --         1,000
Issuance of
common stock for
services........       --        --           --        --        7,292     --           59        --           --            59
Preferred stock
dividend
accreted........       --      2,700          --        --          --      --          --         --        (2,700)      (2,700)
Change in
cumulative
translation
adjustment......       --        --           --        --          --      --          --       1,390          --         1,390
Net loss........       --        --           --        --          --      --          --         --       (40,307)     (40,307)
Comprehensive
net loss for the
year ended
December 31,
1998............       --        --           --        --          --      --          --         --           --           --
                  --------  --------   ----------   -------  ----------   -----   ---------    -------    ---------    ---------
Balance,
December 31,
1998............   450,000    51,294          --        --   12,958,933     130      61,835     (2,330)    (226,276)    (166,641)
Sale of
preferred
stock...........   350,948    35,095          --        --          --      --          --         --           --           --
Sale of common
stock...........       --        --           --        --   12,510,463     125      71,030        --           --        71,155
Issuance of
preferred stock
for acquisition
of a business...       --        --     4,295,796    21,479         --      --          --         --           --           --
Options
exercised.......       --        --           --        --        8,063     --           34        --           --            34
Preferred stock
dividend
accreted........       --      3,125          --        107         --      --          --         --        (3,232)      (3,232)
Change in
cumulative
translation
adjustment......       --        --           --        --          --      --          --        (279)         --          (279)
Net loss........       --        --           --        --          --      --          --         --       (33,285)     (33,285)
Comprehensive
net loss for the
year ended
December 31,
1999............       --        --           --        --          --      --          --         --           --           --
                  --------  --------   ----------   -------  ----------   -----   ---------    -------    ---------    ---------
Balance,
December 31,
1999............   800,948    89,514    4,295,796    21,586  25,477,459     255     132,899     (2,609)    (262,793)    (132,248)
Sale of
preferred
stock...........   173,070    17,307          --        --          --      --          --         --           --           --
Sale of common
stock...........       --        --           --        --    5,244,887      52      27,641        --           --        27,693
Options
exercised.......       --        --           --        --      154,125       2         950        --           --           952
Preferred stock
dividend
accreted........       --      4,209          --        971         --      --          --         --        (5,180)      (5,180)
Change in
cumulative
translation
adjustment......       --        --           --        --          --      --          --      (2,404)         --        (2,404)
Net loss........       --        --           --        --          --      --          --         --       (15,423)     (15,423)
Comprehensive
net loss for the
period ended
September 30,
2000............       --        --           --        --          --      --          --         --           --           --
                  --------  --------   ----------   -------  ----------   -----   ---------    -------    ---------    ---------
Balance,
September 30,
2000
(unaudited).....   974,018  $111,030    4,295,796   $22,557  30,876,471   $ 309   $ 161,490    $(5,013)   $(283,396)   $(126,610)
                  ========  ========   ==========   =======  ==========   =====   =========    =======    =========    =========
Pro forma
conversion of
redeemable
preferred stock
to
common stock....  (774,018)  (91,030)  (4,295,796)  (22,557)  9,985,593     100     119,727        --        (6,240)     113,587
                  --------  --------   ----------   -------  ----------   -----   ---------    -------    ---------    ---------
Balance,
September 30,
2000, pro forma
(unaudited).....   200,000  $ 20,000          --    $   --   40,862,064   $ 409   $ 281,217    $(5,013)   $(289,636)   $ (13,023)
                  ========  ========   ==========   =======  ==========   =====   =========    =======    =========    =========
                      Other
                  Comprehensive
                      Loss
                  -------------
Balance,
December 31,
1996............    $ (75,790)
Options
exercised.......          --
Issuance of
common stock in
conjunction with
issuance of
notes payable...          --
Sale of
preferred and
common stock....          --
Issuance of
common stock in
lieu of
interest........          --
Preferred stock
dividend
accreted........          --
Change in
cumulative
translation
adjustment......       (2,892)
Net loss........     (104,713)
                  -------------
Comprehensive
net loss for the
year ended
December 31,
1997............     (107,605)
                  -------------
Balance,
December 31,
1997............     (183,395)
Options
exercised.......          --
Conversion of
note payable to
common stock....          --
Sale of common
stock...........          --
Issuance of
common stock for
services........          --
Preferred stock
dividend
accreted........          --
Change in
cumulative
translation
adjustment......        1,390
Net loss........      (40,307)
                  -------------
Comprehensive
net loss for the
year ended
December 31,
1998............      (38,917)
                  -------------
Balance,
December 31,
1998............     (222,312)
Sale of
preferred
stock...........          --
Sale of common
stock...........          --
Issuance of
preferred stock
for acquisition
of a business...          --
Options
exercised.......          --
Preferred stock
dividend
accreted........          --
Change in
cumulative
translation
adjustment......         (279)
Net loss........      (33,285)
                  -------------
Comprehensive
net loss for the
year ended
December 31,
1999............      (33,564)
                  -------------
Balance,
December 31,
1999............     (255,876)
Sale of
preferred
stock...........          --
Sale of common
stock...........          --
Options
exercised.......          --
Preferred stock
dividend
accreted........          --
Change in
cumulative
translation
adjustment......       (2,404)
Net loss........      (15,423)
                  -------------
Comprehensive
net loss for the
period ended
September 30,
2000............      (17,827)
                  -------------
Balance,
September 30,
2000
(unaudited).....    $(273,703)
                  =============
Pro forma
conversion of
redeemable
preferred stock
to
common stock....          --
                  -------------
Balance,
September 30,
2000, pro forma
(unaudited).....    $(273,703)
                  =============

  The accompanying notes are an integral part of these consolidated financial statements.

                             GLOBAL KNOWLEDGE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                           Nine Months Ended
                              Year Ended December 31,        September 30,
                            -----------------------------  -------------------
                              1997       1998      1999      1999       2000
                            ---------  --------  --------  ---------  --------
                                                              (unaudited)
Cash Flows from Operating
 Activities:
 Net loss.................. $(104,713) $(40,307) $(33,285) $ (20,786)  (15,423)
 Adjustments to reconcile
  net loss to net cash
  provided by (used in)
  operating activities--
  Depreciation and
   amortization............    63,170    27,790    26,317     18,126    25,622
  Accretion of note
   discount................       649       730       822        607       683
  Issuance of common stock
   in lieu of interest.....       700       --        --         --        --
  Charge for acquired in-
   process research and
   development.............     2,404       --      1,900        --        --
  Interest expense on notes
   payable to affiliates of
   principal stockholders..       --      6,000     8,828      8,828       --
  Change in assets and
   liabilities, net of
   effects of
   acquisitions--
   Accounts receivable.....     1,507    (6,184)   (2,779)    (7,135)  (25,206)
   Prepaid expenses and
    other assets...........    (3,203)      837    (2,539)    (7,110)   (2,391)
   Accounts payable........   (13,083)   (4,889)    4,333      6,574     4,158
   Deferred revenue and
    customer advances......       475       358     2,970      6,706    17,053
   Accrued expenses........     8,051     9,804      (763)    (8,597)   16,053
                            ---------  --------  --------  ---------  --------
    Net cash provided by
     (used in) operating
     activities............   (44,043)   (5,861)    5,804     (2,796)   20,549
                            ---------  --------  --------  ---------  --------
Cash Flows from Investing
 Activities:
 Acquisitions of
  businesses, net of cash
  acquired.................   (59,619)   (7,964)  (95,745)   (10,715)  (19,134)
 Additions to property and
  equipment................    (7,446)   (3,474)   (4,083)    (3,055)   (9,002)
                            ---------  --------  --------  ---------  --------
    Net cash used in
     investing activities..   (67,065)  (11,438)  (99,828)   (13,770)  (28,136)
                            ---------  --------  --------  ---------  --------
Cash Flows from Financing
 Activities:
 Principal payments under
  capital leases...........       --       (572)   (1,957)      (836)   (4,211)
 Proceeds from notes
  payable to affiliate of
  principal stockholder,
  net of discount..........    56,483       --        --         --        --
 Net proceeds (payments) on
  borrowings from a bank...    45,500     9,100    (5,000)    (5,000)  (38,800)
 Repayments of notes
  payable to affiliates of
  principal stockholder....   (45,000)      --        --         --        --
 Proceeds from sale of
  redeemable convertible
  preferred stock, net of
  issuance costs...........    25,000       --     35,095      1,923    17,307
 Proceeds from sale of
  common stock and option
  exercises................    34,192     1,014    71,189     18,079    28,610
                            ---------  --------  --------  ---------  --------
    Net cash provided by
     financing activities..   116,175     9,542    99,327     14,166     2,906
                            ---------  --------  --------  ---------  --------
Effect of Exchange Rate
 Changes on Cash...........      (644)    1,742       345         90     1,344
                            ---------  --------  --------  ---------  --------
Net Increase (Decrease) in
 Cash and Cash
 Equivalents...............     4,423    (6,015)    5,648     (2,310)   (3,337)
Cash and Cash Equivalents,
 beginning of period.......    10,159    14,582     8,567      8,567    14,215
                            ---------  --------  --------  ---------  --------
Cash and Cash Equivalents,
 end of period............. $  14,582  $  8,567  $ 14,215  $   6,257  $ 10,878
                            =========  ========  ========  =========  ========
Supplemental Disclosure of
 Cash Flow Information:
 Cash paid for interest.... $   7,460  $  5,293  $  5,663  $   4,024  $  8,186
                            =========  ========  ========  =========  ========
 Cash paid for income
  taxes.................... $     177  $  1,051  $  2,366  $   2,336  $  1,820
                            =========  ========  ========  =========  ========
Supplemental Disclosure of
 Noncash Activity:
 Property and equipment
  acquired under capital
  leases................... $     --   $    729  $  7,075  $   3,061  $  9,332
                            =========  ========  ========  =========  ========
 In connection with the
  acquisition of
  businesses, the following
  noncash transactions
  occurred--
  Fair value of assets
   acquired................ $  66,516  $  9,456  $148,276  $  13,023  $ 13,359
                            =========  ========  ========  =========  ========
  Liabilities assumed......    (5,123)   (1,367)  (20,410)    (1,622)   (1,250)
                            =========  ========  ========  =========  ========
  Less cash acquired.......    (1,774)     (125)   (2,642)      (686)      --
                            =========  ========  ========  =========  ========
  Less preferred stock
   issued..................       --        --    (21,479)       --        --
                            =========  ========  ========  =========  ========
  Contingent
   consideration...........       --        --     (8,000)       --        --
                            =========  ========  ========  =========  ========
  Cash paid, net of cash
   acquired................ $  59,619  $  7,964  $ 95,745  $  10,715  $ 12,109
                            =========  ========  ========  =========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                             GLOBAL KNOWLEDGE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (including data related to unaudited periods)

(1) NATURE OF OPERATIONS
   Global Knowledge, Inc. (the Company; formerly GKN Holdings, Inc.) is the world's largest independent information technology education integrator offering comprehensive training and software solutions, including assessment, curriculum design, training delivery and program management. The Company focuses on mission critical networking systems and applications that manage the flow of voice, data and image through telecommunications and information systems networks, while addressing the compelling need for skilled IT professionals responsible for designing, implementing and supporting networking systems within this rapidly changing global infrastructure.

   The Company's clients are primarily leading technology, internet infrastructure, and voice and data telecommunications companies, including AT&T, Cisco, Compaq, Deutsche Telekom, Ericsson, Korea Telecom, MCI, Nortel Networks, NTT and Sprint.

(2) PRO FORMA INFORMATION

   The Company filed a registration statement with the Securities and Exchange Commission (SEC) to permit the Company to sell shares of its common stock to the public. The completion of the Company's initial public offering is subject to review and approval of the registration statement by the SEC and the purchase of the shares offered for sale. In conjunction with the consummation of the initial public offering, the Company intends to redeem $20.0 million of Series A redeemable convertible preferred stock, convert all remaining shares of Series A redeemable preferred stock into common stock at the initial public offering price and convert all outstanding shares of Series B redeemable convertible preferred stock into common stock at 80% of the initial public offering price. The unaudited pro forma balance sheet and statements of changes in stockholders' deficit are presented to give effect to the redemption of $20.0 million of Series A redeemable convertible preferred stock and the conversion of all other Series A and B redeemable convertible preferred stock into common stock, including accrued dividends through January 31, 2001 based upon the proposed initial public offering price of $12.00 per share, all of which will occur upon the consummation of the initial public offering.

(3) ACQUISITIONS

   The Company has consummated a number of acquisitions during the years ended December 31, 1997, 1998 and 1999, and for the nine months ended September 30, 2000. The purchase price, net of cash acquired, for these acquisitions is as follows (in thousands):

                                                                      Purchase
                                                                      Price(a)
                                                                      --------
     1997
     American Research Group Inc..................................... $ 59,619
                                                                      ========
     1998
     ICON............................................................ $  7,661
     Other...........................................................      303
                                                                      --------
                                                                      $  7,964
                                                                      ========
     1999
     Professional Training Services, Inc............................. $ 59,016
     GeoTrain Corporation............................................   51,139
     VMX Group.......................................................    6,402
     Institute ERIS..................................................    4,353
     Other...........................................................    4,314
                                                                      --------
                                                                      $125,224
                                                                      ========
     2000
     Nortel Networks' North American Enterprise Solutions business
      (NEST)(b)...................................................... $ 12,109
                                                                      ========

                             GLOBAL KNOWLEDGE, INC.

    (information for the nine months ended September 30, 1999 is unaudited)
                 (including data related to unaudited periods)


(a) All of the above acquisitions were paid for in cash with the exception of PTS, which included the issuance of 4,295,796 shares of Series B redeemable convertible preferred stock, which was valued at its redemption value of $21.5 million (see Note 10(c)), and contingent consideration initially valued at $8.0 million. In June 2000, the Company and the former shareholders of PTS agreed on $6.5 million as a final settlement of the contingent consideration, which was paid by the Company in July 2000. The contingent purchase price paid has been included in the calculation of purchase price for accounting purposes.

(b) In connection with the Company's entering into a multi-year contract with Nortel Networks to provide training to its employees and customers in North America, the Company acquired certain assets and assumed certain liabilities of NEST. In accordance with Accounting Principles Board Opinion No. 16, this transaction has been accounted for as an acquisition of a business.

   In connection with these acquisitions, certain key employees are entitled to up to $2.6 million of bonus payments as an incentive to remain with the Company. These bonuses are payable throughout fiscal year 2000. The bonuses will be charged to operations over the period earned. The Company charged $0.5 and $1.8 million of such bonuses to operations for the year ended December 31, 1999 and for the nine months ended September 30, 2000, respectively.

   The above acquisitions have been accounted for using the purchase method of accounting for business combinations and the results of operations of the acquired companies have been included in the accompanying consolidated financial statements from each acquired entity's respective date of acquisition. For each acquisition, the purchase price was allocated to assets acquired and liabilities assumed based on estimated fair market values existing at the date of acquisition. The allocations, in certain cases, were based upon independent third-party appraisals using standard valuation techniques and methodologies. Acquired identified intangible assets include covenants not-to-compete, acquired know-how, tradenames, existing product technology, assembled work force, customer lists, in-process research and development, as well as the estimated fair value of the Cisco relationship associated with the GeoTrain acquisition. The portion of the purchase price allocated to acquired in-process research and development is related to projects that had not yet reached technological feasibility and did not have a future alternative use. These amounts were charged to expense as of the acquisition date. The excess of the purchase price over the estimated fair market value of net tangible and identified intangible assets acquired is reflected as goodwill and is included in intangible assets in the accompanying consolidated balance sheets. The final allocation of the purchase price for the NEST acquisition is pending the completion of an independent third-party appraisal.

   The aggregate purchase price of the acquisitions was allocated as follows (in thousands):

                                           December 31,
                                      -------------------------  September 30,
                                       1997     1998     1999        2000
                                      -------  ------  --------  -------------
     Inventory and other current
      assets......................... $ 7,889  $  912  $ 21,040     $   120
     Property and equipment..........   2,606     625     8,702      11,950
     Covenant not-to-compete.........   2,238     151        23         --
     Acquired know-how...............  29,303   3,781     7,111         --
     Goodwill........................  22,076   3,987    74,264       1,289
     Cisco relationship..............     --      --      1,440         --
     Tradenames......................     --      --     14,900         --
     In-process research and
      development....................   2,404     --      1,900         --
     Existing product technology.....     --      --     11,300         --
     Assembled workforce.............     --      --      2,170         --
     Customer lists..................     --      --      3,800         --
     Liabilities assumed.............  (5,123) (1,367)  (18,784)     (1,250)
                                      -------  ------  --------     -------
       Purchase price................ $61,393  $8,089  $127,866     $12,109
                                      =======  ======  ========     =======

                             GLOBAL KNOWLEDGE, INC.

    (information for the nine months ended September 30, 1999 is unaudited)
                 (including data related to unaudited periods)


   Had each of these acquisitions been consummated on January 1, 1998, the unaudited pro forma revenue and net loss for the Company for the years ended December 31, 1998, 1999 and the nine months ended September 30, 2000 would have been as follows (in thousands, except per share data):

                                                December 31,
                                              ------------------  September 30,
                                                1998      1999        2000
                                              --------  --------  -------------
     Pro forma revenue......................  $343,442  $384,725    $322,915
     Pro forma net loss applicable to common
      stockholders..........................   (78,896)  (68,313)    (21,159)
     Pro forma net loss per common share....     (6.48)    (4.12)      (0.72)

(4) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

 (b) Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

 (c) Unaudited Interim Information

   The financial information as of September 30, 2000 and for the nine months ended September 30, 1999 and 2000 is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of such period. The interim results are not necessarily indicative of results to be expected for the year ending December 31, 2000.

 (d) Cash and Cash Equivalents

   Cash equivalents primarily represent overnight investments in money market funds that are convertible to a known amount of cash and carry an insignificant market risk.

 (e) Property and Equipment

   Property and equipment are stated at cost. Depreciation is computed using the straight-line method. The cost of maintenance and repairs is charged to operations as incurred and significant renewals and betterments are capitalized.

                             GLOBAL KNOWLEDGE, INC.

    (information for the nine months ended September 30, 1999 is unaudited)
                 (including data related to unaudited periods)


   Property and equipment consisted of the following at December 31, 1998 and 1999 and September 30, 2000 (in thousands):

                                    Estimated    December 31,
                                     Useful     --------------- September 30,
                                      Lives      1998    1999       2000
                                  ------------- ------- ------- -------------
   Computers and office
    equipment.................... 2-5 years     $25,685 $39,409    $63,143
   Leasehold improvements........ life of lease   6,012   7,739      8,999
   Furniture and fixtures........ 3-5 years       4,415   6,706      6,626
                                                ------- -------    -------
                                                 36,112  53,854     78,768
   Less--Accumulated                             24,500  31,175     38,121
    depreciation.................
                                                ------- -------    -------
                                                $11,612 $22,679     40,647
                                                ======= =======    =======

   Depreciation expense for the years ended December 31, 1997, 1998 and 1999 was $11.3, $9.8 and $8.4 million, respectively and $6.1 and $10.8 million for the nine months ended September 30, 1999 and 2000, respectively. Depreciation expense is included in operating expenses in the accompanying statements of operations.

 (f) Capitalized Software Development Costs

   The Company capitalizes software development costs in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. The Company capitalizes software development costs subsequent to the establishment of technological feasibility and until the product is available for general release. Costs incurred prior to the establishment of technology feasibility are charged to product development expense. The Company defines technological feasibility as the completion of a working model. Software development costs are amortized over the expected useful life of two years. The Company began to capitalize software development costs in the fourth quarter of 1999 subsequent to the acquisition of PTS, and has capitalized $0.5 million as of September 30, 2000. The Company continually evaluates whether events or circumstances have occurred that indicate that the remaining useful life of the capitalized software development costs should be revised or that the remaining balance of such assets may not be recoverable. Management believes that no revisions to the remaining useful life or write-downs of capitalized software development costs are required.

 (g) Course Development Costs

   Course development costs include those costs (primarily salaries and benefits) incurred in the initial development and subsequent enhancement or reworking of the Company's courseware. The Company expenses course development costs in the period incurred because the level of customer acceptance, the amount of effort, if any, required to rework the course, the resulting revenue stream and estimated useful life are inherently difficult to predict.

 (h) Internal Use Software

   The Company adopted Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, effective January 1, 1999. The Company capitalized $1.5 million of internal use software development and implementation costs as of September 30, 2000. These costs are being amortized over 2-3 years, the expected useful life of the software.

                             GLOBAL KNOWLEDGE, INC.

    (information for the nine months ended September 30, 1999 is unaudited)
                 (including data related to unaudited periods)


 (i) Foreign Currency Translation

   The financial statements of the Company's foreign subsidiaries are translated into U.S. dollars in accordance with SFAS No. 52, Foreign Currency Translation. The functional currencies of the various subsidiaries are the respective local currencies. Accordingly, the Company's foreign subsidiaries translate assets and liabilities at the applicable period-end exchange rates, while income and expense accounts are translated using a weighted average exchange rate during the period. Resulting translation adjustments are reflected as a separate component of stockholders' deficit. The losses resulting from foreign currency transactions were $0.4, $0.9 and $1.6 million for the years ended December 31, 1997, 1998 and 1999, respectively, and $0.5 and $2.0 million for the nine months ended September 30, 1999 and 2000, respectively. These amounts are included in other expenses in the accompanying consolidated statements of operations.

 (j) Revenue Recognition

   Revenue associated with lecture/lab training courses is recognized in the period in which the training is provided. Revenue associated with the sale of self-study learning programs is recognized in the period in which the products are shipped. Revenue associated with consulting services is recognized in the period in which the service is delivered and the work is performed. These services are generally provided on a time and material basis. Software product revenue is recognized under the residual method in accordance with SOP 97-2 and 98-9 upon execution of a license and delivery of the software provided that the fee is fixed and determinable and deemed collectable. Annual software license fees are recognized ratably over the annual license period. Perpetual license fees, which are generally based upon the number of users, are recognized upon delivery. Support and maintenance fees are recognized ratably over the support period which is generally one year. In multiple element arrangements which include both software and services, the Company uses the residual method in accordance with SOP 98-9 to allocate revenue to the undelivered service element based upon vendor specific objective evidence of fair value for such element. Amounts received in advance of revenue recognition are recorded as deferred revenue in the accompanying consolidated balance sheets.

 (k) Intangible Assets

   Intangible assets are carried at cost less accumulated amortization, which is provided on a straight-line basis over the economic lives of the respective assets. Intangible assets at December 31, 1998 and 1999 and September 30, 2000 were made up of the following (in thousands):

                                          December 31,
                                        -----------------
                             Estimated                    September 30,
                            Useful Life   1998     1999       2000
                            ----------- -------- -------- -------------
   Goodwill................ 10-15 years $ 48,865 $123,696   $122,754
   Tradenames..............    10 years      --    14,900     14,900
   Covenant not-to-
    compete................     3 years   15,861   11,118     10,584
   Know-how................     3 years   48,012   66,634     66,370
   Assembled workforce.....     3 years      --     2,170      2,170
   Cisco relationship......     3 years      --     1,440      1,440
   Customer list...........     3 years    1,120    3,800      3,800
                                        -------- --------   --------
                                         113,858  223,758    222,018
   Less--Accumulated
    amortization...........               80,337   91,120    104,938
                                        -------- --------   --------
                                        $ 33,521 $132,638   $117,080
                                        ======== ========   ========

                             GLOBAL KNOWLEDGE, INC.

    (information for the nine months ended September 30, 1999 is unaudited)
                 (including data related to unaudited periods)


 (l) Income Taxes

   The Company provides for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 recognizes tax assets and liabilities for the cumulative effect of all temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that are currently in effect.

 (m) Impairment of Long-Lived Assets

   The Company follows SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the assets' carrying amounts may not be recoverable. In performing the review for recoverability, if future undiscounted cash flows from the use and ultimate disposition of the assets are less than their carrying values, an impairment loss is recognized. Impairment losses are to be measured based on the fair value of the asset. During 1997, the decline of revenue realized from Digital and Microsoft courses acquired in connection with the purchase of the learning services division of Digital and management's strategic decision to focus on providing training on networking systems and applications indicated the need to test for the impairment of the associated intangible assets. The impairment test was based on an undiscounted cash flow analysis. An impairment charge of $25.6 million was recorded in the year ended December 31, 1997 to write down the assets associated with this acquisition to estimated fair value based on discounted cash flows. The impaired intangible assets were comprised of the following:

                  Asset impaired        Amount of charge
                  --------------        ----------------
           Acquired know-how...........  $17.0 million
           Covenant not to compete.....    3.6
           Goodwill....................    5.0
                                         -------------
             Total charge..............  $25.6 million
                                         =============

   This charge has been included in amortization of intangibles in the accompanying consolidated statements of operations. No such adjustments were necessary for the fiscal years ended December 31, 1998 and 1999, and the nine months ended September 30, 2000.

 (n) Net Loss Per Share and Pro Forma Net Loss per Share

   Basic net loss per share is computed by dividing net loss available to common stockholders by the weighted number of common shares outstanding for all periods presented. Diluted net loss per share reflects the dilutive effect of shares under option plans and convertible preferred stock. Potentially dilutive shares outstanding during the periods presented have been excluded from diluted net loss per share because their effect would be anti-dilutive.

   Pro forma basic and diluted net loss per common share is calculated by dividing net loss available to common stockholders after adding back accrued preferred stock dividends and interest expense on debt to be repaid from the proceeds of the Company's proposed initial public offering by the pro forma weighted average number of common shares outstanding, which includes the number of shares of common stock issuable upon conversion of the Series A and B redeemable preferred stock into common stock upon the closing of the offering, as if such conversion occurred at the date of original issuance and the number of shares of common stock to be issued in the offering to generate the funds necessary to redeem $20.0 million of redeemable convertible preferred stock; to repay $35.2 million of bank debt plus accrued interest from September 30, 2000 to the estimated closing of the offering; and to repay $78.4 million of subordinated notes payable to affiliates of principal stockholder plus accrued interest from September 30, 2000 to the estimated closing of the offering, all of which will occur upon closing of the offering.

                             GLOBAL KNOWLEDGE, INC.

    (information for the nine months ended September 30, 1999 is unaudited)
                 (including data related to unaudited periods)


                                                            Nine Months Ended
                               Year Ended December 31,        September 30,
                             -----------------------------  ------------------
                               1997       1998      1999      1999      2000
                             ---------  --------  --------  --------  --------
                                 (in thousands, except per share data)
 Historical--
 Net loss applicable to
  common stockholders....... $(107,074) $(43,007) $(36,517) $(22,827) $(20,603)
                             =========  ========  ========  ========  ========
 Weighted average common
  shares outstanding........    10,641    12,193    16,614    14,581    29,629
                             =========  ========  ========  ========  ========
 Basic and diluted net loss
  per common share.......... $  (10.06) $  (3.53) $  (2.20) $  (1.57) $  (0.70)
                             =========  ========  ========  ========  ========
 Shares under stock option
  plans excluded in
  calculation of diluted
  earnings per share due to
  antidilutive effects......       550       655     1,523       933     2,348
                             =========  ========  ========  ========  ========
 Convertible preferred stock
  excluded in calculation of
  diluted earnings per share
  due to antidilutive
  effects...................       --        --      4,296       --      4,296
                             =========  ========  ========  ========  ========
 Pro forma (unaudited)--
 Net loss applicable to
  common stockholders.......                      $(36,517)           $(20,603)
 Preferred stock dividend
  accretion.................                         3,232               5,180
 Interest expense related to
  debt to be repaid from
  proceeds of offering......                        14,857              10,205
                                                  --------            --------
 Adjusted net loss
  applicable to common
  stockholders..............                      $(18,428)           $ (5,218)
                                                  ========            ========
 Shares used in computing
  historical basic and
  diluted net loss per
  common share..............                        16,614              29,629
 Common shares sold to
  redeem Series A redeemable
  convertible preferred
  stock.....................                         1,667               1,667
 Common shares sold to
  liquidate outstanding debt
  to be repaid from proceeds
  of offering...............                         9,365               9,365
 Weighted average number of
  shares assumed upon
  conversion of redeemable
  convertible preferred
  stock.....................                         9,986               9,986
                                                  --------            --------
 Shares used in computing
  pro forma basic and
  diluted net loss per
  common share..............                        37,632              50,647
                                                  ========            ========
 Pro forma basic and diluted
  net loss per common
  share.....................                      $  (0.49)           $  (0.10)
                                                  ========            ========

 (o) Comprehensive Income (loss)

   Comprehensive income (loss) is defined as the change in net assets of a business enterprise during a period from transactions generated from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. Accumulated comprehensive loss included in the accompanying balance sheets consists of cumulative translation adjustments.

 (p) Fair Value of Financial Instruments

   The Company's financial instruments include cash and cash equivalents, accounts receivable, notes payable, capital lease obligations and accounts payable are carried at cost or carrying value. These amounts were not materially different from their fair values. The Company uses a discounted cash flow methodology to calculate the fair value of the notes payable and capital lease obligations.

 (q) New Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either

                             GLOBAL KNOWLEDGE, INC.

    (information for the nine months ended September 30, 1999 is unaudited)
                 (including data related to unaudited periods)

assets or liabilities in the balance sheet and measure those instruments at fair value. Pursuant to SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB No. 133, SFAS No. 133 is effective in fiscal year 2001. SFAS No. 133 is not expected to have a material impact on the Company's financial condition or results of operations.

   In December 1999, SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), Revenue Recognition in Financial Statements, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. The Company recognizes revenue in accordance with this pronouncement.

   In March 2000, the FASB issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation--An Interpretation of APB Opinion No.
25. The interpretation clarifies the application of APB Opinion No. 25 in specified events, as defined. The interpretation is effective July 1, 2000, but covers certain events occurring during the period after December 15, 1998, but before the effective date. To the extent that events covered by this interpretation occur during the period after December 15, 1998, but before the effective date, the effects of applying this interpretation would be recognized on a prospective basis from the effective date. Accordingly, upon initial application of the final interpretation, (a) no adjustments would be made to the financial statements for periods before the effective date and (b) no expense would be recognized for any additional compensation cost measured that is attributable to periods before the effective date. Adoption of this interpretation did not have a material effect on the accompanying financial statements.

(5) COMMITMENTS AND CONTINGENCIES

 (a) Operating Leases

   The Company is obligated under various long-term operating leases relating to buildings, office equipment and automobiles. The terms of these leases range from one to 15 years, expiring at various dates through 2008. Minimum lease commitments for future periods are as follows (in thousands):

          Quarter ending December 31, 2000............................. $ 5,623
          Year ending December 31--
          2001.........................................................  21,200
          2002.........................................................  15,508
          2003.........................................................  11,697
          2004.........................................................   8,665
          Thereafter...................................................  12,683
                                                                        -------
            Total minimum lease commitments............................ $75,376
                                                                        =======

   For the years ended December 31, 1997, 1998 and 1999, the Company's total rent expense for operating leases was $14.8, $16.9 and $16.4 million, respectively. For the nine months ended September 30, 1999 and 2000, total rent expense for operating leases was $10.4 and $17.0 million, respectively.

 (b) Capital Leases

   The Company leases office equipment under lease agreements that qualify for capitalized treatment under SFAS No. 13, Accounting for Leases. These agreements have interest rates ranging from 8% to 13% and expire at various times through 2003.

                             GLOBAL KNOWLEDGE, INC.

    (information for the nine months ended September 30, 1999 is unaudited)
                 (including data related to unaudited periods)


   Future minimum lease payments for assets under capital lease obligations at September 30, 2000 is as follows (in thousands):

          Quarter ending December 31, 2000............................. $ 1,766
          Year ending December 31--
          2001.........................................................   6,661
          2002.........................................................   4,710
          2003.........................................................   1,233
                                                                        -------
            Total minimum lease payments...............................  14,370
        Less--Amounts representing interest............................  (1,413)
                                                                        -------
          Present value of net minimum lease payments..................  12,957
        Less--Current portion..........................................   5,912
                                                                        -------
          Long-term obligation......................................... $ 7,045
                                                                        =======

 (c) Litigation

   The Company is subject to various legal proceedings that arise in the ordinary course of business. Management believes that the amount of ultimate liability with respect to these actions will not be material to the financial position or results of operations of the Company.

(6) BORROWINGS

   At December 31, 1998 and 1999 and September 30, 2000, the Company's borrowings consist of the following (in thousands):

                                                  December 31,
                                                ----------------- September 30,
                                                  1998     1999       2000
                                                -------- -------- -------------
Subordinated 13% note payable to an affiliate
 of principal stockholder, Welsh, Carson,
 Andersen & Stowe Capital Partners II (WCAS
 CP), net of discount ($1.3 million at
 September 30, 2000)........................... $ 62,109 $ 71,758   $ 77,182
Bank of America revolving line of credit.......   54,000   54,000     19,200
Bank of America term loan--short-term..........    5,000    6,000     16,000
Bank of America term loan--long-term...........   20,000   14,000        --
                                                -------- --------   --------
  Total........................................ $141,109 $145,758   $112,382
                                                ======== ========   ========

   The Company has an $80.0 million credit agreement (the Credit Agreement) with Bank of America as agent for a four-bank syndicate, as amended. The Credit Agreement provides for a $25.0 million term loan and a $55.0 million revolving credit facility, which includes a $1.1 million reserve for letters of credit. Principal payments are due under the term loan in equal quarterly installments of $2.0 million beginning in June 2000 and a lump sum payment on the expiration date of June 30, 2001. The borrowings under the Credit Agreement in currencies other than the U.S. dollar cannot exceed $10.0 million. Mandatory repayments of outstanding principal balances are required if the Company achieves certain cash flow objectives. In addition, the Company is required to maintain certain financial ratios. Borrowings bear interest at LIBOR (6.66% at September 30, 2000) plus 1.25%, which is payable quarterly. Letters of credit are charged an annual fee calculated as a percentage of the face value of the credit and are due upon issuance of the credit. The Company has historically obtained waivers from the bank for noncompliance with financial covenants and at September 30, 2000 the Company was in compliance with all of its amended debt covenants. The borrowings are guaranteed by entities and individuals affiliated with Welsh, Carson, Andersen & Stowe, the Company's principal stockholder.

                             GLOBAL KNOWLEDGE, INC.

    (information for the nine months ended September 30, 1999 is unaudited)
                 (including data related to unaudited periods)


   The Company has issued subordinated notes payable to WCAS CP, an affiliate of the Company's principal stockholder. The subordinated notes are due on the earlier of December 31, 2001 or upon the closing of an underwritten initial public offering of the Company's common stock. Borrowings bear interest at 13%. In conjunction with the issuance of the subordinated notes, the Company issued 1,041,500 shares of common stock to WCAS CP. The Company allocated $4,166,000 of the proceeds to the common stock based on the relative fair values of the common stock and the notes at the date of issuance. The effective interest rate, including the effect of the note discount, at December 31, 1999 and September 30, 2000 was 14.8% and 14.1%, respectively. Interest payments are due semiannually on January 1 and July 1. The Company has the option to elect to defer interest payments by adding the interest amount due to the principal of the subordinated notes. As of December 31, 1998 and 1999 and September 30, 2000, the Company had deferred approximately $4.1 million, $13.0 million and $17.7 million, respectively, of interest. The Company is amortizing the note discount over the term of the obligation using the effective interest method and, at December 31, 1998 and 1999 and September 30, 2000, the unamortized discount was approximately $2.8 million, $1.9 million and $1.3 million, respectively.

(7) POSTRETIREMENT BENEFITS

 (a) 401(k) Plans

   The Company sponsors three 401(k) plans that permit U.S. employees to make contributions by salary reduction. All U.S. employees, except the former employees of GeoTrain and PTS, were eligible to enroll in the Global Knowledge, Inc. 401(k) Plan (the Global Knowledge Plan) on the first day after completing three months of service. The Company makes a matching contribution of 100% for contributions up to 3% and then matches 50% for the next 4% of eligible pay. Participants are immediately vested in all contributions and earnings thereon. Participants in the Global Knowledge Plan may contribute up to 15% of eligible pay, up to $10,000, on a pretax basis. The former employees of GeoTrain were eligible to enroll in the Geotrain 401(k) Plan on their date of hire. Participants in this plan may contribute up to 3% of eligible pay. The Company makes a matching contribution of 50% up to $1,000 per participant. The former employees of PTS were eligible to enroll in the PTS 401(k) Plan on their date of hire. The Company makes a matching contribution of 10% for contributions up to 6% of eligible pay.

   For the years ended December 31, 1997, 1998 and 1999, the Company's matching contributions amounted to approximately $0.4, $0.4 and $0.6 million, respectively. For the nine months ended September 30, 1999 and 2000, the Company's matching contribution was approximately $0.5 and $1.3 million, respectively. The Company may, but is not obligated to, make an additional contribution in proportion to an employee's eligible earnings compared to the eligible earnings of other participating employees. There were no such contributions for the years ended December 31, 1997, 1998 and 1999.

 (b) Defined-Benefit Plans for Non-U.S. Employees

   The Company sponsors a defined-benefit postretirement plan covering certain non-U.S. employees. The plan provides for payment of retirement benefits commencing at the age of 60. After meeting certain qualifications, an employee acquires a vested right to future benefits. The benefits payable under the plan are generally determined on the basis of an employee's length of service and earnings. Annual contributions to the plan are sufficient to satisfy legal funding requirements.

   In 1998, the Company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 standardizes the disclosure requirements for pensions and other postretirement benefits.

                             GLOBAL KNOWLEDGE, INC.

    (information for the nine months ended September 30, 1999 is unaudited)
                 (including data related to unaudited periods)


                                                                December 31,
                                                                --------------
                                                                 1998    1999
                                                                ------  ------
                                                                     (in
                                                                 thousands)
                                                                --------------
   Period Pension Costs
   Service cost--benefits earned during the period............. $  162  $  194
   Interest cost on projected benefit obligation...............     26      23
   Expected return on plan assets..............................    (17)     (9)
   Amortization of prior service cost..........................    --       (7)
   Amortization of transition obligation.......................     25      12
   Amortization of net gain or loss............................    (12)      7
                                                                ------  ------
   Net period pension cost..................................... $  184  $  220
                                                                ======  ======
   Changes in Benefit Obligation
   Projected benefit obligation at beginning of year........... $  864  $1,106
   Service cost--benefits earned during the period.............    162     194
   Interest cost on projected benefit obligation...............     26      23
   Benefits paid...............................................   (187)    (93)
   Actuarial (gain) loss.......................................     99     (77)
   Prior service costs.........................................    --     (336)
   Exchange rate changes.......................................    142      67
                                                                ------  ------
   Projected benefit obligations at end of year................ $1,106  $  884
                                                                ======  ======
   Change in Plan Assets
   Fair value of plan assets at beginning of year..............    505     465
   Actual return on plan assets................................     29     (29)
   Employer contributions......................................     59      31
   Benefits paid...............................................   (187)    (93)
   Exchange rate changes.......................................     59      34
                                                                ------  ------
   Fair value of plan assets at end of year.................... $  465  $  408
                                                                ======  ======
   Funded Status
   Plan assets less than projected benefit obligation..........   (641)   (476)
   Unrecognized net transition obligation......................    252     266
   Unrecognized prior service costs............................    --     (395)
   Unrecognized net actuarial loss.............................    245     219
                                                                ------  ------
   Net amount recognized....................................... $ (144) $ (386)
                                                                ======  ======
   Amounts recognized in the balance sheet consist of
   Accrued pension liability...................................   (307)   (476)
   Intangible asset............................................    163      90
                                                                ------  ------
   Net amount recognized....................................... $ (144) $ (386)
                                                                ======  ======
   Weighted Average Assumptions
   Discount rate...............................................    2.5%    3.0%
   Rate of compensation increase...............................    2.0%    2.0%
   Expected rate of return on assets...........................    2.5%    1.5%

                             GLOBAL KNOWLEDGE, INC.

    (information for the nine months ended September 30, 1999 is unaudited)
                 (including data related to unaudited periods)


 (c) Defined-Contribution Plans for Non-U.S. Employees

   The Company sponsors certain defined-contribution postretirement plans covering non-U.S. employees. The Company either makes a matching contribution or makes the entire contribution, based on eligible pay. For the years ended December 31, 1997, 1998, and 1999, the Company's total contribution under these plans was approximately $1.0, $1.1, and $0.9 million, respectively. For the nine months ended September 30, 1999 and 2000, the Company's total contributions under these plans were approximately $0.6 and $1.0 million, respectively.

   The Company also makes mandatory contributions to government plans in certain countries. The aggregate contribution for the year ended December 31, 1999 was $1.4 million. The aggregate contributions for the nine months ended September 30, 1999 and 2000, were $1.1 and $1.4 million, respectively. There were no contributions made in 1997 or 1998.

(8) INCOME TAXES

   For the years ended December 31, 1997, 1998 and 1999 and for the nine months ended September 30, 1999 and 2000, the Company provided $1.2, $2.1, $1.1, $0.7 and $0.9 million, respectively, for income taxes. As of December 31, 1999, the Company had net operating loss carryforwards of $87.6 million in the United States and $57.3 million in foreign jurisdictions available to offset taxable income in future periods. The U.S. and foreign net operating loss carryforwards will expire at various dates beginning in 2011 and 2002, respectively, if not utilized. The Tax Reform Act of 1986 imposes substantial restrictions on the utilization of U.S. net operating loss carryforwards in the event of a significant change in ownership interests. The Company's ability to utilize U.S. new operating loss carryforwards may be limited if the Company were to experience a change in ownership as defined by the Internal Revenue Code. The Company does not believe that there has been an ownership change as defined in the Internal Revenue Code. There can be no assurance that there will not be an ownership change in future periods that would limit its ability to utilize the U.S. net operating loss carryforwards. The provision for income taxes represents income taxes paid in states and foreign jurisdictions where the Company generated taxable income and had no operating loss carryforwards.

   For the years ended December 31, 1997, 1998 and 1999 and for the nine months ended September 30, 1999 and 2000, loss before provision for income taxes consists of the following (in thousands):

                                    December 31,              September 30,
                             -----------------------------  ------------------
                               1997       1998      1999      1999      2000
                             ---------  --------  --------  --------  --------
     Domestic............... $ (77,941) $(22,327) $(22,049) $(12,339) $ (6,680)
     Foreign................   (25,553)  (15,880)  (10,153)   (7,770)   (7,843)
                             ---------  --------  --------  --------  --------
       Total................ $(103,494) $(38,207) $(32,202) $(20,109) $(14,523)
                             =========  ========  ========  ========  ========

                             GLOBAL KNOWLEDGE, INC.

    (information for the nine months ended September 30, 1999 is unaudited)
                 (including data related to unaudited periods)


   For the years ended December 31, 1997, 1998 and 1999, the provision for income taxes was comprised of the following (in thousands):

                                                               December 31,
                                                           --------------------
                                                            1997   1998   1999
                                                           ------ ------ ------
     Current tax provision--
       U.S. Federal....................................... $  --  $  --  $  --
       State..............................................    --      86     70
       Foreign............................................  1,219  2,014  1,013
                                                           ------ ------ ------
                                                            1,219  2,100  1,083
     Deferred tax provision--
       U.S. Federal.......................................    --     --     --
       State..............................................    --     --     --
       Foreign............................................    --     --     --
                                                           ------ ------ ------
                                                              --     --     --
                                                           ------ ------ ------
         Total provision for income taxes................. $1,219 $2,100 $1,083
                                                           ====== ====== ======

   The following is a reconciliation of the provision for income taxes computed by applying the U.S. federal statutory rate to the loss before income taxes to the reported provision for income taxes (in thousands):

                                                        December 31,
                                                 ----------------------------
                                                   1997      1998      1999
                                                 --------  --------  --------
     Income tax benefit at the statutory rate... $(35,188) $(12,990) $(10,949)
     Permanent differences......................       96       126     1,351
     Change in valuation allowance..............   26,590     7,725     6,042
     Foreign tax rate differential..............    9,907     7,413     4,482
     Other......................................     (186)     (174)      157
                                                 --------  --------  --------
         Provision for income taxes............. $  1,219  $  2,100  $  1,083
                                                 ========  ========  ========

   Under SFAS No. 109, Accounting for Income Taxes, deferred income tax assets and liabilities arise from carryforwards and from temporary differences between the tax basis of assets and liabilities and the book basis of such assets and liabilities as reported in the financial statements. A valuation allowance may be provided with respect to certain deferred tax assets to reduce the deferred tax asset to a level that, more likely than not, would be realized. The net deferred tax asset reflects management's estimates of the amount that will be realized from the future profitability that can be predicted with reasonable certainty. The Company has provided a valuation allowance for its entire deferred tax asset due to its history of net operating losses.

   The following is a summary of the tax effect of carryforwards and temporary differences that give rise to deferred tax assets as of December 31, 1998 and 1999 (in thousands):

                                                                December 31,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
      Deferred tax assets--
       Reserves and accruals.................................. $ 4,915  $ 4,757
       Depreciation and amortization..........................  27,005   29,930
       Net operating loss carryforwards.......................  26,109   29,784
       Other..................................................     343    1,787
                                                               -------  -------
         Gross deferred tax assets............................  58,372   66,258
         Valuation allowance.................................. (58,372) (66,258)
                                                               -------  -------
         Net deferred tax asset...............................     --       --
                                                               =======  =======

                             GLOBAL KNOWLEDGE, INC.

    (information for the nine months ended September 30, 1999 is unaudited)
                 (including data related to unaudited periods)


(9) RESTRUCTURING

   The Company has entered into restructuring plans during the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 2000. The Company has accounted for these plans in accordance with EITF 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring). The plans consist of severance costs (primarily payroll and related costs) and facility closing costs (primarily rent and lease termination costs). The Company accrues for severance costs based upon the Company's established severance policy, as well as local statutes as required in certain countries. The Company accrues for facility costs based upon the most current lease agreement.

   In 1997, the Company recorded a charge of $7.5 million, which consisted of $5.5 million of severance costs for 112 operational, sales and administrative employees primarily in the U.S., U.K. and France and $2.6 million of facility closing costs (the 1997 Plan), offset by the reversal of approximately $0.6 million of excess accruals from the prior year restructuring plan.

   In 1998, the Company recorded a charge of $4.9 million, which consisted of $4.5 million of severance costs for 90 operational, sales and administrative employees primarily in the U.K. and Canada and $1.3 million of facility closing costs (the 1998 Plan), offset by the reversal of approximately $0.9 million of excess accruals from the prior year restructuring plan.

   In 1999, the Company recorded a charge of $2.2 million, which consisted of $1.9 million of severance costs for 35 operational, sales and administrative employees primarily in the U.S. and Canada and $1.2 million of facility reduction costs to rationalize and integrate the businesses acquired in the fourth quarter of 1999 (the 1999 Plan), offset by the reversal of approximately $0.9 million of excess accruals from prior year restructuring plans.

   In 2000, the Company recorded charges in the second and third quarters aggregating $2.9 million to eliminate redundant facilities in the U.S., France, Canada and U.K. as a result of the acquisitions of GeoTrain, PTS and NEST (the 2000 Plan). The charge consisted of $1.5 million of severance costs for 21 operational, sales and administrative employees primarily in the U.K. and France and $1.4 million of facility closing costs.

   The following table illustrates the activity for each restructuring plan for the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 2000:

                          1996     1997    1998    1999    2000
                          Plan     Plan    Plan    Plan    Plan    Total
                         -------  ------  ------  ------  ------  -------
Balance, December 31,
 1996................... $ 6,250  $  --   $  --   $  --   $  --   $ 6,250
Amount accrued
 (reversed).............    (650)  8,134     --      --      --     7,484
Amount charged to
 liability..............  (4,642) (3,250)    --      --      --    (7,892)
                         -------  ------  ------  ------  ------  -------
Balance, December 31,
 1997...................     958   4,884     --      --      --     5,842
Amount accrued
 (reversed).............     161  (1,105)  5,825     --      --     4,881
Amount charged to
 liability..............    (505) (3,618) (2,080)    --      --    (6,203)
                         -------  ------  ------  ------  ------  -------
Balance, December 31,
 1998...................     614     161   3,745     --      --     4,520
Amount accrued
 (reversed).............    (386)    (90)   (398)  3,069     --     2,195
Amount charged to
 liability..............     (48)    (71) (3,004)   (423)    --    (3,546)
                         -------  ------  ------  ------  ------  -------
Balance, December 31,
 1999...................     180     --      343   2,646     --     3,169
Amount accrued .........     --      --      --      --    2,889    2,889
Amount charged to
 liability..............     (83)    --     (306) (1,670)    (52)  (2,111)
                         -------  ------  ------  ------  ------  -------
Balance, September 30,
 2000................... $    97  $  --   $   37  $  976  $2,837  $ 3,947
                         =======  ======  ======  ======  ======  =======

                             GLOBAL KNOWLEDGE, INC.

    (information for the nine months ended September 30, 1999 is unaudited)
                 (including data related to unaudited periods)


(10) REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT

 (a) Capital Stock and Stock Split

   The authorized capital stock of the Company consists of 7,100,000 shares of redeemable convertible preferred stock and 40,000,000 shares of $0.01 par value common stock as of September 30, 2000.

   The Company's Board of Directors have approved a one-for-four reverse split of the Company's common stock and reduced the authorized common stock to 50,000,000 shares which will be effective prior to the consummation of the Company's proposed initial public offering. All share and per share amounts in the consolidated financial statements have been restated to reflect the reverse split.

 (b) Series A Redeemable Convertible Preferred Stock

   The Company has authorized 1,000,000 shares of Series A redeemable convertible preferred stock (Series A) with a par value of $1.00 per share. At December 31, 1998 and 1999 and September 30, 2000, 450,000, 800,948 and 974,018
shares of Series A, respectively, were issued and outstanding. The Series A accrues dividends at a rate of $6.00 per share per year payable upon declaration by the Board of Directors. Dividends will accrue cumulatively regardless of declaration. Mandatory redemption of the Series A shares is required on January 1, 2006 at a redemption price of $100 per share plus any accrued but unpaid dividends. Total accrued dividends as of September 30, 2000 were $13.6 million. On October 5, 2000, the terms of the Series A were amended to provide for the redemption of $20.0 million of Series A based upon the amount paid for such shares plus accrued dividends and the conversion of the remaining shares and accrued dividends into common stock at the initial public offering price in the Company's proposed initial public offering, if consummated prior to May 1, 2001. The number of shares of common stock to be received by the Series A shareholders will be determined by dividing the amount paid for the Series A plus accrued dividends (redemption value) less $20.0 million, by the per share price at which the Company consummates its initial public offering.

   In the event of the liquidation or dissolution of the Company, holders of the Series A have preference in the event of the liquidation or dissolution of the Company in an amount equal to $100 per share plus any accrued and unpaid dividends. If there are not sufficient funds to pay out this amount, holders of the Series A will share in the remaining assets of the Company. The Company may not create or authorize any additional class of stock that ranks senior to or on par with the Series A unless authorized by a two-thirds vote of the holders of the Series A.

 (c) Series B Redeemable Convertible Preferred Stock

   The Company has authorized 6,100,000 shares of Series B redeemable convertible preferred stock (Series B) with a par value of $1.00 per share and a redemption or face value of $5.00 per share. At December 31, 1999 and September 30, 2000, 4,295,796 shares of Series B were issued and outstanding. The Series B accrues dividends at a rate of 6% per annum on the redemption value of $5.00 per share, payable upon declaration by the Board of Directors. Dividends will accrue cumulatively regardless of declaration. The Series B shares are mandatorily redeemable at $5.00 per share ($21,478,980 in the aggregate at September 30, 2000) plus accrued dividends at the rate of 50% in November 2001 and 50% in November 2002.

   The Series B is convertible at the option of the holder into common stock on a four-for-one basis, adjustable for certain dilutive events, as defined. All outstanding shares of the Series B will automatically convert into common stock upon the closing of the sale of shares of common stock in a public offering in which

                             GLOBAL KNOWLEDGE, INC.

    (information for the nine months ended September 30, 1999 is unaudited)
                 (including data related to unaudited periods)

the Company obtains proceeds of at least $30.0 million. The number of shares of common stock issuable upon conversion is determined by dividing the Series B redemption value ($21,478,980 at September 30, 2000) by 80% of the initial public offering price per share in the qualified offering. In the event the Series B is converted into common stock in connection with an initial public offering, the 20% discount less accrued dividends through the date of conversion would represent a contingent beneficial conversion feature which would be recorded as a preferred stock dividend and included in the computation of net loss available to common stockholders for the period in which the initial public offering is completed. Based upon 80% of the midpoint of the offering range of $12.00 per share in the Company's proposed initial public offering, the Series B will convert into 2,237,393 shares of common stock. The Company would record a beneficial conversion dividend in the period the offering was completed of approximately $3.9 million based upon the $5.4 million beneficial conversion feature less dividends accreted through the estimated closing date.

 (d) Stock Option Plan

   On January 1, 1996, the Company adopted its Stock Option and Restricted Stock Purchase Plan (the Plan), which provides for the grant of incentive stock options (ISOs), nonqualified stock options (NQSOs) and restricted stock awards (Awards) to employees, officers and directors of the Company. Prices, vesting provisions and terms of all ISOs, NQSOs and Awards are set by the Board of Directors.

   The maximum shares of common stock reserved for issuance pursuant to the Plan is 5.7 million shares. The shares are subject to adjustment by the Board of Directors in the event of defined transactions affecting the Company's equity. Options granted under the Plan generally vest ratably over four years.

   Options granted, exercised and forfeited under the Plan are as follows:

                                                                Weighted Average
                                                                 Exercise Price
                                                      Shares       per Share
                                                     ---------  ----------------
   Outstanding at December 31, 1996.................   417,250       $4.00
     Granted........................................   257,625        4.76
     Exercised......................................    (6,563)       4.00
     Forfeited......................................  (118,375)       4.00
                                                     ---------
   Outstanding at December 31, 1997.................   549,937        4.36
     Granted........................................   349,125        8.00
     Exercised......................................    (3,578)       4.00
     Forfeited......................................  (240,109)       4.52
                                                     ---------
   Outstanding at December 31, 1998.................   655,375        6.24
     Granted........................................   933,625        8.00
     Exercised......................................    (8,063)       4.16
     Forfeited......................................   (57,687)       7.48
                                                     ---------
   Outstanding at December 31, 1999................. 1,523,250        7.28
     Granted........................................ 1,127,750        9.04
     Exercised......................................  (154,125)       6.20
     Forfeited......................................  (148,969)       7.60
                                                     ---------
   Outstanding at September 30, 2000................ 2,347,906        8.16
                                                     =========

   There were 3.2 million shares available for future grant under the Plan at September 30, 2000.

                             GLOBAL KNOWLEDGE, INC.

    (information for the nine months ended September 30, 1999 is unaudited)
                 (including data related to unaudited periods)


   The following table summarizes stock options outstanding and exercisable at September 30, 2000:

                              Options Outstanding             Options Exercisable
                    --------------------------------------- ------------------------
                              Weighted Average  Remaining           Weighted Average
   Exercise price    Shares    Exercise Price  Life (Years) Shares   Exercise Price
   --------------   --------- ---------------- ------------ ------- ----------------
       $ 4.00         188,438      $4.00           5.7      112,828      $4.00
         8.00       1,539,968       8.00           8.8      173,281       8.00
         9.00          87,500       9.00           9.8          --         --
        10.00         532,000      10.00           9.8          --         --
                    ---------                               -------
                    2,347,906       8.16                    286,109       6.32
                    =========                               =======

   In October 2000, the Company granted options to purchase 1,411,750 shares of common stock at an exercise price of $9.00 per share. The estimated fair value of these options was approximately $4.3 million.

   The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for the Plan. Accordingly, no compensation cost has been recognized. Had compensation cost for the Plan been determined consistent with the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net loss would not have been materially different from that reported in the accompanying consolidated statements of operations. The Company's net loss and loss per common share would have been increased to the pro forma amounts below (in thousands, except per share data):

                              Year Ended December 31,        September 30,
                            -----------------------------  ------------------
                              1997       1998      1999      1999      2000
                            ---------  --------  --------  --------  --------
Net loss applicable to
 common stockholders, as
 reported.................  $(107,074) $(43,007) $(36,517) $(22,827) $(20,603)
Net loss applicable to
 common stockholders, pro
 forma....................   (107,227)  (43,255)  (37,167)  (23,155)  (21,487)
Basic and diluted net loss
 per common share, as
 reported.................     (10.06)    (3.53)    (2.20)    (1.57)    (0.70)
Basic and diluted net loss
 per common share, pro
 forma for the effect of
 SFAS No. 123.............     (10.08)    (3.55)    (2.24)    (1.59)    (0.73)

                                  Year Ended December 31,     September 30,
                                  -------------------------  ----------------
                                   1997     1998     1999     1999     2000
                                  -------  -------  -------  -------  -------
Risk-free interest rate..........     6.0%     6.0%     6.0%     6.0%     6.0%
Expected dividend yield..........     --       --       --       --       --
Expected lives................... 7 years  7 years  7 years  7 years  7 years
Expected volatility..............     --       --       --       --       --
Weighted average fair value of
 options granted.................   $1.64    $2.72    $2.72    $2.72    $3.04

 (e) Employee Stock Purchase Plan

   In November 2000, the board of directors and stockholders approved the 2000 Employee Stock Purchase Plan (the Plan) to be effective upon the completion of the initial public offering. The Plan is intended to comply with Section 423 of the Internal Revenue Code. Initially, a total of 3,000,000 shares of common stock have been reserved for issuance under the Plan. However, beginning in 2002, there will be an annual increase

                             GLOBAL KNOWLEDGE, INC.

    (information for the nine months ended September 30, 1999 is unaudited)
                 (including data related to unaudited periods)

in the shares authorized under the Plan by the lesser of 1,000,000 shares, two percent of the outstanding shares or such amount as determined by the administrator of the Plan. The Plan includes provisions for additional adjustments of the number of shares of common stock available for purchase thereunder in the event of any stock splits, stock dividends or other changes in the Company's capitalization that are effected without receipt of consideration.

   Under the Plan, employees may purchase shares of common stock through payroll deductions made during consecutive overlapping "offering periods" generally twelve months in duration. Each offering period generally will consist of two "purchase periods," each, six months in duration. The purchase at a price per share will equal to 85% of the lesser of the fair market value per share on the first trading day of such purchase period or the last trading day of such purchase period. The initial purchase period will be the period beginning on the date of the initial public offering and ending on August 15, 2001 (or such other date as the plan administrator determines), and the fair market value of a share of common stock on the first day of the initial purchase period will be the initial public offering price. Subsequent offering periods will begin each August 15 and February 15 thereafter (or on such other dates as the plan administrator determines). A participant may elect to make contributions each pay period up to a specified percentage of salary or subject to other limitations established under the Plan, and contributions are further subject to the limitation that the value of the shares acquired by a participant in any year may not exceed $25,000, valued on the first day of the relevant purchase period. The shares to be issued pursuant to the Plan may be authorized but unissued shares or previously issued shares that have been reacquired and are held by the Company. In the event of a merger or change of control of the Company, the purchase date of the then current offering period shall be accelerated to the date immediately prior to such merger or change of control, unless the acquiring or successor corporation assumes or replaces the purchase rights outstanding.

(11) ACCRUED EXPENSES

   Accrued expenses consist of the following (in thousands):

                                                   December 31,
                                                  --------------- September 30,
                                                   1998    1999       2000
                                                  ------- ------- -------------
Employee compensation and related benefits....... $ 6,028 $ 9,392    $12,592
Interest.........................................   5,653   4,844      2,794
Restructuring....................................   4,520   3,169      3,947
Amounts due to former PTS shareholders...........     --    8,000        --
Other............................................  20,154  21,150     26,805
                                                  ------- -------    -------
                                                  $36,355 $46,555    $46,138
                                                  ======= =======    =======

(12) SEGMENT INFORMATION

   The Company complies with the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The Company identifies its operating segments based on business activities and management responsibility. Management believes that the Company operates in one segment: providing services and products for the training of IT professionals.

                             GLOBAL KNOWLEDGE, INC.

    (information for the nine months ended September 30, 1999 is unaudited)
                 (including data related to unaudited periods)


   Geographic information for the years ended December 31, 1997, 1998 and 1999 and for the nine months ended September 30, 1999 and 2000 is as follows (in thousands):

                                                               Nine Months Ended
                                   Year Ended December 31,       September 30,
                               ------------------------------- -----------------
   Revenues                      1997     1998       1999        1999     2000
   --------                    -------- -------- ------------- -------- --------
   North America.............. $ 95,472 $117,528   $142,814    $ 97,591 $214,945
   Europe.....................   67,055   72,929     80,590      55,846   63,936
   Asia and Japan.............   30,353   26,844     33,316      22,299   33,974
                               -------- --------   --------    -------- --------
                               $192,880 $217,301   $256,720    $175,736 $312,855
                               ======== ========   ========    ======== ========
                                 December 31,
                               ----------------- September 30,
   Long-Lived Assets             1998     1999       2000
   -----------------           -------- -------- -------------
   North America.............. $ 32,392 $132,521   $136,874
   Europe.....................   10,994   21,971     18,736
   Asia and Japan.............    2,757    2,837      4,779
                               -------- --------   --------
                               $ 46,143 $157,329   $160,389
                               ======== ========   ========

(13) OTHER EVENTS

   In July 2000, the Company settled a dispute with SAP AG, which acted as the Company's exclusive distributor in the U.S. for a certain software product. Under the settlement, SAP agreed to pay $9.6 million to the Company in return for the Company's agreement to continue to provide and maintain the software product for users of SAP's software application through March 2001. Thereafter, the Company will provide maintenance and support for the product on a case-by-case basis. The Company will recognize the $9.6 million as revenue ratably through March 2001.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
GeoTrain Corporation and Subsidiaries:

We have audited the consolidated balance sheet of GeoTrain Corporation and subsidiaries (the Company) as of December 31, 1998 and the related consolidated statements of operations, redeemable preferred stock and stockholders' equity (deficiency) and cash flows for the years ended December 31, 1996 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GeoTrain Corporation and subsidiaries as of December 31, 1998, and the results of their operations and their cash flows for the years ended December 31, 1996 and 1998, in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2(a) to the consolidated financial statements, the Company has suffered recurring losses from operations, has a net working capital deficiency as well as a stockholders' deficiency and is in breach of a financial covenant on debt. These matters raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 2(a). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

KPMG LLP
Chartered Accountants

Ottawa, Canada

March 2, 1999

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
GeoTrain Corporation and Subsidiaries:

We have audited the accompanying consolidated balance sheet of GeoTrain Corporation and subsidiaries (the Company) as of December 31, 1997, and the related consolidated statements of operations, redeemable preferred stock and stockholders' equity (deficiency), and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GeoTrain Corporation and subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ KPMG LLP

San Francisco, California

June 29, 1998

                     GEOTRAIN CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
               (in thousands of U.S. dollars, except share data)

                                                December 31,
                                              ------------------  September 30,
                                                1997      1998        1999
                                              --------  --------  -------------
                                                                   (unaudited)
                   ASSETS
Current Assets:
  Cash....................................... $  1,037  $    623    $  1,233
  Accounts receivable, net of allowance for
   doubtful accounts of $264, $186 and $218
   in 1997, 1998 and 1999, respectively......    3,603     4,498       5,210
  Inventory..................................      365       797         317
  Prepaid expenses and deposits..............      796     1,610       2,364
  Other current assets ......................      255       426         101
                                              --------  --------    --------
      Total current assets...................    6,056     7,954       9,225
Property and Equipment, net..................    4,134     5,675       5,564
Deferred Financing Costs, net................    2,574     2,370         --
Goodwill and Intangible Assets, net..........   16,669    13,594      13,289
                                              --------  --------    --------
                                              $ 29,433  $ 29,593    $ 28,078
                                              ========  ========    ========
    LIABILITIES AND STOCKHOLDERS' EQUITY
                 (DEFICIENCY)
Current Liabilities:
  Accounts payable........................... $  4,864  $  4,518    $  5,786
  Accrued salaries and benefits..............    1,007       859       1,564
  Taxes payable..............................      306       114         --
  Deferred revenue...........................    1,167     2,136       2,580
  Current portion of capital lease
   obligations...............................      332       557         274
  Current portion of long-term debt..........      354    22,487      25,698
                                              --------  --------    --------
      Total current liabilities..............    8,030    30,671      35,902
Long-term Debt, net of current portion.......   20,476       433         --
Capital Lease Obligations, net of current
 portion.....................................      467       407         389
                                              --------  --------    --------
      Total liabilities......................   28,973    31,511      36,291
Commitments (Note 11)
Redeemable preferred stock--
  Authorized--Unlimited number...............
  Issued and outstanding--5,318,848 shares as
   of
   December 31, 1997 and 5,653,816 shares as
   of December 31, 1998 and September 30,
   1999......................................   10,097    10,952      10,952
Stockholders' Equity (Deficiency):
  Common stock, no par value--
   Authorized--Unlimited number..............
   Issued and outstanding--5,387,869,
    5,798,727 and 5,804,976 shares as of
    December 31, 1997, 1998 and September 30,
    1999, respectively.......................      416       619         623
  Additional paid in capital.................    2,183     4,231       4,231
  Accumulated other comprehensive loss.......     (402)      (78)       (443)
  Accumulated deficit........................  (11,834)  (17,642)    (23,576)
                                              --------  --------    --------
      Total stockholders' equity
       (deficiency)..........................   (9,637)  (12,870)    (19,165)
                                              --------  --------    --------
                                              $ 29,433  $ 29,593    $ 28,078
                                              ========  ========    ========

   The accompanying notes are an integral part of these financial statements.

                     GEOTRAIN CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                         (in thousands of U.S. dollars)

                                                                Nine months
                                                              ended September
                                  Year ended December 31,           30,
                                  --------------------------  ----------------
                                   1996      1997     1998     1998     1999
                                  -------  --------  -------  -------  -------
                                                                (unaudited)
Revenues......................... $20,336  $ 34,782  $41,907  $29,324  $39,647
Cost of Revenues.................  14,116    21,771   23,326   17,328   24,489
                                  -------  --------  -------  -------  -------
    Gross profit.................   6,220    13,011   18,581   11,996   15,158
Operating expenses:
  General and administrative.....   4,431    12,708   12,171    9,716   13,172
  Selling and marketing..........     863     3,361    4,472    3,216    4,789
  Goodwill amortization..........     338     1,619    1,788    1,329    1,090
  Impairment loss................     --      3,976      --       --       --
                                  -------  --------  -------  -------  -------
    Total operating expenses.....   5,632    21,664   18,431   14,261   19,051
                                  -------  --------  -------  -------  -------
    Operating income (loss)......     588    (8,653)     150   (2,265)  (3,893)
  Interest and finance costs.....     177     3,168    5,903    1,737    2,041
                                  -------  --------  -------  -------  -------
    Income (loss) before income
     taxes.......................     411   (11,821)  (5,753)  (4,002)  (5,934)
Provision (benefit) for Income
 Taxes...........................     (26)       61       55       94      --
                                  -------  --------  -------  -------  -------
    Net income (loss)............ $   385  $(11,882) $(5,808) $(4,096) $(5,934)
                                  =======  ========  =======  =======  =======


   The accompanying notes are an integral part of these financial statements.

                     GEOTRAIN CORPORATION AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
                                  (DEFICIENCY)
               (in thousands of U.S. dollars, except share data)
       (information for the period ended September 30, 1999 is unaudited)

                                                        Redeemable                                       Accumulated    Retained
                                                      Preferred Stock      Common stock      Additional     Other       Earnings
                                                    ------------------- -------------------   Paid-in   Comprehensive (Accumulated
                                                    Outstanding Amount  Outstanding Amount    Capital   Income (Loss)   Deficit)
                                                    ----------- ------- ----------- -------  ---------- ------------- ------------
Balance,
 December 31,
 1995...........                                           --   $   --         --   $   --    $ 3,103       $  19       $    --
Common stock
 issued for
 cash, net of
 approximately
 $400 in
 offering
 costs..........                                           --       --   1,880,488    5,120       --          --             --
Common stock
 issued to MDA
 in exchange for
 the net assets
 of PSC at
 historical
 cost...........                                           --       --   2,906,484    3,440    (3,440)        --             --
Translation
 adjustment.....                                           --       --         --       --        --         (354)           --
Stock
 compensation
 expense........                                           --       --      30,306      122       --          --             --
Net income......                                           --       --         --       --        337         --              48
Comprehensive income..                                     --       --         --       --        --          --             --
                                                     ---------  -------  ---------  -------   -------       -----       --------
Balance,
 December 31,
 1996...........                                           --       --   4,817,278    8,682       --         (335)            48
Recapitalization
 to create
 redeemable
 preferred stock..                                   4,817,278    8,660        --    (8,660)      --          --             --
Issuance of
 common and
 preferred stock
 for cash.......                                       182,330      522    182,330       48       --          --             --
Issuance of
 common and
 preferred stock
 for debt.......                                       319,240      915    388,261      276     2,183         --             --
Stock
 compensation
 expense........                                           --       --         --        70       --          --             --
Translation
 adjustment.....                                           --       --         --       --        --          (67)           --
Net loss........                                           --       --         --       --        --          --         (11,882)
Comprehensive
 loss...........                                           --       --         --       --        --          --             --
                                                     ---------  -------  ---------  -------   -------       -----       --------
Balance,
 December 31,
 1997...........                                     5,318,848   10,097  5,387,869      416     2,183        (402)       (11,834)
Issuance of
 common and
 preferred stock
 in conjunction
 with issuance
 of debt........                                       334,968      855    410,858      266     2,048         --             --
Stock
 compensation
 expense........                                           --       --         --       (63)      --          --
Translation
 adjustment.....                                           --       --         --       --        --          324            --
Net loss........                                           --       --         --       --        --          --          (5,808)
Comprehensive
 loss...........                                           --       --         --       --        --          --             --
                                                     ---------  -------  ---------  -------   -------       -----       --------
Balance,
 December 31,
 1998...........                                     5,653,816   10,952  5,798,727      619     4,231         (78)       (17,642)
Issuance of
 common stock
 for cash.......                                           --       --       6,249        4       --          --             --
Translation
 adjustment.....                                           --       --         --       --        --         (365)           --
Net loss........                                           --       --         --       --        --          --          (5,934)
Comprehensive
 loss...........                                           --       --         --       --        --          --             --
                                                     ---------  -------  ---------  -------   -------       -----       --------
Balance,
 September 30,
 1999 (unaudited)..                                  5,653,816  $10,952  5,804,976  $   623   $ 4,231       $(443)      $(23,576)
--------------------------------------------------
                                                     =========  =======  =========  =======   =======       =====       ========
                                                        Total
                                                    Stockholders'     Total
                                                       Equity     Conmprehensive
                                                    (Deficiency)  Income (Loss)
                                                    ------------- --------------
Balance,
 December 31,
 1995...........                                      $  3,122
Common stock
 issued for
 cash, net of
 approximately
 $400 in
 offering
 costs..........                                         5,120
Common stock
 issued to MDA
 in exchange for
 the net assets
 of PSC at
 historical
 cost...........                                           --            --
Translation
 adjustment.....                                          (354)         (354)
Stock
 compensation
 expense........                                           122
Net income......                                           385           385
                                                                  --------------
Comprehensive income..                                     --             31
                                                    ------------- --------------
Balance,
 December 31,
 1996...........                                         8,395
Recapitalization
 to create
 redeemable
 preferred stock..                                      (8,660)
Issuance of
 common and
 preferred stock
 for cash.......                                            48
Issuance of
 common and
 preferred stock
 for debt.......                                         2,459
Stock
 compensation
 expense........                                            70
Translation
 adjustment.....                                           (67)          (67)
Net loss........                                       (11,882)      (11,882)
                                                                  --------------
Comprehensive
 loss...........                                           --        (11,949)
                                                    ------------- --------------
Balance,
 December 31,
 1997...........                                        (9,637)
Issuance of
 common and
 preferred stock
 in conjunction
 with issuance
 of debt........                                         2,314           --
Stock
 compensation
 expense........                                           (63)          --
Translation
 adjustment.....                                           324           324
Net loss........                                        (5,808)       (5,808)
                                                                  --------------
Comprehensive
 loss...........                                           --         (5,484)
                                                    ------------- --------------
Balance,
 December 31,
 1998...........                                       (12,870)
Issuance of
 common stock
 for cash.......                                             4           --
Translation
 adjustment.....                                          (365)         (365)
Net loss........                                        (5,934)       (5,934)
                                                                  --------------
Comprehensive
 loss...........                                           --         (6,299)
                                                    ------------- --------------
Balance,
 September 30,
 1999 (unaudited)..                                   $(19,165)
--------------------------------------------------
                                                    ============= ==============

   The accompanying notes are an integral part of these financial statements.

                     GEOTRAIN CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (in thousands of U.S. dollars)

                                                                Nine months
                                                              ended September
                                  Year ended December 31,           30,
                                  --------------------------  ----------------
                                   1996      1997     1998     1998     1999
                                  -------  --------  -------  -------  -------
                                                                (unaudited)
Cash Flows from Operating
 Activities:
 Net income (loss)............... $   385  $(11,882) $(5,808) $(4,096) $(5,934)
 Adjustments to reconcile net
  income (loss) to net cash
  provided by (used in) operating
  activities--
  Depreciation and amortization..   1,017     4,202    7,334    5,506    4,829
  Impairment loss................     --      3,976      --       --       --
  Non cash compensation
   expenses......................      22        92      (63)     (47)      23
  Changes in net assets and
   liabilities, net of effects
   from acquisitions--
   Accounts receivable...........  (1,656)    2,659     (895)    (419)    (685)
   Inventory.....................     --       (325)    (432)    (372)     480
   Prepaid expenses and
    deposits.....................    (136)     (159)    (814)    (755)    (754)
   Other current assets..........     (15)     (110)    (171)     --       (13)
   Accounts payable .............     473     1,698     (346)    (649)   2,009
   Accrued salaries and
    benefits.....................     354      (484)    (148)    (223)     711
   Taxes payable.................      26       230     (192)    (192)    (171)
   Deferred revenue..............     229      (121)     969      660      589
                                  -------  --------  -------  -------  -------
    Net cash provided by (used
     in) operating activities....     699      (224)    (566)    (587)   1,084
Cash Flows from Investing
 Activities:
 Purchase of property and
  equipment......................    (943)   (1,666)  (2,324)  (2,149)  (1,656)
 Acquisitions, net of cash
  acquired.......................     --    (19,800)     --       --       --
 Payments to MDA for net assets
  of PSC.........................  (4,292)      --       --       --       --
                                  -------  --------  -------  -------  -------
    Net cash used in investing
     activities..................  (5,235)  (21,466)  (2,324)  (2,149)  (1,656)
Cash Flows from Financing
 Activities:
 Repayment of long-term debt.....    (289)      --      (713)    (312)      (9)
 Repayment of capital lease......     --                (632)    (472)    (378)
 Proceeds from long-term debt....     --     20,830    4,145    2,158    1,930
 Proceeds from issuance of
  preferred and common stock.....   5,120       570      --       --         4
 (Decrease) increase in related
  party payable..................   1,064      (561)     --       --       --
                                  -------  --------  -------  -------  -------
    Net cash provided by
     financing activities........   5,895    20,839    2,800    1,374    1,547
Effects of Exchange Rates on
 Cash............................     294        67     (324)     325     (365)
                                  -------  --------  -------  -------  -------
    Net increase (decrease) in
     cash........................   1,653      (784)    (414)  (1,037)     610
Cash, beginning of year..........     168     1,821    1,037    1,037      623
                                  -------  --------  -------  -------  -------
Cash, end of year................ $ 1,821  $  1,037  $   623  $   --   $ 1,233
                                  =======  ========  =======  =======  =======
Supplementary Cash Flow
 Information:
 Cash paid for taxes............. $   --   $    194  $   134  $   --   $   --
                                  =======  ========  =======  =======  =======
 Cash paid for interest.......... $   --   $  1,202  $ 1,644  $   968  $ 1,410
                                  =======  ========  =======  =======  =======
 Noncash activities--
  Property and equipment
   acquisitions through capital
   leases........................ $   --   $    799  $   736  $   445  $    78
                                  =======  ========  =======  =======  =======
  Recapitalization of
   stockholders' equity issuing
   preferred stock............... $   --   $  8,660  $   --   $   --   $   --
                                  =======  ========  =======  =======  =======
  Issuance of common stock for
   assets of predecessor
   company....................... $ 3,440  $    --   $   --   $   --   $   --
                                  =======  ========  =======  =======  =======
  Issuance of common and
   preferred stock for debt...... $   --   $  3,374  $ 3,169  $ 3,169  $   --
                                  =======  ========  =======  =======  =======

   The accompanying notes are an integral part of these financial statements.

                              GEOTRAIN CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (Information with respect to September 30, 1998 and 1999 and the periods then ended is unaudited)
        (in thousands of U.S. dollars, except share and per share data)

(1) BACKGROUND OF THE COMPANY AND BASIS OF PRESENTATION

   GeoTrain Corporation (the Company) was incorporated in Ontario, Canada on October 4, 1996. The Company was formed with the business and related assets and liabilities of the PSC Division (PSC Division) of Macdonald Dettwiler and Associates (MDA). For financial reporting purposes, the PSC Division is considered the predecessor organization of GeoTrain and accordingly, the PSC Division's activities from December 31, 1995 to October 3, 1996 are reflected in the accompanying financial statements. The Company offers training classes on Internetworking computer hardware and software to corporate and public customers and provides consulting services on Internetworking technology. The majority of the Company's revenue is derived from its operations in North America with its remaining revenues generated from its wholly-owned subsidiaries in Australia and the United Kingdom.

   In October 1999, all of the outstanding stock of the Company was acquired by Global Knowledge, Inc. for approximately $51,139 in cash.

(2) SIGNIFICANT ACCOUNTING POLICIES

   These financial statements are the representation of management and have been prepared in accordance with generally accepted accounting principles in the United States. Significant accounting policies followed by the Company are summarized below:

 (a) Going Concern

   The consolidated financial statements of the Company have been prepared on the basis of accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company had incurred net losses of $11,882 and $5,808 for the years ended December 31, 1997 and 1998, respectively, and had a working capital deficiency of $22,717 and a net capital deficiency of $1,918 as at December 31, 1998. In addition, the Company was in breach of its working capital covenant related to its bank debt and subordinated debt. The Company is obligated to repay during 1999 long-term debt amounting to $22,487. The ability of the Company to continue as a going concern depends on its ability to refinance the current portion of its long-term debt and improve operating results.

   The shareholders of the Company determined that the most effective way to finance the growth and acquisitions made by the Company was through the assumption of subordinated debt of $20,858 (1998 - $19,229). The subordinated debt is held entirely by shareholders and by a merchant bank lender. The merchant bank has an option on approximately 10% of the issued and outstanding shares as at December 31, 1998 and thus has a significant interest in the equity of the Company.

   Management intends to work with the shareholders and the merchant bank to restructure the outstanding obligations. In addition, the Company has taken the appropriate steps to continue to improve operating performance. Management believes that the restructuring of the outstanding obligations combined with improved operating performance will be sufficient to support the Company's liquidity requirement.

   The Company has experienced improved financial results since 1997 with growth in revenues, improving gross profit, declining general and administrative expense and declining losses. The working capital deficiency in 1998 improved over 1997, excluding the impact of the current portion of long-term debt. The Company's net loss and resulting capital deficiency have been impacted by non cash amounts including depreciation and amortization of capital assets, goodwill and deferred financing charges totaling $4,202 and $7,334 for the years ended December 31, 1997 and 1998, respectively.

                              GEOTRAIN CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information with respect to September 30, 1998 and 1999 and the periods then ended is unaudited)
        (in thousands of U.S. dollars, except share and per share data)

   In the absence of continuing support from the current debenture holders or other parties, there can be no assurance that the Company will be able to raise capital necessary to meet its obligations as they come due.

   These financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern.

 (b) Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries located in the United States, Australia and the United Kingdom. All significant intercompany accounts and transactions have been eliminated in consolidation.

 (c) Unaudited Interim Information

   The financial information as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of such period. The interim results are not necessarily indicative of results to be expected for the year ended December 31, 1999.

 (d) Inventory

   Inventory consists of materials used in training courses and is valued at the lower of cost or replacement value.

 (e) Property and Equipment

   Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Equipment held under capital leases and leasehold improvements are amortized using the straight-line method over the lesser of the lease period or estimated useful life of the asset. Depreciation is calculated over the following periods:

     Asset                     Period
     -----                     ------
     Lab equipment............ 2-3 years
     Computer hardware........ 40 months
     Computer systems......... 2 years
     Computer software........ 1 year
     Office furniture and
      equipment............... 5 years
     Leasehold improvements... Lesser of lease period or estimated useful life

 (f) Goodwill and Intangible Assets

   The Company has allocated to intangible assets and goodwill the excess of the purchase price over net assets of companies acquired in purchase transactions. Other intangible assets, which consist of workforce, customer lists and tradenames, are recorded at cost and amortized on the straight-line basis over 2 to 10 years. Goodwill is recorded at cost and is amortized on the straight-line basis over 15 to 20 years (see Note 3). Goodwill is written down to fair value when declines in value are considered to be permanent based upon expected undiscounted cash flows before interest and taxes.

                              GEOTRAIN CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information with respect to September 30, 1998 and 1999 and the periods then ended is unaudited)
        (in thousands of U.S. dollars, except share and per share data)

 (g) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

   The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to dispose.

 (h) Revenue Recognition

   Training revenue is recognized when the related course has been completed. Course fees that are prepaid by customers are recorded as deferred revenue. Consulting revenue is recognized as services are provided.

 (i) Deferred Financing Costs

   The cost of obtaining financing is deferred and amortized on the straight-line basis over the term of the financing. The amortization of these charges is included in interest and finance costs.

 (j) Income Taxes

   The Company accounts for income taxes by the asset and liability method under SFAS No. 109, Accounting For Income Taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

 (k) Foreign Currency Translation

   The functional currency of the Company's foreign operations is the local currency. The reporting currency for the Company is the U.S. dollar. All monetary and nonmonetary assets and liabilities are translated at the current rate at the end of the period; revenues and expenses are translated at average exchange rates in effect during the period. Gains or losses arising from the translation of the foreign operations' financial statements are included in the accompanying consolidated balance sheets as part of accumulated other comprehensive income (loss).

 (l) Stock Option Plan

   The Company has a stock-based compensation plan, which is described in Note 6 and 7. The Company accounts for the fair value of its grants under the plan in accordance with SFAS No. 123, Accounting for Stock-Based Compensation.

                              GEOTRAIN CORPORATION

 (Information with respect to September 30, 1998 and 1999 and the periods then ended is unaudited)
        (in thousands of U.S. dollars, except share and per share data)

 (m) Comprehensive Income

   The Company adopted the provisions of SFAS No. 130, Reporting Comprehensive Income. This statement establishes rules for the reporting of comprehensive income and foreign currency translation adjustments and is presented in the consolidated statements of redeemable preferred stock and stockholders' equity (deficiency). The adoption of this statement had no impact on total shareholders' equity (deficiency). Prior-year financial statements have been reclassified to conform to this statement. Accumulated other comprehensive income (loss) on the consolidated balance sheet consists of cumulative foreign currency translation adjustments.

 (n) Use of Estimates

   The preparation of consolidated financial statements in conformity with generally accepted accounting principles generally accepted requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (o) Concentration of Business Risk

   The majority of the Company's operations are derived from its training classes offered on one particular supplier of internetworking hardware and software (the training partner). Revenues from this training partner comprised approximately 49%, 15%, and 5% of total revenues in 1996, 1997 and 1998, respectively. The Company maintains an annual nonexclusive agreement as its training partner for this supplier in the United States, Canada, United Kingdom and Australia. The Company's current agreement with this training partner expires July 31, 2000. Management is of the opinion that the agreement will be renewed.

 (p) Fair Value of Financial Instruments

   The Company's financial instruments include cash, accounts receivable, accounts payable, capital lease obligations and long-term debt and are carried at cost or carrying value. These amounts were not materially different from their fair values. The Company uses a discounted cash flow methodology to calculate the fair value of the capital lease obligations and long-term debt.

 (q) New Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. As issued, SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999, with earlier application encouraged. In May 1999, the FASB delayed the effective date of SFAS No. 133 for one year, to fiscal years beginning after June 15, 2000. The Company does not currently nor does it intend in the future to issue derivative instruments and therefore does not expect that the adoption of SFAS No. 133 will have any impact on its financial position or results of operations.

                              GEOTRAIN CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information with respect to September 30, 1998 and 1999 and the periods then ended is unaudited)
        (in thousands of U.S. dollars, except share and per share data)

(3) BUSINESS ACQUISITIONS

   Effective April 11, 1997 and September 30, 1997, the Company acquired the assets and liabilities of Protocol in the United States and ASK in Australia, respectively. These acquisitions have been accounted for under the purchase method of accounting. The results of operations from these companies have been included in the Company's consolidated financial statements from the effective dates of acquisition.

   The purchases of Protocol and ASK were completed through cash payments of approximately $16,000 and $1,930, respectively. The acquisition of ASK also included the issuance of a $670 note payable. Acquisition costs totaled $1,200. The excess of the purchase price of $18,177 over the fair value of the net assets of Protocol and ASK, respectively, has been allocated to goodwill and intangible assets.

   The components of goodwill and intangibles are as follows:

                                                  December 31,
                                                 ----------------  September 30,
                                                  1997     1998        1999
                                                 -------  -------  -------------
   Work-force in place.......................... $ 1,394  $ 1,394     $ 1,394
   Customer list................................     750      750         750
   Tradename and licenses.......................  13,374   13,374      13,374
   Goodwill.....................................   6,422    6,422       6,422
                                                 -------  -------     -------
   Total intangible assets and goodwill.........  21,940   21,940      21,940
   Less impairment loss.........................  (3,976)  (3,976)     (3,976)
   Less accumulated amortization................  (1,295)  (4,370)     (4,675)
                                                 -------  -------     -------
                                                 $16,669  $13,594     $13,289
                                                 =======  =======     =======

   The Company recorded a noncash impairment loss of approximately $3,976 in the fourth quarter of 1997 to reflect the write-down of the unamortized tradename asset resulting from the purchase of Protocol. The impairment loss stems from the Company's training partner requirement that only one tradename be used, resulting in the Company's decision to abandon the Protocol tradename. As a result, the Company did not expect to recover the value of the tradename.

   Had the acquisition of Protocol been consummated on January 1, 1997, the unaudited pro forma revenue and net loss for the Company for the year ended December 31, 1997 would have been $39,242 and ($11,977), respectively. The results of ASK were not material to the Company.

                              GEOTRAIN CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information with respect to September 30, 1998 and 1999 and the periods then ended is unaudited)
        (in thousands of U.S. dollars, except share and per share data)

(4) PROPERTY AND EQUIPMENT

   Property and equipment at December 31, 1997 and 1998 and September 30, 1999 consisted of the following:

                                                     December 31,
                                                    -------------- September 30,
                                                     1997   1998       1999
                                                    ------ ------- -------------
   Land............................................ $  --  $    80    $   129
   Lab equipment...................................  3,610   6,524      5,646
   Computer hardware...............................  1,075   1,248      1,494
   Computer systems and software...................    472     650        874
   Office furniture and equipment..................  2,165   1,056      2,878
   Leasehold improvements..........................    452   1,001      1,270
                                                    ------ -------    -------
                                                     7,774  10,559     12,291
   Accumulated depreciation........................  3,640   4,884      6,727
                                                    ------ -------    -------
     Net book value................................ $4,134 $ 5,675    $ 5,564
                                                    ====== =======    =======

   Depreciation expense was $502, $2,907 and $1,836 for the years ended December 31, 1996, 1997 and 1998, respectively, and $1,329 and $1,842 for the nine month periods ended September 30, 1998 and 1999, respectively.

(5) LONG-TERM DEBT

   Long-term debt at December 31, 1997, 1998 and at September 30, 1999 consisted of the following:

                                                   December 31,
                                                  --------------- September 30,
                                                   1997    1998       1999
                                                  ------- ------- -------------
   Line of credit (see description below).......  $   --  $ 1,305    $ 1,760
   Bank demand loan, interest at bank prime plus
    1.0%, payable in monthly principal amounts
    of $5 plus interest, due February 2000,
    secured by a general security agreement.....      153      86         65
   Bank demand loan, interest at bank prime plus
    1.0%, payable in monthly principal amounts
    of $10 plus interest, due May 2000, secured
    by a general security agreement.............      276     144         46
   Bank demand loan, interest at bank prime plus
    1.0%, payable in monthly principal amounts
    of $15 plus interest, due October 2000,
    secured by a general security agreement.....      502     297        182
   Note payable (see description below).........      670     230        --
   Subordinated debt (see Note 6)...............   19,229  20,858     23,645
                                                  ------- -------    -------
                                                   20,830  22,920     25,698
   Less--Current portion of long-term debt......      354  22,487     25,698
                                                  ------- -------    -------
     Long-term debt.............................  $20,476 $   433    $   --
                                                  ======= =======    =======

                              GEOTRAIN CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information with respect to September 30, 1998 and 1999 and the periods then ended is unaudited)
        (in thousands of U.S. dollars, except share and per share data)

 Line of Credit

   At December 31, 1998 and September 30, 1999, the Company had a line of credit facility with a Canadian chartered bank. The terms of this line of credit provide for revolving borrowings of up to $3,500 Canadian dollars ($2,287 and $2,380 in U.S. dollars as of December 31, 1998 and September 30, 1999, respectively) for operating and working capital requirements. Borrowings under this line of credit pay interest at a variable rate based on the bank prime rate plus 0.5%. The amount available for borrowing at any time under this facility is based on a margin formula related to accounts receivable and other bank covenants.

   The note payable was issued in connection with the acquisition of ASK during 1997 (see Note 3). The amount is due on January 1, 2000 with the amount becoming immediately due in the quarter following an initial public offering. The amount payable is not interest-bearing unless the Company is in default of repayment, in which case interest will accrue at 10%, compounded daily.

   The aggregate maturities of long-term debt are as follows:

        Year ended December 31,
           1999......................................................... $22,487
           2000.........................................................     433
                                                                         -------
                                                                         $22,920
                                                                         =======

 Letter of Credit

   As of December 31, 1998 and September 30, 1999, there were outstanding letters of credit totaling approximately $500 and $610, respectively. The letters of credit were with a Canadian chartered bank and reflects fair value.

(6) SUBORDINATED DEBT

   The Company financed the acquisition of Protocol Interface by entering into subordinated debt lending agreements on April 11, 1997 with a syndicate comprised of an institutional lender that holds $10,745 of the debt and certain of the Company's shareholders that hold $4,255 of the debt. The subordinated debt has an aggregate principal amount of $15,000, bears interest at a fixed annual rate of 10.88% and, together with the Make-Whole Premium defined below, is repayable on the earlier of an initial public offering of the Company's stock, a change in control of the Company, or October 11, 1999.

   The subordinated debt is secured by a lien on all assets of the Company. It includes covenants related to the maintenance of certain financial ratios and restricts the Company's ability to incur additional debt, encumber its property, make capital expenditures, make certain investments, incur certain contingent obligations or declare or pay dividends or other distributions.

   In the event that the subordinated debt is discharged prior to October 31, 1999, the Company must pay penalty interest (the Make-Whole Premium). The Make-Whole Premium is calculated as the difference between: (i) the sum of the present values of the principal amount being prepaid and each amount of interest that would have been payable on such principal amount being prepaid and (ii) the amount being prepaid. The present value is computed at a discount rate equal to the lesser of 10.88% or the most recent yield to maturity on actively traded Government of Canada Securities having a maturity comparable to the period between the prepayment date and loan maturity date. As of December 31, 1998, the Make-Whole Premium was $620.

                              GEOTRAIN CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information with respect to September 30, 1998 and 1999 and the periods then ended is unaudited)
        (in thousands of U.S. dollars, except share and per share data)

   As consideration for the issuance of the $15,000 subordinated debt, holders are entitled to receive from existing shareholders of the Company 15% of all issued and outstanding voting and nonvoting shares of the Company on a fully diluted basis and have an option to acquire for nominal consideration, at December 31, 1998, 145,165 common shares from treasury, increasing to 215,611 common shares if the debenture is not paid until October 1999. The benefit to the Company of this contribution of equity by existing shareholders, valued at $2,871, has been recorded as a deferred financing cost and is being amortized until October 11, 1999. In addition, the Company paid a $922 financing fee to the subordinated debt holders and this amount has been recorded as a deferred financing cost and is being amortized until October 11, 1999.

   On October 21, 1997, the Company issued subordinated debt to certain shareholders of the Company for consideration equal to $4,339 to finance the acquisition of ASK. The subordinated debt bears interest at 12%, with interest and principal due the earlier of (i) October 21, 1999, (ii) the sale of substantially all of the assets or shares of the Company, (iii) a business combination of the Company with another entity, or (iv) the redemption or issuance by the Company of shares, except in connection with a reorganization prior to an initial public offering.

   As consideration for the issuance of the $4,339 of debentures, the debenture holders received 388,261 common shares and 319,240 redeemable preferred shares in 1997, and 106,432 common shares and 86,127 redeemable preferred shares in 1998. The debenture holders will receive 346,897 common shares and 276,392 redeemable preferred shares if the debt is not repaid until October 21, 1999. The shares issued and to be issued have been recorded as deferred debt issue costs, valued at $2,133, and are being amortized until October 1999.

   On June 30, 1998, the Company issued subordinated debt to certain shareholders of the Company for consideration equal to $2,593. The subordinated debenture bears interest at 12%, with interest and principal due the earlier of
(i) October 11, 1999, (ii) the sale of substantially all of the assets or shares of the Company, (iii) a business combination of the Company with another entity, or (iv) the redemption or issuance by the Company of shares, except in connection with a reorganization prior to an initial public offering.

   As consideration for the issuance of the $2,593 debentures, the debenture holders received 304,426 common shares and 248,841 redeemable preferred shares will receive 90,582 common shares and 71,152 redeemable preferred shares if the debt is not repaid until October 11, 1999. The shares issued and to be issued have been recorded as deferred debt issue costs, valued at $1,073, and are being amortized until October 31, 1999.

   Cost and accumulated amortization of deferred financing costs as of December 31, 1998 and September 30, 1999 are as follows:


                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
      Financing fee..................................   $   922       $   922
      Deferred debt issue costs......................     6,077         6,077
                                                        -------       -------
      Total deferred financing costs.................     6,999         6,999
      Less accumulated amortization..................    (4,629)       (6,988)
                                                        -------       -------
      Net book value.................................   $ 2,370       $    16
                                                        =======       =======

   The unamortized deferred financing costs as of September 30, 1999 are included in other current assets in the accompanying consolidated balance sheets.

                              GEOTRAIN CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information with respect to September 30, 1998 and 1999 and the periods then ended is unaudited)
        (in thousands of U.S. dollars, except share and per share data)

(7) REDEEMABLE PREFERRED STOCK

   The Class A preferred voting stock is convertible by the holder into Class B preferred nonvoting stock on a one-to-one basis. The Class A preferred voting stock entitles the holder to receive, if and when declared by the Board of Directors, noncumulative dividends at a rate of 3% per annum on the redemption price per share. The stock is redeemable at $2.76 per share or convertible into such common nonvoting stock as would be required to satisfy the redemption amount upon occurrence of the Triggering Event, which is defined as the earlier of a change in control, the sale of the assets of the Company, or an initial public offering.

   The Class B preferred nonvoting stock is convertible by the holder into Class A preferred voting stock on a one-to-one basis. The Class B preferred nonvoting stock entitled the holder to receive, if and when declared by the Board of Directors, noncumulative dividends at a rate of 3% per annum on the redemption price per share. The stock is redeemable at $2.76 per share or convertible into such common nonvoting stock as would be required to satisfy the redemption amount upon occurrence of the Triggering Event, as defined above.

   The Class A preferred voting stock and the Class B preferred nonvoting stock contain a liquidation preference whereby the holders of these stocks are entitled to receive from the assets of the Company, in equal proportion, a sum equivalent to their aggregate redemption amount.

   The 4,727,549 Class A preferred voting shares and the 926,267 Class B preferred nonvoting shares, totaling 5,653,816 shares, have been grouped together as redeemable preferred stock.

   On April 11, 1997, all of the 3,891,011 issued and outstanding common shares were exchanged for an equal number of Class A preferred voting shares and an equal number of common nonvoting shares. All of the 926,267 issued and outstanding shares of the Class A preferred nonvoting stock were exchanged for an equal number of Class B preferred nonvoting shares and an equal number of common nonvoting shares.

(8) 1996 EMPLOYEE INCENTIVE STOCK OPTION PLAN

   On October 31, 1996, the Company established an Employee Incentive Share Option Plan (the 1996 Plan) for Directors and other employees of the Company and its subsidiaries.

   The 1996 Plan provides that the Board of Directors of the Company may grant options to purchase common shares on such terms as the Board may determine, within the limitations of the 1996 Plan. The aggregate number of common shares reserved for issuance under the Plan will not exceed 956,442 common shares. The exercise price for options issued under the Plan is the fair market value of the common shares on the date on which the option is granted. An option will be exercisable for a maximum period of three years from the date of vesting, subject to earlier termination if the employee ceases to be an employee.

   All of the options granted under the 1996 Plan, except for the options granted to Directors, which vest as described below, vest as to 30% of the optioned shares upon the closing of an initial public offering of the Company's shares (an Offering), and subsequently vest as to the remaining 70% in equal portions on each of the first, second and third anniversary dates of the Offering. After the third anniversary of the vesting date, all entitlement to the vested but unexercised options granted on that date terminates. All employee options will terminate if the Company does not complete an initial public offering by November 30, 1998.

   As the Company did not complete an initial public offering on November 30, 1998, all options were terminated on that date.

                              GEOTRAIN CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information with respect to September 30, 1998 and 1999 and the periods then ended is unaudited)
        (in thousands of U.S. dollars, except share and per share data)

   The following table summarizes the activity for the Plan:

                                                                Weighted Average
                                                                 Exercise Price
                                                       Shares      per Share
                                                      --------  ----------------
                                                                    (in CDN)
   Outstanding at December 31, 1995..................      --          --
     Granted.........................................  577,442        5.06
     Exercised.......................................      --          --
     Forfeited.......................................      --          --
                                                      --------
   Outstanding at December 31, 1996..................  577,442        5.06
     Granted.........................................  460,500        5.06
     Exercised.......................................      --          --
     Forfeited....................................... (222,000)       5.06
                                                      --------
   Outstanding at December 31, 1997..................  815,942        5.06
     Granted.........................................  128,750        5.18
     Exercised.......................................      --          --
     Forfeited/Cancelled............................. (944,692)       5.18
                                                      --------
   Outstanding at December 31, 1998..................      --          --
     Granted.........................................      --          --
     Exercised.......................................      --          --
     Forfeited.......................................      --          --
                                                      --------
   Outstanding at September 30, 1999.................      --          --
                                                      ========

   Compensation costs (recoveries) that have been charged against income for the 1996 Plan are approximately $22, $70 and $(92) for the years ended December 31, 1996, 1997 and 1998, respectively.

(9) 1998 EMPLOYEE INCENTIVE STOCK OPTION PLAN

   On August 7, 1998, the Company established an Employee Incentive Stock Option Plan (the 1998 Plan) for Directors and other employees of the Company and its subsidiaries.

   The 1998 Plan provides that the Board of Directors of the Company may grant options to purchase common shares on such terms as the Board may determine, within the limitations of the 1998 Plan. The aggregate number of common shares reserved for issuance under the Plan will not exceed 956,442 common shares. The exercise price for options issued under the Plan is the fair market value of the common shares on the date on which the option is granted. An option will be exercisable for a maximum period of three years from the date of vesting, subject to earlier termination if the employee ceases to be an employee.

   All of the options granted under the Plan thus far vest in equal portions on each of the first, second and third anniversary dates of the later of October 31, 1996 and the hire date of the employee, director or advisor. After the third anniversary of the vesting date, all entitlement to the vested, but unexercised, options granted on that date terminates.

                              GEOTRAIN CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information with respect to September 30, 1998 and 1999 and the periods then ended is unaudited)
        (in thousands of U.S. dollars, except share and per share data)

   The following table summarizes the activity for the Plan:

                                                                Weighted Average
                                                                 Exercise Price
                                                       Shares      per Share
                                                      --------  ----------------
                                                                    (in CDN)
   Outstanding at December 31, 1997..................      --          --
     Granted.........................................  953,817        1.00
     Exercised.......................................      --          --
     Forfeited....................................... (143,500)       1.00
                                                      --------
   Outstanding at December 31, 1998..................  810,317        1.00
     Granted.........................................  332,000        1.00
     Exercised....................................... (152,344)       1.00
     Forfeited.......................................      --          --
                                                      --------       -----
   Outstanding at September 30, 1999.................  989,973        1.00
                                                      ========       =====

   The exercise price for all outstanding options is 1.00 CDN per share ($0.68 per share in US dollars). The weighted average remaining contractual life for all outstanding options is six and a half years. The fair value of each option was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 1998: dividend yield of 0%, expected volatility of 0%, risk-free interest rate of approximately 7% and expected life of five years. The weighted average fair value of options granted for the year ended December 31, 1998 was $0.06 per share. There are 222,846 options exercisable as of December 31, 1998.

   Compensation costs that have been charged against income for the plan are approximately $29 for the year ended December 31, 1998.

(10) INCOME TAXES

   For the years ended December 31, 1996, 1997 and 1998, income (loss) before provision (benefit) for income taxes consists of the following:

                                                             December 31,
                                                         ----------------------
                                                         1996   1997     1998
                                                         ---- --------  -------
   Domestic............................................. $--  $ (3,406) $(2,434)
   Foreign..............................................  411   (8,415)  (3,319)
                                                         ---- --------  -------
                                                         $411 $(11,821) $(5,753)
                                                         ==== ========  =======

                              GEOTRAIN CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information with respect to September 30, 1998 and 1999 and the periods then ended is unaudited)
        (in thousands of U.S. dollars, except share and per share data)

   The significant components of the provision for income taxes for the years ended December 31, 1996, 1997 and 1998 include the following:

                                                                December 31,
                                                              -----------------
                                                              1996 1997   1998
                                                              ---- -----  -----
   Current--
     Canada..................................................  --  $  71  $ 189
     U.S. Federal............................................   26   251     29
     U.S. State..............................................  --     59      6
                                                              ---- -----  -----
                                                                26   381    224
   Deferred (reduction)--
     Canada..................................................  --    (10)  (169)
     U.S. Federal............................................  --   (251)   --
     U.S. State..............................................  --    (59)   --
                                                              ---- -----  -----
                                                                    (320)  (169)
                                                              ---- -----  -----
       Total income tax expense.............................. $ 26 $  61  $  55
                                                              ==== =====  =====

   Income taxes differ from the amounts computed by applying the Canadian federal and provincial income tax rate of 44.6% at December 31, 1998 to income
(loss) before income taxes for the years ended December 31 as a result of the following:

                                                            December 31,
                                                        ----------------------
                                                        1996   1997     1998
                                                        ----  -------  -------
   Income tax provision (benefit) at canadian
    statutory rates...................................  $ 33  $(5,272) $(2,565)
   U.S. federal tax rate differences..................    (8)     302      229
   U.S. state income taxes, net of U.S. federal income
    tax benefit.......................................     3      --         6
   Permanent differences..............................   --        46      931
   Unutilized losses..................................   --     4,924    1,434
   Canadian minimum tax...............................    (2)      61       20
                                                        ----  -------  -------
       Total..........................................  $ 26  $    61  $    55
                                                        ====  =======  =======

                              GEOTRAIN CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information with respect to September 30, 1998 and 1999 and the periods then ended is unaudited)
        (in thousands of U.S. dollars, except share and per share data)

   The tax effects of temporary differences that give rise to significant components of the deferred tax assets and liabilities include the following at December 31, 1997 and 1998:

                                                               December 31,
                                                              ----------------
                                                               1997     1998
                                                              -------  -------
   Deferred tax assets--
     Deferred rent........................................... $    70  $    60
     Accrued expenses........................................     391      241
     Allowance for doubtful accounts.........................     112       47
     Tax basis of goodwill in excess of book.................   2,560      835
     Net operating loss carryforwards........................   2,716    2,061
     Tax basis of property and equipment in excess of book...      64       43
     Intercompany royalty....................................   1,091    1,687
     Minimum taxes...........................................     --        20
                                                              -------  -------
       Gross deferred tax assets.............................   7,004    4,994
   Valuation allowance.......................................  (6,644)  (4,006)
                                                              -------  -------
     Deferred tax asset after valuation allowance............     360      988
   Deferred tax liabilities--
     Short-term contracts....................................     --      (819)
     State taxes.............................................     (40)     --
                                                              -------  -------
                                                                  (40)    (819)
                                                              -------  -------
       Net deferred tax asset................................ $   320  $   169
                                                              =======  =======

   The Company believes that its future taxable income will be sufficient for full realization of the remaining deferred tax assets.

   At December 31, 1997 and 1998 the Company has income tax losses of approximately $6,090 and $5,039, respectively, which are available to reduce income taxes payable and which begin to expire in 2001.

(11) LEASE COMMITMENTS

   The Company is obligated under various capital leases for lab equipment that expire at various dates through 2003. At December 31, 1997 and 1998 and September 30, 1999, the gross amount of equipment and related accumulated amortization recorded under capital leases were as follows:

                                                      December
                                                         31,
                                                     ------------
                                                                   September 30,
                                                     1997   1998       1999
                                                     ----  ------  -------------
   Lab equipment.................................... $723  $1,499     $1,577
   Less accumulated amortization.................... (219)   (622)      (921)
                                                     ----  ------     ------
                                                     $504  $  877     $  656
                                                     ====  ======     ======

                              GEOTRAIN CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information with respect to September 30, 1998 and 1999 and the periods then ended is unaudited)
        (in thousands of U.S. dollars, except share and per share data)

   Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 1998 are as follows:

                                                 Capital Lease Operating Leases
                                                 ------------- ----------------
   Year ending December 31,
     1999......................................     $  706         $ 2,925
     2000......................................        316           2,577
     2001......................................        103           1,970
     2002......................................        --            1,783
     2003......................................        --            1,441
     Thereafter................................        --               61
                                                    ------         -------
                                                     1,125          10,757
   Less amount representing interest...........        161             --
                                                    ------         -------
       Principal due on capital lease
        obligation.............................     $  964         $10,757
                                                    ======         =======
   Principal Due on Capital Lease Obligation is
    as follows--
     1999......................................     $  557
     2000......................................        307
     2001......................................        100
                                                    ------
                                                    $  964
                                                    ======

   Rent expense for non-cancelable operating leases was $1,301, $1,550 and $1,429, for the years ended December 31, 1996, 1997 and 1998.

(12) EMPLOYEE BENEFIT PLAN

   The Company has adopted a defined contribution plan for the benefits of its employees who meet eligibility requirements. The Company makes matching contributions for qualified employees at a ratio of 5% or 6% of annual salary, based on the employees' country of employment.

   The amounts expensed by the Company are as follows:

      Period ended:
        December 31, 1996.................................................. $187
        December 31, 1997..................................................  171
        December 31, 1998..................................................  150

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Professional Training Services, Inc.:

   We have audited the accompanying consolidated balance sheets of Professional Training Services, Inc. (a Pennsylvania corporation) and subsidiaries as of September 30, 1998 and 1999 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Professional Training Services, Inc. and subsidiaries as of September 30, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1999 in conformity with accounting principles generally accepted in the United States.

                                                       /s/ Arthur Andersen LLP

Boston, Massachusetts
July 28, 2000

             PROFESSIONAL TRAINING SERVICES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                (in thousands, except share and per share data)

                                                               September 30,
                                                              ----------------
                                                               1998     1999
                                                              -------  -------
                           ASSETS
Current Assets:
  Cash and cash equivalents.................................. $   850  $   197
  Accounts receivable, net of allowance for doubtful accounts
   of $332 and $340 in 1998 and 1999, respectively...........   5,271    6,528
  Inventories................................................      72      103
  Prepaid expenses...........................................     141      207
  Deferred income taxes......................................     627    1,396
                                                              -------  -------
    Total current assets.....................................   6,961    8,431
                                                              -------  -------
Property, Plant and Equipment, net...........................   1,486    1,772
                                                              -------  -------
Capitalized Software Development Costs, net..................   2,315    1,971
                                                              -------  -------
Other Assets:
  Goodwill, net..............................................     365      219
  Debt issuance costs, net...................................     160      120
  Deposits and other.........................................     324      323
                                                              -------  -------
    Total other assets.......................................     849      662
                                                              -------  -------
                                                              $11,611  $12,836
                                                              =======  =======
       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Line of credit............................................. $ 1,800  $    50
  Current portion of long-term debt..........................      79       75
  Current portion of capital lease obligations...............     374      519
  Accounts payable...........................................   1,168      723
  Accrued expenses...........................................   1,972    2,857
  Deferred revenue...........................................   3,436    3,652
                                                              -------  -------
    Total current liabilities................................   8,829    7,876
                                                              -------  -------
Long-term portion of capital lease obligations...............     487      587
Long-term debt...............................................   2,936    3,117
Deferred Income Taxes........................................     145      152
Commitments (Note 10)
Shareholders' Equity (Deficit):
  Convertible preferred stock, no par value--
   Authorized--2,000,000 shares
   Issued and outstanding 1,673,640 shares (liquidation value
    of $2,460 at September 30, 1999).........................   2,000    2,000
  Common stock, $0.01 par value--
   Authorized--12,000,000 shares
   Issued and outstanding--7,905,751 shares..................      79       79
  Redeemable warrants........................................   1,376    1,376
  Additional paid-in capital.................................   2,104    2,104
  Accumulated deficit........................................  (6,341)  (4,439)
  Accumulated other comprehensive loss.......................      (4)     (16)
                                                              -------  -------
    Total shareholders' equity (deficit).....................    (786)   1,104
                                                              -------  -------
                                                              $11,611  $12,836
                                                              =======  =======

   The accompanying notes are an integral part of these financial statements.

             PROFESSIONAL TRAINING SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands)

                                                        Year ended September
                                                                 30,
                                                        -----------------------
                                                         1997     1998    1999
                                                        -------  ------  ------
Revenues...............................................  15,026  21,233  27,044
                                                        -------  ------  ------
Operating Expenses:
  Cost of revenues.....................................   8,320   9,547   9,316
  Sales and marketing..................................   3,950   5,435   5,663
  General and administrative...........................   2,530   3,508   5,693
  Product development..................................     429   1,193   1,803
  Acquired in-process research and development.........   4,457     --      --
                                                        -------  ------  ------
    Total operating expenses...........................  19,686  19,683  22,475
                                                        -------  ------  ------
    Operating income (loss)............................  (4,660)  1,550   4,569
Interest Expense.......................................     185   1,086   1,129
Interest Income........................................     (10)    (17)    (12)
Other Expenses.........................................     --       72     --
                                                        -------  ------  ------
  Income (loss) before income taxes....................  (4,835)    409   3,452
Provision for Income Taxes.............................    (125)    317   1,550
                                                        -------  ------  ------
  Net income (loss).................................... $(4,710) $   92  $1,902
                                                        =======  ======  ======


   The accompanying notes are an integral part of these financial statements.

             PROFESSIONAL TRAINING SERVICES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                       (in thousands, except share data)

                    Convertible
                  Preferred Stock    Common Stock              Additional              Currency       Total         Other
                  ---------------- ---------------- Redeemable  Paid-in   Accumulated Translation Stockholders' Comprehensive
                   Shares   Amount  Shares   Amount  Warrants   Capital     Deficit   Adjustment     Equity     Income (Loss)
                  --------- ------ --------- ------ ---------- ---------- ----------- ----------- ------------- -------------
Balance,
September 30,
1996............. 1,673,640 $2,000 7,320,000  $73     $  --      $  985     $(1,723)     $--         $ 1,335       $(1,723)
 Issuance of
 common stock in
 connection with
 the acquisition
 of
 Qualifications
 Technologies,
 Inc.............       --     --    585,751    6        --       1,119         --        --           1,125           --
 Issuance of
 warrants in
 connection with
 long-term debt..       --     --        --              967        --          --                       967           --
 Net loss........       --     --             --         --         --       (4,710)      --          (4,710)       (4,710)
                                                                                                                   -------
 Comprehensive
 loss............       --     --        --   --         --         --          --        --             --         (4,710)
                  --------- ------ ---------  ---     ------     ------     -------      ----        -------       -------
Balance,
September 30,
1997............. 1,673,640  2,000 7,905,751   79        967      2,104      (6,433)      --          (1,283)       (6,433)
 Issuance of
 warrants in
 connection with
 long-term debt..       --     --        --   --         409        --          --        --             409           --
 Currency
 translation
 adjustment......       --     --        --   --         --         --          --         (4)            (4)           (4)
 Net income......       --     --        --   --         --         --           92       --              92            92
                                                                                                                   -------
 Comprehensive
 income..........       --     --        --   --         --         --          --        --             --             88
                  --------- ------ ---------  ---     ------     ------     -------      ----        -------       -------
Balance,
September 30,
1998............. 1,673,640  2,000 7,905,751   79      1,376      2,104      (6,341)       (4)          (786)       (6,345)
 Currency
 translation
 adjustment......       --     --        --   --         --         --          --        (12)           (12)          (12)
 Net income......       --     --        --   --         --         --        1,902       --           1,902         1,902
                                                                                                                   -------
 Comprehensive
 income..........       --     --        --   --         --         --          --        --             --          1,890
                  --------- ------ ---------  ---     ------     ------     -------      ----        -------       -------
Balance,
September 30,
1999............. 1,673,640 $2,000 7,905,751  $79     $1,376     $2,104     $(4,439)     $(16)       $ 1,104       $(4,455)
                  ========= ====== =========  ===     ======     ======     =======      ====        =======       =======

   The accompanying notes are an integral part of these financial statements.

             PROFESSIONAL TRAINING SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                      Year ended September
                                                               30,
                                                     -------------------------
                                                      1997     1998     1999
                                                     -------  -------  -------
Cash Flows from Operating Activities:
 Net income (loss).................................. $(4,710) $    92  $ 1,902
 Adjustments to reconcile net income (loss) to net
  cash provided by operating activities--
  Amortization of original issue discount...........     --       231      251
  Depreciation and amortization.....................   1,655    2,099    2,325
  Loss on disposal of property and equipment........     --        72      --
  Acquired in-process research and development......   4,457      --       --
  Deferred income tax benefit.......................    (330)    (152)    (762)
  (Increase) decrease in--
   Accounts receivable..............................      26   (1,884)  (1,257)
   Inventories......................................     (34)      55      (31)
   Prepaid expenses.................................    (446)      74      (66)
   Deposits and other...............................     (65)    (100)      (1)
  Increase (decrease) in--
   Accounts payable.................................     (97)     365     (445)
   Accrued expenses.................................     425      592      885
   Deferred revenue.................................     685      739      216
                                                     -------  -------  -------
    Net cash provided by operating activities.......   1,566    2,183    3,017
                                                     -------  -------  -------
Cash Flows from Investing Activities:
 Purchases of property plant and equipment..........     (67)    (187)    (755)
 Capitalized software development costs.............  (1,461)  (1,241)  (1,114)
 Refund from escrow.................................     --       --       119
 Net cash paid for business acquisitions............  (3,714)     --       --
                                                     -------  -------  -------
    Net cash used in investing activities...........  (5,242)  (1,428)  (1,750)
                                                     -------  -------  -------
Cash Flows from Financing Activities:
 Net borrowings (repayments) on line of credit......     600     (300)  (1,750)
 Repayments of long-term debt.......................    (419)    (544)    (170)
 Proceeds of long-term debt, net of issuance costs..   3,825      --       --
                                                     -------  -------  -------
    Net cash provided by (used in) financing
     activities.....................................   4,006     (844)  (1,920)
                                                     -------  -------  -------
Net Increase (Decrease) in Cash and Cash
 Equivalents........................................     330      (89)    (653)
Cash and Cash Equivalents, beginning of year........     609      939      850
                                                     -------  -------  -------
Cash and Cash Equivalents, end of year.............. $   939  $   850  $   197
                                                     =======  =======  =======

   The accompanying notes are an integral part of these financial statements.

             PROFESSIONAL TRAINING SERVICES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (in thousands, except share and per share data)

(1) BACKGROUND

   Professional Training Services, Inc. and subsidiaries (the Company) is a provider of information technology training and development software that focuses on increasing learning retention for users of enterprise wide systems. The Company offers classroom training, course materials and professional services for a complete, integrated and flexible solution to introducing new information technology.

   The Company was founded in 1986 and is headquartered in King of Prussia, Pennsylvania. The Company has training facilities in King of Prussia and New York, sales offices in England and Germany and a software development operation in Hungary.

   In November of 1999, all of the Company's stock was acquired by Global Knowledge, Inc. for approximately $39,000 in cash and $21,479 in preferred stock.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Principles of Consolidation

   The accompanying financial statements include the accounts of Professional Training Services, Inc. and its subsidiaries. All material intercompany balances and transactions have been eliminated.

 (b) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (c) Revenue Recognition

   The Company recognizes revenue on training services when the services are rendered. Software and technology-based product revenues are recognized under the residual method in accordance with SOP 97-2 and 98-9 whereby annual software license fees are recognized ratably over the annual license period, perpetual license fees are recognized upon delivery and support and maintenance fees are recognized ratably over the support period. Amounts received in advance of revenue recognition are recorded as deferred revenue in the accompanying consolidated balance sheets.

 (d) Cash and Cash Equivalents

   Cash and cash equivalents consist of cash and money market mutual funds and are stated at cost, which approximates fair value.

 (e) Inventories

   Inventories consist of training materials and supplies and are valued at the lower of cost or market. Cost is determined using the first-in, first-out method.

             PROFESSIONAL TRAINING SERVICES, INC. AND SUBSIDIARIES

              (in thousands, except and share and per share data)


 (f) Property and Equipment

   Property and equipment are carried at cost. Property and equipment capitalized under capital leases are recorded at the present value of the minimum lease payments due over the lease term. The Company provides depreciation and amortization using principally the straight-line method for financial reporting purposes over the following estimated lives:

   Computer equipment and purchased software..  2 to 5 years
   Office and training equipment..............  10 years
   Leasehold improvements and equipment held
    under capital leases......................  Lesser of lease term or 5 years

 (g) Capitalized Software Development Costs

   The Company capitalizes software development costs in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. The Company capitalizes software development costs subsequent to the establishment of technological feasibility and until the product is available for general release. Costs incurred prior to the establishment of technology feasibility are charged to product development expense. Software development costs are amortized over the expected useful life of the product of two to five years. The Company continually evaluates whether events or circumstances have occurred that indicate that the remaining useful life of the capitalized software development costs should be revised or that the remaining balance of such assets may not be recoverable. As of September 30, 1999, management believes that no revisions to the remaining useful life or write-downs of capitalized software development costs are required.

 (h) Debt Issuance Costs

   Costs incurred to obtain long-term debt have been capitalized and are being amortized on a straight-line basis over the expected term of the loans, which is five years (see Note 7).

 (i) Income Taxes

   The Company follows SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates that are expected to be in effect when the differences reverse.

 (j) Foreign Currency Translation

   The accounts of the international subsidiaries are translated in accordance with SFAS No. 52, Foreign Currency Translation, which requires that assets and liabilities of international operations be translated using the exchange rate in effect at the balance sheet date. The results of operations are translated at average exchange rates during the year. The effects of exchange rate fluctuations in translating assets and liabilities of international operations into U.S. dollars are accumulated and reflected as a cumulative currency translation adjustment in the consolidated statements of shareholders' equity (deficit). Transaction gains or losses are included in net income. There were no material transaction gains or losses for the years presented.

             PROFESSIONAL TRAINING SERVICES, INC. AND SUBSIDIARIES

                (in thousands, except share and per share data)

 (k) Impairment of Long-Lived Assets

   The Company has adopted SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires that long-lived assets and certain identifiable intangibles to be held and used by the Company be reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If changes in circumstances indicate that the carrying amount of an asset that an entity expects to hold and use may not be recoverable, future cash flows expected to result from the use of the asset and its disposition must be estimated. If the undiscounted value of the future cash flows is less than the carrying amount of the asset, an impairment will be recognized. The Company believes that there are no material impairment losses as of September 30, 1999.

 (l) Comprehensive Income (Loss)

   Comprehensive income (loss) is defined as the change in net assets of a business enterprise during a period from transactions generated from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. Other comprehensive income consists of cumulative currency translation adjustment in the accompanying balance sheet.

 (m) Segment Information

   The Company complies with the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The Company identifies its operating segments based on business activities and management responsibility. Management believes that the Company operates in one segment.

 (n) Fair Value of Financial Instruments

   The Company's financial instruments include cash and cash equivalents, accounts receivable, accounts payable, line of credit, capital lease obligations and long-term debt, and are carried at cost or carrying value. These amounts were not materially different from their fair values. The Company uses a discounted cash flows methodology to calculate the fair value of the long-term debt and capital leases.

 (o) New Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. As issued, SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999, with earlier application encouraged. In May 1999, the FASB delayed the effective date of SFAS No. 133 for one year, to fiscal years beginning after June 15, 2000. The Company does not currently nor does it intend in the future to issue derivative instruments and therefore does not expect that the adoption of SFAS No. 133 will have any impact on its financial position or results of operations.

(3) BUSINESS ACQUISITION

   Prior to September 30, 1997, the Company was obligated and paid royalties under a license agreement with Qualifications Technologies, Inc. (QTI) for technology utilized in certain of the Company's software products. For the year ended September 30, 1997, the Company charged to expense $241 under this agreement. On September 30, 1997, the Company acquired all of the outstanding common stock of QTI and the rights to QTI technology for $5,585. The QTI acquisition was accounted for under the purchase method of accounting.

             PROFESSIONAL TRAINING SERVICES, INC. AND SUBSIDIARIES

                (in thousands, except share and per share data)


   The purchase price consisted of $3,590 in cash, 585,751 shares of the Company's common stock recorded at its fair value of $1,125, $696 in prepaid royalty fees previously paid to QTI under the license agreement and $174 in transaction costs. The excess of the purchase price over the estimated fair value of the net assets acquired of $5,540 was allocated to goodwill of $465, acquired software of $618 and acquired in-process research and development of $4,457. Acquired in-process research and development represents the value of QTI development projects underway at the time of the acquisition, for which technological feasibility had not been achieved. Accordingly, the acquired in-process research and development was charged to expense at the time of the acquisition. The goodwill and acquired software are being amortized over their estimated economic lives of ten and four years, respectively. The purchase price also includes an earnout provision which was amended during fiscal 1998. The amended earn-out provides for additional payments of up to $1,410, if certain milestones are achieved. The milestones are based on the development of certain technologies and the revenues from certain products, as defined. Upon the acquisition by Global Knowledge, Inc. in November 1999, the Company paid the earn-out provision of $1,410. The Company also entered into employment agreements with four QTI employees, three of whom were QTI shareholders.

(4) SUPPLEMENTAL CASH FLOWS INFORMATION

   For the years ended September 30, 1997, 1998 and 1999, the Company paid interest of $183, $767 and $885, paid income taxes of $108, $273 and $1,714 and financed equipment purchases with capital leases of $398, $785 and $871 respectively.

(5) PROPERTY AND EQUIPMENT

                                                                September 30,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
   Equipment held under capital leases........................ $ 1,883  $ 1,728
   Computer equipment and purchased software..................     561      917
   Office and training equipment..............................     407      598
   Leasehold improvements.....................................      53       50
                                                               -------  -------
                                                                 2,904    3,293
   Less--Accumulated depreciation and amortization............  (1,418)  (1,521)
                                                               -------  -------
                                                               $ 1,486  $ 1,772
                                                               =======  =======

   Depreciation and amortization expense on property and equipment for the years ended September 30, 1997, 1998 and 1999 was $519, $543 and $642,
respectively.

(6) CAPITALIZED SOFTWARE DEVELOPMENT COSTS

                                                                September 30,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
   Capitalized software development costs..................... $ 3,029  $ 2,779
   Acquired software..........................................     618      618
   Less--Accumulated amortization.............................  (1,332)  (1,426)
                                                               -------  -------
                                                               $ 2,315  $ 1,971
                                                               =======  =======

   For the years ended September 30, 1997, 1998 and 1999, the Company capitalized $1,461, $1,241 and $1,114 of software development costs and recorded $1,136, $1,474 and $1,458 of amortization expense, respectively. On September 30, 1997, the Company capitalized software valued at $618 acquired from QTI (see Note 3).

             PROFESSIONAL TRAINING SERVICES, INC. AND SUBSIDIARIES

                (in thousands, except share and per share data)


(7) DEBT

                                                              September 30,
                                                              --------------
                                                               1998    1999
                                                              ------  ------
   Term loan with finance companies, net of unamortized
    original issue discount of $1,145 and $894............... $2,855  $3,106
   Line of credit............................................  1,800      50
   Notes payable to bank.....................................    161      86
   Current portion of capital lease obligations..............    861   1,106
                                                              ------  ------
                                                               5,677   4,348
   Less--Current portion..................................... (2,253)   (644)
                                                              ------  ------
                                                              $3,424  $3,704
                                                              ======  ======

   In order to finance the acquisition of QTI (see Note 3), the Company borrowed $4,000 under a term loan agreement (the Term Loan) on September 30, 1997. The Term Loan is due September 30, 2002. The Term Loan bears interest at a stated rate of 13.25% per year, which is payable monthly, and is secured by a secondary lien on all assets of the Company and common stock held by certain shareholders.

   In connection with the Term Loan, the Company issued warrants to the lenders to purchase 370,620 shares of common stock at an exercise price of $.01 per share. These warrants are redeemable by the lenders at their estimated fair market value for a 60-day period beginning after the maturity of the Term Loan. If certain portions of the Term Loan are not prepaid by the Company by September 30, 2000, 2001 or 2002, the Company will issue warrants to purchase additional shares of common stock at $.01 per share in the amount of 1.00%, 1.00% and 2.25%, respectively, of the Company's fully diluted common shares outstanding. The estimated aggregate fair value of the warrants issued to the lenders on September 30, 1997 and the additional warrants expected to be issued was $967 and was recorded as original issue discount. During fiscal 1998, management determined the number of warrants to be issued in future periods was greater than originally estimated. Accordingly, the Company recorded additional original issue discount for the estimated fair value of these warrants of $409. The original issue discount will be amortized to interest expense over the estimated life of the Term Loan, which is five years. Interest expense on the term loan was $781 for fiscal 1999, including amortization of the original issue discount of $251.

   In September 1995, the Company issued a $225 note to a bank with interest at 8.75% per year. In November 1995, the Company issued a second note in the amount of $148 to the same bank with interest at 8.375% per year. The remaining principal payments are due in monthly installments of $4 and $2, respectively, with the final payment due in October 2000 and December 2000, respectively. Interest expense on these notes for the years ended September 30, 1997, 1998 and 1999 was $23, $17 and $12, respectively.

             PROFESSIONAL TRAINING SERVICES, INC. AND SUBSIDIARIES

                (in thousands, except share and per share data)

   Long-term debt at September 30, 1999 matures as follows:

     Year Ending September 30,
       2000............................................................ $    75
       2001............................................................      11
       2002............................................................   4,000
                                                                        -------
                                                                          4,086
       Less--Unamortized discount......................................    (894)
                                                                        -------
                                                                        $ 3,192
                                                                        =======

   The Company has a line of credit agreement with a bank. The Company can borrow up to the lesser of $2,500 or 70% of its eligible accounts receivable less than 91 days old. The line bears interest at the bank's prime rate (8.50% and 8.25% at September 30, 1998 and 1999, respectively) plus 0.50%. The line of credit agreement requires the Company to maintain a minimum amount of annual net income. The agreement was terminated in November 1999 upon the acquisition of the Company by Global Knowledge, Inc.

   The highest outstanding balance on the line during the years ended September 30, 1998 and 1999 was $2,500 and $2,000, respectively, and the weighted average interest rate on outstanding borrowings during fiscal 1998 and 1999 was 8.67% and 8.36%, respectively. As of September 30, 1999, the outstanding balance of the line of credit was $50. The line is secured by substantially all of the assets of the Company. Interest expense on the line for the years ended September 30, 1997, 1998 and 1999 was $118, $195 and $92, respectively.

   The Company has several capital leases for equipment with terms ranging from 2 to 5 years. The implicit interest rates under these leases range from 8.25% to 13.87% per year. Interest expense on the capital leases for the years ended September 30, 1997, 1998 and 1999 was $43, $69 and $73, respectively.

   Future minimum lease payments for assets under capital lease obligations at September 30, 1999 are as follows:

     Year Ending September 30,
       2000............................................................. $  642
       2001.............................................................    380
       2002.............................................................    162
       2003.............................................................    122
       2004.............................................................      6
                                                                         ------
         Total minimum lease payments...................................  1,312
     Less--Amounts representing interest................................   (206)
                                                                         ------
       Present value of net minimum lease payments......................  1,106
     Less--Current portion..............................................   (519)
                                                                         ------
       Long-term portion of capital lease obligations................... $  587
                                                                         ======

             PROFESSIONAL TRAINING SERVICES, INC. AND SUBSIDIARIES

                (in thousands, except share and per share data)

(8) ACCRUED EXPENSES

   Accrued expenses consist of the following:

                                                                 September 30,
                                                               -----------------
                                                                1998   1999
                                                               ------ ------
   Employee compensation and related benefits................. $  678 $  800
   Taxes......................................................    111    950
   Other......................................................    943    836
                                                               ------ ------
                                                               $1,732 $2,586
                                                               ====== ======

(9) INCOME TAXES

   The components of income tax expense are as follows:

                                                              September 30,
                                                            -------------------
                                                            1997   1998   1999
                                                            -----  ----  ------
   Federal--
     Current............................................... $ 141  $363  $1,769
     Deferred..............................................  (264) (129)   (591)
                                                            -----  ----  ------
                                                             (123)  234   1,178
   State--
     Current...............................................    64   106     544
     Deferred..............................................   (50)  (23)   (172)
                                                            -----  ----  ------
                                                               14    83     372
   Valuation reserve.......................................   (16)  --      --
                                                            -----  ----  ------
                                                            $(125) $317  $1,550
                                                            =====  ====  ======

   The tax effect of significant temporary differences is as follows:

                                  September
                                     30,
                                 -------------
                                 1998    1999
                                 -----  ------
   Gross deferred tax assets--
     Book/tax timing
      differences for revenue
      recognition..............  $ 551  $1,190
     Accruals and reserves not
      currently deductible for
      tax......................    153     206
     Other.....................      6     --
                                 -----  ------
                                   710   1,396
   Gross deferred tax
    liabilities--
     Depreciation and
      amortization of property
      and equipment............    (75)    (75)
     Conversion from cash basis
      to accrual basis of
      accounting...............   (153)    (77)
                                 -----  ------
                                  (228)   (152)
                                 -----  ------
       Net deferred income tax
        asset..................  $ 482  $1,244
                                 =====  ======

             PROFESSIONAL TRAINING SERVICES, INC. AND SUBSIDIARIES

                (in thousands, except share and per share data)

   The federal statutory income tax rate is reconciled to the effective tax rate as follows:

                                                              September 30,
                                                             ------------------
                                                             1997    1998  1999
                                                             -----   ----  ----
   Federal statutory rate................................... (34.0)% 34.0% 34.0%
   State income taxes, net of federal benefit...............  (6.1)   6.1   7.2
   Expenses not deductible for tax purposes.................  37.1   19.7   2.8
   Change in valuation reserve..............................   0.4    --    0.9
   Foreign operating losses not benefited...................   --    17.7   --
                                                             -----   ----  ----
                                                              (2.6)% 77.5% 44.9%
                                                             =====   ====  ====

(10) COMMITMENTS

 (a) Operating Leases

   The Company leases office and training facilities and equipment under noncancellable operating leases. Rent expense for the years ended September 30, 1997, 1998 and 1999 was $898, $1,036 and $1,328, respectively. Future minimum rental commitments under these operating leases are as follows:

   September 30,
     2000................................................................ $1,030
     2001................................................................    644
     2002................................................................    599
     2003................................................................    435
     2004................................................................    415
     Thereafter..........................................................    216
                                                                          ------
                                                                          $3,339
                                                                          ======

 (b) Employment Agreements

   The Company has three-year employment agreements with five employees of the former QTI. The minimum annual compensation under these agreements is $435 for fiscal 1999 and 2000, based on currency exchange rates as of September 30, 1999.

 (c) Litigation

   The Company is subject to various legal proceedings that arise in the ordinary course of business. Based on discussion with the Company's legal counsel, management believes that the amount of ultimate liability with respect to these actions will not be material to the financial position or results of operations of the Company.

(11) SERIES A CONVERTIBLE PREFERRED STOCK

   On November 1, 1994, the Company sold 1,673,040 shares of Series A convertible preferred stock (Preferred Stock) for $2,000. The Preferred Stock is convertible at the holder's option, or automatically in the event the Company sells its common stock in an initial public offering. The shares are convertible into one share of common stock for each share of Preferred Stock. Each share of Preferred Stock is entitled to vote and

             PROFESSIONAL TRAINING SERVICES, INC. AND SUBSIDIARIES

                (in thousands, except share and per share data)

participate in dividends declared to common shareholders, if any. The preferred shareholders also have preference in liquidation and certain antidilution rights. The liquidation value of the Preferred Stock is the greater of a fixed amount as defined in the Preferred Stock Purchase Agreement plus all declared but unpaid dividends on the Preferred Stock or the amount that would have been payable had the Preferred Stock been converted into common stock immediately prior to the liquidation.

(12) OPTIONS

   On February 1, 1995, the Company adopted the 1995 Equity Compensation Plan (the Plan). The Compensation Committee of the Board of Directors administers the Plan and awards grants under the Plan at its sole discretion. The Plan reserves up to 1,600,000 shares of common stock for issuance in connection with the exercise and/ or grant of incentive and nonqualified stock options, stock appreciation rights and shares of common stock to employees, officers, directors and consultants.

   Stock option activity for the three years ended September 30, 1999 is as follows:

                                                                       Weighted
                                                                       Average
                                                                        Price
                                                            Price per    Per
                                                 Shares       Share     Share
                                                ---------  ----------- --------
   Outstanding, September 30, 1996.............   349,910  $       .90  $ .90
     Granted...................................   343,800         1.35   1.35
     Terminated................................   (65,200)  0.90--1.35   1.23
                                                ---------  -----------  -----
   Outstanding, September 30, 1997.............   628,510  $0.90--1.35  $1.11
     Granted...................................   390,600         1.92   1.92
     Terminated................................   (91,100)  0.90--1.92   1.13
                                                ---------  -----------  -----
   Outstanding, September 30, 1998.............   928,010  $0.90--1.92  $1.45
     Granted...................................   115,600         2.00   2.00
     Terminated................................   (39,700)  0.90--2.00   1.57
                                                ---------  -----------  -----
   Outstanding, September 30, 1999............. 1,003,910  $0.90--2.00  $1.51
                                                =========  ===========  =====
   Options exercisable, September 30, 1999.....   241,955  $0.90--1.92  $1.24
                                                =========  ===========  =====

   All options have a ten-year life. Options granted in fiscal 1997 vest as follows: 150,000 options vest 17% immediately, 17% after one year and 33% per year thereafter and 193,800 vest 50% after two years and 25% per year thereafter. Options granted in fiscal 1998 vest as follows: 271,000 vest 25% per year and 119,600 vest 50% after two years and 25% per year thereafter. Options granted in fiscal 1999 vest as follows: 115,600 vest 50% after two years and 25% per year thereafter.

   The Company accounts for its plan under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. In 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 established a fair value based method of accounting for stock-based compensation plans. SFAS No. 123 requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for the plan. Had the Company recognized compensation cost for its plan consistent with the provisions of SFAS No. 123, net income (loss) would have been $(4,718), $80 and $1,837 for fiscal 1997, 1998 and 1999, respectively.

             PROFESSIONAL TRAINING SERVICES, INC. AND SUBSIDIARIES

                (in thousands, except share and per share data)

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, with a weighted average risk-free interest rate of 6.6%, 5.9% and 4.5% for fiscal 1997, 1998 and 1999, respectively, no expected dividend yield and an expected life of seven years. The weighted average fair value of each option granted during fiscal 1997, 1998 and 1999 was $0.50, $0.65 and $0.54, respectively.

(13) SHAREHOLDERS' AGREEMENTS

   The Company has agreements with its common and preferred shareholders whereby first the Company and then certain shareholders have the right of first refusal to purchase the shares of any shareholder who wishes to sell shares of the Company's capital stock.

(14) EMPLOYEE BENEFIT PLAN

   The Company has a Section 401(k) retirement savings plan (the Plan). The Plan allows employees to contribute up to 15% of their annual compensation, subject to statutory limitations. The Plan provides for discretionary Company matching and profit-sharing contributions. Company matching contributions to the Plan were approximately $0, $20 and $38 in fiscal 1997, 1998 and 1999, respectively.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the Registrants expenses in connection with the issuance and distribution of the securities being registered. Except for the Securities and Exchange Commission ("SEC") Registration Fee and the National Association of Securities Dealers, Inc. ("NASD") Filing Fee, the amounts listed below are estimates:

      SEC Registration Fee.......................................... $   57,624
      NASD Filing Fee...............................................     22,327
      Nasdaq Listing Fees...........................................     95,000
      Legal Fees and Expenses.......................................    500,000
      Blue Sky Fees and Expenses....................................      5,000
      Accounting Fees and Expenses..................................    950,000
      Printing and Engraving........................................    250,000
      Transfer Agent and Register Fees and Expenses.................      3,000
      Miscellaneous.................................................    177,049
                                                                     ----------
          Total..................................................... $2,000,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

   The Company's Second Amended and Restated Certificate of Incorporation (the "Restated Certificate") provides that the Company shall indemnify to the fullest extent authorized by the Delaware General Corporation Law ("DGCL"), each person who is involved in any litigation or other proceeding because such person is or was a director or officer of the Company or is or was serving as an officer or director of another entity at the request of the Company, against all expense, loss or liability reasonably incurred or suffered in connection therewith. The Restated Certificate provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition; provided, however, that such advance payment will only be made upon delivery to the Company of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification.

   Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation if they acted in good faith and reasonably believed they were acting in the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be made only for expenses, actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

   Pursuant to Section 102(b)(7) of the DGCL, the Restated Certificate eliminates the liability of a director to the corporation or its stockholders for monetary damages for such breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the directors duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the DGCL, or (iv) from any transaction from which the director derived an improper personal benefit.

   The Company has obtained primary and excess insurance policies insuring the directors and officers of the Company against certain liabilities that they may incur in their capacity as directors and officers. Under such policies, the insurers, on behalf of the Company, may also pay amounts for which the Company has granted indemnification to the directors or officers.

   Additionally, reference is made to the Underwriting Agreement filed as
Exhibit 1.1 hereto, which provides for indemnification by the Underwriters of the Company, its directors and officers who sign the Registration Statement and persons who control the Company, under certain circumstances.

Item 15. Recent Sales of Unregistered Securities

   Since inception, the Company has sold and issued the following securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act"):

     1. In December 1995, the Company issued an aggregate of 5,000,000 shares of common stock and 200,000 shares of Series A redeemable convertible preferred stock to various individuals and entities affiliated with Welsh, Carson, Anderson & Stowe ("WCAS") for an aggregate purchase price of $20,000,000 and $20,000,000, respectively.

     2. In January 1997, the Company issued 5,416,500 shares of common stock and 175,000 shares of Series A redeemable convertible preferred stock to various individuals and entities affiliated with WCAS for an aggregate purchase price of $21,666,000 and $17,500,000, respectively.

     3. In September 1997 and December 1997, the Company issued an aggregate of 1,129,000 shares of our common stock to an affiliate of WCAS in lieu of making interest payments on our subordinated note in cash.

     4. In September 1997, the Company issued 937,500 shares of common stock and 75,000 shares of Series A redeemable convertible preferred stock to various individuals and entities affiliated with WCAS for an aggregate purchase price of $7,500,000 and $7,500,000, respectively.

     5. In July 1998, the Company issued 7,292 shares of common stock to DRF Equity Partnership (Rein & Co.) as payment for services rendered to the Company relating to the recruitment of potential candidates to serve as chief financial officer of the Company.

     6. In December 1997 the Company issued 625,000 shares of common stock to various individuals and entities affiliated with WCAS for an aggregate purchase price of $5,000,000.

     7. In May 1998, the Company issued 125,000 shares of common stock to various individuals and entities affiliated with WCAS for an aggregate purchase price of $1,000,000.

     8. In December 1998, the Company issued 375,002 shares of common stock to various individuals and entities affiliated with WCAS for an aggregate purchase price of $3,000,018.

     9. In January 1999 the Company issued 1,250,000 shares of common stock to various individuals and entities affiliated with WCAS for an aggregate purchase price of $10,000,000.

     10. In March 1999, the Company issued 375,000 shares of common stock to Welsh, Carson, Anderson & Stowe VII, L.P. for an aggregate purchase price of $3,000,000.

     11. In April 1999, the Company issued 625,001 shares of common stock to various individuals and entities affiliated with WCAS for an aggregate purchase price of $5,000,006.

     12. In August 1999, the Company issued 582,763 shares of common stock and 19,230 shares of Series A redeemable convertible preferred stock to various individuals and entities affiliated with WCAS for an aggregate purchase price of $3,077,000 and $1,9230,000, respectively.

     13. In October 1999, the Company issued 6,410,417 shares of common stock and 211,530 shares of Series A redeemable convertible preferred stock to various individuals and entities affiliated with WCAS for an aggregate purchase price of $33,847,000 and $21,153,000, respectively.

     14. In November 1999, in connection with the Company's purchase of Professional Training Services, Inc., it issued 4,295,796 shares of Series B redeemable convertible preferred stock to various investors in lieu of cash consideration equal to $21,478,980.

     15. In November 1999, the Company issued 3,642,282 shares of common stock and 120,188 shares of Series A redeemable convertible preferred stock to various individuals and entities affiliated with WCAS for an aggregate purchase price of $19,062,000 and $12,188,000, respectively.

     16. In March 2000, the Company issued 5,244,887 shares of common stock and 173,070 shares of Series A redeemable convertible preferred stock to various individuals and entities affiliated with WCAS for an aggregate purchase price of $27,693,000 and $17,307,000, respectively.

     17. During the period between January 1996 and December 2000, the Company granted either incentive stock options or non-qualified stock options to employees, officers, directors and other individuals eligible to participate in the Company's stock option plan covering an aggregate of 4,601,125 shares of the Company's common stock. Pursuant to these grants, the Company has issued 200,538 shares of common stock upon the exercise thereof.

   The sale and issuance of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedules

     Exhibit
     Number  Description
     ------- -----------
     1.1+    Form of Underwriting Agreement.

     3.1+ Amended and Restated Certificate of Incorporation of Registrant as amended.

     3.2+    Form of Registrants Second Amended and Restated Certificate of
             Incorporation to be effective upon the consummation of this offering.

     3.3+    Bylaws of Registrant.

     3.4+ Form of Registrants Amended and Restated Bylaws to be effective upon the consummation of this offering.

     4.1     Specimen certificate for shares of Common Stock.

     4.2+ Registration Rights Agreement, dated as of December 21, 1995, among Registrant and the investors named therein.

     4.3+    Rights Agreement, dated as of November 24, 1999, among Registrant,
             Global Knowledge Network, Inc. and the stockholders identified on
             Schedule I thereto.
     5.1 Opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol, with respect to the legality of securities being registered.

     10.1+  Global Knowledge, Inc. and its Subsidiaries Stock Option and Restricted Stock Purchase
            Plan, as amended.

     10.2+  Form of Stock Option Agreement pursuant to the Stock Option and Restricted Stock
            Purchase Plan.

     10.3*  2000 Employee Stock Purchase Plan.

     10.4+  Form of Indemnification Agreement.

     11.1   Schedule II-Valuation and Qualifying Accounts.

     21.1+  Subsidiaries of the Company.

     23.1   Consent of Arthur Andersen LLP, independent accountants.
     23.2   Consent of Arthur Andersen LLP, independent accountants.

     23.3   Consent of KPMG LLP, independent accountants.
     23.4   Consent of KPMG LLP, independent accountants.

     23.5   Consent of Reboul, MacMurray, Hewitt, Maynard & Kristol (see Exhibit 5.1).

     24.1+  Power of Attorney.

     27.1+  Financial Data Schedule.

     27.2+  Financial Data Schedule.

---------------------

+Previously filed.

*To be filed by amendment.

Item 17. Undertakings

   (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14-Indemnification of Directors and Officers above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (b) The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, on December 28, 2000.

                                          Global Knowledge, Inc.

                                          By:    /s/ Duncan M. Anderson
                                             ----------------------------------
                                                   Duncan M. Anderson
                                              President and Chief Executive
                                                         Officer

   Pursuant to the requirements of the Securities Act of 1933, the following persons in the following capacities signed this Registration Statement on the dates indicated.

             Signatures                          Title                    Date
             ----------                          -----                    ----


       /s/ Duncan M. Anderson        President and Chief           December 28, 2000
____________________________________ Executive Officer, Director
         Duncan M. Anderson          (Principal executive
                                     officer)

                 *                   Executive Vice President and  December 28, 2000
____________________________________ Chief Financial Officer,
           Bruce J. Ryan             Director (Principal
                                     financial and accounting
                                     officer)

                 *                   Director                      December 28, 2000
____________________________________
          Anthony L. Craig

                 *                   Director                      December 28, 2000
____________________________________
         Thomas E. McInerney

                 *                   Director                      December 28, 2000
____________________________________
         Robert A. Minicucci

                 *                   Director                      December 28, 2000
____________________________________
        William J. Montgoris

                 *                   Director                      December 28, 2000
____________________________________
            Sanjay Swani

    * /s/ Duncan M. Anderson         Director                      December 28, 2000
____________________________________
          Duncan M. Anderson
        individually and as
         Attorney-in-Fact

                                 EXHIBIT INDEX

     Exhibit
     Number  Description
     ------- -----------
     1.1+    Form of Underwriting Agreement.

     3.1+ Amended and Restated Certificate of Incorporation of Registrant as amended.

     3.2+    Form of Registrants Second Amended and Restated Certificate of
             Incorporation to be effective upon the consummation of this offering.

     3.3+    Bylaws of Registrant.

     3.4+ Form of Registrants Amended and Restated Bylaws to be effective upon the consummation of this offering.

     4.1     Specimen certificate for shares of Common Stock.

     4.2+ Registration Rights Agreement, dated as of December 21, 1995, among Registrant and the investors named therein.

     4.3+    Rights Agreement, dated as of November 24, 1999, among Registrant,
             Global Knowledge Network, Inc. and the stockholders identified on
             Schedule I thereto.

     5.1 Opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol, with respect to the legality of securities being registered.

     10.1+   Global Knowledge, Inc. and its Subsidiaries Stock Option and
             Restricted Stock Purchase Plan, as amended.

     10.2+   Form of Stock Option Agreement pursuant to the Stock Option and
             Restricted Stock Purchase Plan.

     10.3*   2000 Employee Stock Purchase Plan.

     10.4+   Form of Indemnification Agreement.

     11.1    Schedule II-Valuation and Qualifying Accounts.

     21.1+   Subsidiaries of the Company.

     23.1    Consent of Arthur Andersen LLP, independent accountants.
     23.2    Consent of Arthur Andersen LLP, independent accountants.

     23.3    Consent of KPMG LLP, independent accountants.
     23.4    Consent of KPMG LLP, independent accountants.

     23.5    Consent of Reboul, MacMurray, Hewitt, Maynard & Kristol (see
             Exhibit 5.1).

     24.1+   Power of Attorney.

     27.1+   Financial Data Schedule.

     27.2+   Financial Data Schedule.

---------------------

+Previously filed.

*To be filed by amendment.